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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on October 20, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jianpu Technology Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

21/F Internet Finance Center
Danling Street, Beijing
People's Republic of China
+86-10-8302-3688
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central, Hong Kong +852 3740-4700	Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central, Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Class A ordinary shares, par value $0.0001 per share(2)(3)	$200,000,000	$24,900

(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)
Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes Class A ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-            ). Each American depositary share represents            Class A ordinary shares.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. We [and the selling shareholders] may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and we [and the selling shareholders] are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated                    , 2017.

                American Depositary Shares

Jianpu Technology Inc.

Representing                        Class A Ordinary Shares

         This is an initial public offering of shares of American depositary shares, or ADSs, each representing                    Class A ordinary shares of Jianpu Technology Inc.

         We are offering                    ADSs to be sold in this offering. [The selling shareholders identified in this prospectus are selling an additional                         ADSs.] Each ADS represents                    Class A ordinary shares, US$0.0001 par value per share. [We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.] We anticipate the initial public offering price per ADS will be between US$            and US$            .

         Prior to this offering, there has been no public market for the ADSs or our shares. We will apply to list the ADSs on the [New York Stock Exchange, or the NYSE/the Nasdaq Global Select Market], under the symbol "            ."

         We are an "emerging growth company" under applicable United States federal securities laws and are eligible for reduced public company reporting requirements. Following the completion of this offering and assuming that RONG360 Inc. remains our parent company, we will be a "controlled company" as defined under the [NYSE Listed Company Manuals/NASDAQ Stock Market Rules] because RONG360 Inc. will hold        % of our then outstanding ordinary shares, assuming that the underwriters do not exercise their over-allotment option, or        % of our then outstanding ordinary shares if the underwriters do exercise their over-allotment option in full.

         Immediately prior to the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. RONG360 Inc. will beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately        % of our total issued and outstanding share capital immediately after the completion of this offering and        % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

         See "Risk Factors" on page [13] to read about factors you should consider before buying the ADSs.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	US$	US$

Underwriting discounts and commissions	US$	US$

Proceeds, before expenses, to us	US$	US$
[Proceeds, before expenses, to the selling shareholder	US$	US$ ]

         To the extent that the underwriters sell more than                    ADSs in this offering, the underwriters have a 30-day option to purchase up to an aggregate of                     additional ADSs from us [and up to an additional                        ADSs from the selling shareholders] at the initial public offering price less the underwriting discounts and commissions.

         The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on                    , 2017.

Goldman Sachs (Asia) L.L.C.	Morgan Stanley	J.P. Morgan

China Renaissance

Prospectus dated                        , 2017

简普科技 | JIANPU.AI

To Become Everyone's Financial Partner

Open
User Oriented
Commitment to Excellence
Passionate
Trust & Trustworthy
Data & Fact Based Decisioning

The Leading Independent Open Platform for Discovery and Recommendation of Financial Products in China[1]
简普科技 | JIANPU.AI
Financial Search
Recommendation Engine
Marketing & Risk Decision
Big Data and AI
Cloud-Based Integrated Solutions
63 Million+
Average MAU[2][3]
2,000+
Financial Service Providers[3]
100K+
Financial Products[3]
Nationwide Coverage
350+
Cities in China

LOAN APPLICATIONS
('000)
465% CAGR
2,097
3,254
4,733
6,725
10,007
19,132
28,198
Q1'16
Q3'17

CREDIT CARD VOLUME
('000)
183% CAGR
223
310
358
354
302
586
1,062
Q1'16
Q3'17

1. By number of loan and credit card applications over the period from 2012-2016, according to iResearch
2. Refers to users who accessed the platform at least once through mobile application, mobile site or website during a specified month
3. In the first 6 months of 2017

        You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We [and the selling shareholders] are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

        We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any related free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any related free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus or any related free writing prospectus outside the United States.

        Until            , 2017 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

 PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs.

Our Business

        Our mission is to become everyone's financial partner, empowering users and enabling financial service providers to better serve them.

        We are the leading independent open platform for discovery and recommendation of financial products in China, whether measured by the number of loan applications or by the number of credit card applications over the period from 2012 to 2016, according to a report that we commissioned from iResearch, which we refer to as the iResearch Report. By leveraging our deep data insights and proprietary technology, we provide users with personalized search results and recommendations that are tailored to each user's particular financial needs and credit profile. We also enable financial service providers with sales and marketing solutions to reach and serve their target customers more effectively through online and mobile channels and enhance their competitiveness by providing them with tailored data, risk management and end-to-end solutions. We are committed to maintaining an independent open platform, which allows us to serve the needs of users and financial service providers impartially.

        We have created an ecosystem that has transformed the way users discover financial products, providing them with more choices, better terms and greater convenience. China's retail financial services market is highly fragmented, with a variety of national and regional financial institutions and emerging technology-enabled financial service providers. Our open platform, which we operate under the "Rong360" brand, has reached over 56 million registered users. In the first half of 2017, over 2,000 financial service providers nationwide offered more than 100,000 financial products on our platform, including consumer and other loans, credit cards and wealth management products. We collaborate with a wide variety of third-party data partners, including third-party credit information providers, payment companies and e-commerce platforms. Our thriving ecosystem of users, financial service providers and third-party data and technology partners strengthens our leadership position as a destination for financial product discovery and recommendation.

        As an open platform, we have extensive access to data from users, financial service providers and a wide variety of third-party data partners. Our data analytics and proprietary technology enable us to analyze our massive volume of data and offer valuable services to both users and financial service providers. These capabilities drive product recommendations and credit analysis for users and support credit underwriting, fraud detection and fraud prevention for financial service providers. In particular, we offer big data risk management solutions to financial service providers, which help them improve their customer acquisition, application approval, fraud detection and prevention and other credit underwriting processes. Our proprietary technology enables us to match users with the appropriate financial products and to help financial service providers better target and serve users. We have been continually improving our advanced matching capability by leveraging big data, artificial intelligence and other technologies.

        Our users have convenient access to a wide variety of financial products on our platform, including consumer and other loans, credit cards, and wealth management products. We are able to identify and recommend the most suitable products for each user's specific financial circumstances from a wide selection of products with different credit policies and geographic coverage offered by financial service providers. Users can easily compare the terms and conditions of products from different financial service providers on our platform. With Gold Cloud, our integrated solution, we offer a seamless user experience throughout the entire discovery, application approval and loan servicing process, and a significant and increasing number of applications are completed without leaving our platform. In addition to discovering financial products, users can employ the credit management tools on our platform to better understand their credit needs and manage their creditworthiness. Because consumers in China lack understanding of the increasingly complicated financial products that are available on the market, we enable them to access a wide range of information and content on our platform, including short videos, audio, online articles and offline booklets and handouts. Our content educates and provides valuable information to users to make more informed financial decisions, serves as a reference point for financial service providers and is widely reported by the media and other institutions. Our average MAU increased substantially from 34.8 million in 2016 to 63.6 million in the first half of 2017.

        A large and diverse group of financial service providers including traditional financial institutions and emerging technology-enabled financial service providers offers a wide variety of financial products nationwide across a broad credit spectrum on our platform. We have invested five years in building our stable and strong network from the ground up as most traditional financial institutions in China only operate within specific geographic areas or conduct their business on a city-by-city basis, with localized business strategies and credit policies. Additional financial service providers are proactively reaching out to us to join our network. We provide sales and marketing solutions to financial service providers to help them acquire customers through online and mobile channels, and enable them with data, risk management and end-to-end solutions. Traditional financial institutions that face challenges understanding and interacting with mobile savvy customers often adopt our sales and marketing solutions when they first join our platform, and over time more and more of them have been adopting our big data risk management solutions as well. Emerging technology-enabled financial service providers often adopt our end-to-end solutions from the outset to enhance their own sales and marketing, credit and risk functions.

        We primarily generate our revenue from fees that we charge financial service providers for recommendation services for loan products on a cost-per-action basis, where the action is generally determined by a user's completion of a loan application, and for credit card products on a cost-per-success basis, where the success is most often defined as the issuance of a credit card and in other cases by the completion of an application or the first usage of a credit card, depending on the credit card issuer's policy. To a lesser extent, we provide display and performance-based advertising and marketing services primarily to financial service providers of credit cards and wealth management products. We also offer financial service providers big data risk management solutions, which we introduced in the second quarter of 2015.

        We have experienced substantial growth since the commencement of our operations, and our management team has a strong track record of executing our strategies. We introduced loan recommendation services in the first quarter of 2012, credit card recommendation services in the third quarter of 2013 and wealth management information services in the second quarter of 2014. We introduced our big data risk management solutions in the second quarter of 2015 and our Gold Cloud system in the first quarter of 2016. Our revenues increased by 112% from RMB 168.4 million in 2015 to RMB 356.4 million (US$52.6 million) in 2016, while our net loss decreased by 7.2% from RMB 196.2 million to RMB 182.1 million (US$26.9 million) over the same period. Our revenues increased by 170% from RMB 145.9 million in the first half of 2016 to RMB 393.4 million (US$58.0 million) in the first half of 2017, while our net loss decreased by 53.2% from RMB 104.6 million to RMB 49.0 million (US$7.2 million) over the same period.

Our Industry

        China's rapid economic growth has been accompanied by the emergence of a growing middle class population driving strong domestic consumption. The retail consumer finance market in China is underdeveloped due to a lack of credit infrastructure and a lack of sufficient, operational efficiencies and risk management and technological capabilities of financial service providers.

        Consumers in China have a relatively low level of consumer debt as compared to those in more developed countries, though this is changing. The key drivers for growth include changes in consumer attitudes due to China's economic transformation, increasing focus by financial service providers on historically underserved mass market, shift of consumer demand from offline to online, proliferation of new financial service providers, favorable regulatory environment such as interest rate liberalization, and technological advancements such as artificial intelligence and big data. There are also other strong underlying drivers supporting growth across consumer loans, small and medium enterprise, or SME, loans, mortgage loans, auto loans and wealth management products.

        China's internet population has grown rapidly and Chinese consumers have been quick to adopt internet and mobile technology in the financial services sector. Financial products are increasingly distributed through online platforms in China. The underdeveloped nature of the retail financial markets in China results in opportunities for online platforms to develop innovative business models to address unmet consumer demand, skipping the evolutionary stages in financial services as historically observed in more developed markets. The transaction in the online lending market grew from RMB 0.7 trillion (US$103.3 billion) in 2012 to RMB 6.2 trillion (US$914.5 billion) in 2016 representing a CAGR of 73.5%, and is expected to grow from RMB 10.7 trillion (US$1,578.3 billion) in 2017 to RMB 40.4 trillion (US$5,959.3 billion) in 2020 representing a CAGR of 55.9%, according to the iResearch Report.

        Online platforms for financial products help increase access, provide choice, improve quality, accelerate the speed of decision making, enhance security and lower costs in a transparent manner. There is significant opportunity to deliver simple and inclusive financial services to the under-served population in China by leveraging big data and technology. In particular, there are market opportunities across the value chain connecting users and financial service providers including online sales and marketing, data and risk solutions, IT solutions and loan servicing. This market opportunity grew from RMB 77.6 billion (US$11.4 billion) in 2012 to RMB 294.0 billion (US$43.4 billion) in 2016 representing a CAGR of 39.5%, and is expected to grow from RMB 452.2 billion (US$66.7 billion) in 2017 to RMB 1,669.7 billion (US$246.3 billion) in 2020 representing a CAGR of 54.6%, according to the iResearch Report.

        Independent open platforms that can provide integrated solutions have the added benefits of impartiality, improved user experience, wide ranging and differentiated product offerings, broader and deeper network of financial service providers, data advantage and an asset-light business model.

Our Strengths

        We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

  •
  leading open platform for discovery and recommendation;

  •
  advanced matching and recommendation capabilities through deep data insights and proprietary technologies;

  •
  superior user experience;

  •
  extensive and diversified network of financial service providers;

  •
  comprehensive and tailored solutions for financial service providers;

  •
  rich and professional content; and

  •
  visionary and experienced management team.

Our Strategies

        We intend to achieve our goals by pursuing the following strategies:

  •
  enhance data insights and invest in technology;

  •
  expand our user base;

  •
  increase user activity on our platform;

  •
  deepen cooperation and further develop solutions for financial service providers;

  •
  expand product categories and geographic reach; and

  •
  selectively pursue strategic acquisitions and investments.

Our Challenges

        Our ability to realize our mission and execute our strategies is subject to risks and uncertainties, including those relating to our ability to:

  •
  attain profitability;

  •
  generate and acquire user traffic and convert the traffic into our user base;

  •
  maintain relationships with financial service providers and develop new ones;

  •
  match and recommend financial products effectively;

  •
  respond to changes in user preferences for financial products and provide a satisfactory user experience on our platform;

  •
  ensure the authenticity of financial products and the accuracy of financial information on our platform;

  •
  develop and innovate our platform and products;

  •
  compete effectively; and

  •
  adapt to regulatory changes.

        Please see "Risk Factors" and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Corporate History and Structure

        We commenced our operations in 2011, and have operated our business through subsidiaries and variable interest entity of RONG360 Inc. We refer to RONG360 Inc., its subsidiaries and its variable interest entity, but excluding Jianpu Technology Inc., its subsidiaries and its variable interest entity in this prospectus as the existing group. RONG360 Inc. has completed four rounds of equity financing since its inception. We are currently undertaking a corporate restructuring in order to strengthen our positioning as an independent open platform. We refer to this corporate restructuring in this prospectus as the Restructuring. For more details, see "Corporate History and Structure—Restructuring."

        As part of the Restructuring, Jianpu Technology Inc. has become our holding company in the Cayman Islands, and it is 100% held by RONG360 Inc. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place. For as long as RONG360 Inc. remains our parent company following the completion of this offering, we will be a "controlled company" as defined under the [NYSE Listed Company Manuals/NASDAQ Stock Market

Rules] because RONG360 Inc. will hold        % of our then outstanding ordinary shares, assuming that the underwriters do not exercise their over-allotment option, or         % of our then outstanding ordinary shares if the underwriters do exercise their over-allotment option in full. We have entered into a transitional services agreement with RONG360 Inc. with respect to various ongoing relationships between us and the RONG360 group. See "Related Party Transactions—Agreement with RONG360 Inc."

        A wholly owned subsidiary of Jianpu Technology Inc., Jianpu (Hong Kong) Limited, is our intermediary holding company in Hong Kong. Jianpu (Hong Kong) Limited has a wholly owned subsidiary in China, Beijing Rongqiniu Information Technology Co., Ltd., or RQN. We rely on contractual arrangements with Beijing Rongdiandian Information Technology Co., Ltd., or RDD, to conduct a significant part of our operations in China. RDD is 40% owned by Ms. Dawei Huang, who is the wife of our CEO, Mr. Daqing (David) Ye, 40% owned by Mr. Jiayan Lu, who is our chief operating officer, and 20% owned by Mr. Caofeng Liu, who is our chief technology officer. We have obtained control over and become the primary beneficiary of RDD by entering into a series of contractual arrangements through RQN with RDD and the shareholders of RDD.

        The following diagram illustrates the principal entities in our corporate structure as of the date of this prospectus:

Implications of Being an Emerging Growth Company

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

        Our principal executive offices are located at 21/F Internet Finance Center, Danling Street, Beijing, People's Republic of China. Our telephone number at this address is +86-10-8302-3688. Our registered office in the Cayman Islands is located at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is            .

        Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.rong360.com. The information contained on our website is not a part of this prospectus.

Conventions Which Apply to this Prospectus

        Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to                     additional ADSs representing                    Class A ordinary shares from us.

        Except where the context otherwise requires and for purposes of this prospectus only:

  •
  "we," "us," "our company" and "our" refer, prior to the completion of the Restructuring, to the platform business of the RONG360 group and, after the completion of the Restructuring, to Jianpu Technology Inc., a Cayman Islands exempted company and its subsidiaries and, in the context of describing our operations and consolidated financial information, also include its consolidated variable interest entity;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong, and Macau;

  •
  "Class A ordinary shares" refers to our Class A ordinary shares, par value US$0.0001 per share;

  •
  "Class B ordinary shares" refers to our Class B ordinary shares, par value US$0.0001 per share;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value US$0.0001 per share, and upon and after the completion of this offering, are to our Class A and Class B ordinary shares, par value US$0.0001 per share;

  •
  "ADSs" refers to our American depositary shares, each of which represents                    Class A ordinary shares;

  •
  "average MAU" refers to the average number of monthly active users during a specified period; monthly active users comprise users who accessed our platform at least once through any of our mobile application, mobile site or website during a specified month, whether or not they have registered on our platform;

  •
  a "registered user" refers to a visitor whom we can identify through his or her mobile phone number or other identification information, either provided by the user when he or she registers with our platform or obtained through other means authorized by the user;

  •
  the "RONG360 group" means RONG360 Inc., a Cayman Islands exempted company, its subsidiaries and its consolidated variable interest entity, but exclude Jianpu Technology Inc., its subsidiaries and its consolidated variable interest entity;

  •
  the "platform business" refers to the operation of our open platform for the discovery and recommendation of financial products, including recommendation services and advertising, marketing services and other services; and

  •
  the "Restructuring" refers to the establishment of Jianpu Technology Inc., its subsidiaries and its consolidated variable interest entity and the transfer of the platform business from the RONG360 group to the subsidiaries and consolidated variable interest entity of Jianpu Technology Inc.

        For financial service providers, we generally consider each separate legal entity as one provider. For example, nationwide banks operate with multiple legal entities at provincial and local levels, and each entity has autonomy over product features and credit policies. Accordingly, we treat each legal entity as one financial provider.

        We apply the following principles in counting the number of financial products offered through our platform:

  •
  loan products issued by the same financial service provider under the same credit policy within the same geographic area are generally considered one product;

  •
  credit card products issued by the same issuer under the same card policy are generally considered one product; and

  •
  wealth management products with the same issuer, expected rate of return, product features and investor tier are generally considered one product.

        Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB 6.7793 to US$1.00, the noon buying rate on June 30, 2017 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On                    , 2017, the rate was RMB                    to US$1.00.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs
[ADS offered by the selling shareholders	ADSs]
ADS to ordinary share ratio	Each ADS represents Class A ordinary shares, US$0.0001 par value per share.
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering	ordinary shares, comprised of Class A ordinary shares and Class B ordinary shares (or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full, comprised of Class A ordinary shares and Class B ordinary shares), excluding ordinary shares issuable upon the exercise of options outstanding under our share incentive plan as of the date of this prospectus.
The ADSs	Each ADS represents Class A ordinary shares.
The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.
We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.
To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Ordinary Shares	Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to ten votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.
Upon any sale, transfer, assignment or disposition of any Class B ordinary share by RONG360 Inc. to any person who is not a founder or a founder affiliate (as such terms defined in our post-offering amended and restated articles of association), or the change of ultimate beneficial ownership of any Class B ordinary shares from RONG360 Inc. to any person who is not a founder or a founder affiliate, such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a founder to any person who is not a founder affiliate of such founder, or upon a change of ultimate beneficial ownership of any Class B ordinary share from a founder to any person who is not a founder affiliate of such founder, such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share.
In addition, If shares beneficially owned by the founders collectively account for less than five percent (5%) of the issued shares in the capital of the Company, then each Class B ordinary share shall automatically be re-designated into one Class A ordinary share, and no Class B ordinary shares shall be issued by the Company thereafter. When a founder ceases to be a director or an executive officer of the Company, each Class B ordinary share beneficially owned by such founder shall automatically be re-designated into one Class A ordinary share.
For a description of Class A ordinary shares and Class B ordinary shares, see "Description of Share Capital."
Option to purchase additional ADSs	We [and the selling shareholders] have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs at the initial public offering price, less underwriting discounts and commissions.

Use of proceeds	We estimate that we will receive net proceeds of approximately US$ million from this offering, or approximately US$ million if the underwriters exercise their option to purchase additional ADSs in full, assuming an initial public offering price of US$ per ADS, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us.
We anticipate using the net proceeds of this offering to enhance our research and development capabilities, to invest in technology, and to invest in branding, as well as for working capital and other general corporate purposes. See "Use of Proceeds" for more information.
[We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.]
Lock-up	We, our directors and executive officers, our current shareholders [and certain of our option holders] have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. In addition, we will not authorize or permit , as depositary, to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we expressly consent to such deposit or issuance and we have agreed not to provide such consent without the prior written consent of the representatives on behalf of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares. See "Shares Eligible for Future Sale" and "Underwriting."
Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of the risks relating to investing in our ADSs. You should carefully consider these risks before deciding to invest in our ADSs.
[Directed ADS Program]	[At our request, the underwriters have reserved up to % of the ADSs being offered by this prospectus (assuming exercise in full by the underwriters of their option to purchase additional ADSs) for sale at the initial public offering price to our directors, executive officers, employees, business associates and members of their families. The directed ADS program will be administered by . We do not know if these individuals will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs that are available to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus. Certain participants may be subject to the lock-up agreements as described in "Underwriting—[Directed ADS Program]" elsewhere in this prospectus.]

Listing	We will apply to list our ADSs on the [NYSE/Nasdaq Global Select Market]. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.
Proposed Trading Symbol
Payment and settlement	The underwriters expect to deliver the ADSs against payment on , 2017, through the facilities of the Depositary Trust Company, or DTC.
Depositary

        Jianpu Technology Inc. is 100% owned by RONG360 Inc. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place.

        The number of ordinary shares that will be outstanding immediately after this offering is based upon 345,541,350 ordinary shares outstanding on an as-converted basis as of the date of this prospectus, excluding:

  •
              ordinary shares issuable upon the exercise of outstanding options; and

  •
              ordinary shares reserved for future issuance under our share incentive plan.

        Except as otherwise indicated, all information in this prospectus assumes:

  •
  the completion of the Restructuring; and

  •
  no exercise of the underwriters' option to purchase additional ADSs.

Summary Consolidated Financial Data

        The following summary consolidated statements of comprehensive loss for the years ended December 31, 2015 and 2016 and summary consolidated balance sheet as of December 31, 2015 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of comprehensive loss for the six months ended June 30, 2016 and 2017 and summary consolidated balance sheet as of June 30, 2017 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Statement of Comprehensive Loss:
Revenues:
Recommendation services:
Loans (including revenues from related party of RMB nil for the year ended December 31, 2015, RMB19.9 million (US$2.9 million) for the year ended December 31, 2016, RMB1.5 million for the six months ended June 30, 2016 and RMB63.4 million (US$9.4 million) for the six months ended June 30, 2017.)	116,738	238,846	35,232	92,328	313,508	46,245
Credit cards	38,406	64,911	9,575	29,152	48,553	7,162

Total recommendation services	155,144	303,757	44,807	121,480	362,061	53,407
Advertising, marketing and other services	13,229	52,630	7,763	24,427	31,327	4,621

Total revenues	168,373	356,387	52,570	145,907	393,388	58,028
Cost of revenues	(34,423)	(66,683)	(9,836)	(34,788)	(40,787)	(6,016)

Gross profit	133,950	289,704	42,734	111,119	352,601	52,012
Operating expenses:
Sales and marketing	(262,359)	(382,915)	(56,483)	(174,719)	(340,034)	(50,158)
Research and development	(45,358)	(72,832)	(10,743)	(33,259)	(44,802)	(6,609)
General and administrative	(22,419)	(16,273)	(2,400)	(7,885)	(11,652)	(1,719)

Loss from operations	(196,186)	(182,316)	(26,892)	(104,744)	(43,887)	(6,474)
Others, net	12	191	28	109	(59)	(9)

Loss before income tax	(196,174)	(182,125)	(26,864)	(104,635)	(43,946)	(6,483)
Income tax expense	—	—	—	—	(5,097)	(752)

Net loss	(196,174)	(182,125)	(26,864)	(104,635)	(49,043)	(7,235)

Other comprehensive (loss)/income, net	—	—	—	—	—	—

Total comprehensive loss	(196,174)	(182,185)	(26,864)	(104,635)	(49,043)	(7,235)

        As of December 31, 2016, Jianpu Technology Inc. did not yet exist, and our business was operated by the RONG360 group. Therefore, the presentation of loss per share is not applicable for any of the historical periods.

	As of December 31,			As of June 30,
	2015	2016		2017
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet:
Accounts receivable, net	41,698	57,536	8,487	99,336	14,653
Amount due from related parties	—	21,128	3,117	88,301	13,025
Prepayments and other current assets	20,448	50,415	7,436	73,874	10,897

Total current assets	62,146	129,079	19,040	261,511	38,575
Total assets	70,111	134,483	19,837	273,720	40,376

Accounts payable	47,534	32,433	4,784	90,917	13,411
Total current liabilities	83,677	81,876	12,077	164,246	24,228
Total liabilities	83,677	81,876	12,077	164,246	24,228

Total invested (deficit)/equity	(13,566)	52,607	7,760	109,474	16,148

        Our business has operated within the RONG360 group's corporate cash management program for all periods presented. The RONG360 group will also provide RMB             million of initial working capital to us, either in the form of a loan or a capital contribution.

RISK FACTORS

        An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We have incurred significant losses and we may continue to experience losses in the future.

        We have incurred significant losses in the past. In 2015, 2016 and the first half of 2017, we had net loss of RMB 196.2 million, RMB 182.1 million (US$26.9 million) and RMB 49.0 million (US$7.2 million), respectively. We also had loss from operations at similar levels during those periods. In addition, we had cash used in operations of RMB 158.9 million, RMB 239.1 million (US$35.3 million) and RMB 101.6 million (US$15.0 million) in 2015, 2016 and the first half of 2017, respectively. We cannot assure you that we will be able to generate net profits or positive cash flow from operating activities in the future. Our ability to achieve profitability depends in large part on our ability to manage our sales and marketing expenses, which accounted for 156%, 107% and 86% of our total revenues in 2015, 2016 and the first half of 2017, respectively. We intend to manage and further reduce our sales and marketing expenses as a proportion of our total revenues, but there can be no assurance that we will achieve this goal, and we may continue to experience losses in the future.

Our limited operating history in the rapidly evolving online and mobile consumer finance market in China makes it difficult to evaluate our future prospects.

        We have a limited operating history, which makes it difficult to evaluate our future prospects and ability to make profit. We launched our online platform in 2012, and introduced big data risk management solutions in 2015 and Gold Cloud in 2016. We operate in China's online and mobile consumer finance market, which is rapidly evolving and may not develop as we anticipate. There are few established players in this new market and they have relatively short track records, and business models continue to evolve. The regulatory framework governing the industry is also still evolving and will remain uncertain for the foreseeable future. Other participants in the industry, including users and financial service providers, may have difficulty distinguishing our platform, services and solutions from those of our competitors. As the industry and our business develop, we may modify our business model or change our platform, services and solutions. These changes may not achieve expected results and may have a material and adverse impact on our financial condition and results of operations.

        You should consider our business and future prospectus in light of the risks and challenges we may encounter in this rapidly evolving industry, including, among other things, our ability to:

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  expand our user base and increase user activities on our platform;

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  provide diversified and distinguishable services and solutions to financial service providers;

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  enhance our data analytical and risk management capabilities;

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  improve our operational efficiency;

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  maintain a reliable, secure, high-performance and scalable technology infrastructure;

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  attract, retain and motivate talented employees;

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  anticipate and adapt to changing market conditions, including technological developments and changes in the competitive landscape; and

  •
  navigate an evolving and complex regulatory environment.

        If we fail to address any or all of these risks and challenges, our business and financial condition may be materially and adversely affected.

We face challenges with generating and acquiring user traffic to our platform and converting the traffic into our user base.

        The majority of user traffic to our platform is generated from third-party channels, rather than from direct access to our mobile apps or website. Our top five traffic acquisition channels accounted for over a third of our user traffic in 2016 and in the first six months of 2017. We may not be able to promote awareness of our brand and achieve widespread acceptance of our business model to increase direct access to our platform. We have incurred significant expenses on and devoted considerable resources to branding and marketing activities and user traffic acquisition, and we may continue to do so in the future. Our ability to convert user traffic to user base and retain that user base depend on users' satisfaction with the quantity and quality of financial products offered by financial service providers and trust in the content on our platform. If we fail to meet these challenges, our business, financial performance and prospects will be materially and adversely affected.

Failure to maintain relationships with financial service providers or develop new ones may materially and adversely affect our business and results of operations.

        Our relationship with financial service providers is crucial to our success. We generate substantially all of our revenues from services and solutions provided to financial service providers. Certain financial service providers have accounted for a significant portion of our revenues in the past. Our largest financial service provider, a third-party technology-enabled online lending platform, accounted for 19% of our total revenues in each of 2015 and 2016 and 13% in the first half of 2017. We work with this financial service provider at arm's-length and negotiate a cooperation agreement with it on an annual basis based on our business needs and market conditions. While we continually seek to diversify our financial service providers, there can be no assurance that the concentration will further decrease. Our ability to attract users to our platform and maintain and grow our user base depends on the quantity and quality of financial products offered by financial service providers on our platform. We also provide big data risk management solutions and integrated solutions to financial service providers, as well as cooperate with them to provide content on our platform and obtain data for our data analytical models. Our arrangements with our financial service providers are typically not exclusive, and they may have similar arrangements with our competitors. If financial service providers are dissatisfied with our services and solutions, they may terminate their relationships with us and switch to our competitors. Moreover, we have seen financial service providers increasingly rely on their own online and technology capabilities to serve online and mobile users in recent years. There can be no assurance that we can maintain relationships with our existing financial service providers on commercially desirable terms. We may also fail to develop new relationship with additional financial service providers. As a result, our business, financial performance and prospects will be materially and adversely affected.

Our match and recommendation of financial products to users may not be effective, which will result in dissatisfaction from both users and financial service providers.

        We may not be able to match users with suitable financial products due to various reasons. Our search and recommendation engine may fail to function properly. The data provided to us by our users, financial service providers and third party data partners may not be accurate or up to date. If users are recommended financial products but cannot ultimately obtain approval from financial service providers, they may consider our platform to be ineffective at matching. At the same, financial service providers may be dissatisfied with us for not effectively helping them acquire users. After a user gets a financial product, the user may become dissatisfied with the terms and conditions of the financial product or the services provided by the financial service provider, or the financial service provider may have difficulty collecting repayments from the user. Both the user and financial service provider may associate their dissatisfaction and subsequent difficulties with our platform as the transaction was initiated on our platform. Users may consequently be reluctant to continue to use our platform and financial service providers may be hesitant to continue to partner with us. As a result, our business, reputation, financial performance and prospects will be materially and adversely affected.

If we are not able to respond to changes in user preferences for financial products and provide a satisfactory user experience on our platform, we will not be able to maintain and expand our user base or effectively convert our users into customers of our financial service providers.

        We believe that our user base is the cornerstone of our business. Our ability to maintain and expand our user base depends on a number of factors, including our ability to match and recommend suitable financial products for our users, the effectiveness of our curation process, and our ability to provide relevant and timely content to meet changing user needs. If we are unable to respond to changes in user preference and deliver satisfactory and distinguishable user experience, borrowers and prospective borrowers may switch to competing platforms or obtain financial products directly from their providers. As a result, user access to and user activity on our platform will decline, our services and solutions will be less attractive to financial service providers and our business, financial performance and prospects will be materially and adversely affected.

We may not be able to ensure the accuracy of product information and the authenticity of financial products on our platform.

        The acceptance and popularity of our platform is premised on the reliability of the financial products and information on our platform. We rely on our financial service providers for the authenticity of their financial products and the comprehensiveness, accuracy and timeliness of the related financial information. While the products and information from our financial service providers have been generally reliable, there can be no assurance that the reliability can be maintained in the future. If our financial service providers or their agents provide inauthentic financial products or incomplete, misleading, inaccurate or fraudulent information, we may lose the trust of existing and prospective users. In addition, if our users purchase wealth management products that they discover on our platform and they suffer losses, they may blame us and attempt to hold us responsible for their losses. Our reputation could be harmed and we could experience reduced user traffic to our platform, which would adversely affect our business and financial performance.

We may fail to develop and innovate our platform and products.

        The attractiveness of our online platform to users and our technology-based services and solutions to financial service providers depend on our ability to innovate. To remain competitive, we must continue to develop and expand our product and service offerings and content. We must also continue to enhance and improve our data analytical capabilities, platform interface and technology infrastructure. These efforts may require us to develop internally, or to license, increasingly complex technologies. In addition, new content, services, solutions and technologies developed and introduced by competitors could render our content, services and solutions obsolete if we are unable to update or modify our own technology. Developing and integrating new content, services, solutions and technologies into our existing platform and infrastructure could be expensive and time-consuming. Furthermore, any new features and functions may not achieve market acceptance. We may not succeed in incorporating new technologies, or may incur substantial expenses in order to do so. If we fail to develop, introduce, acquire or incorporate new features, functions or technologies effectively and on a timely basis, our business, financial performance and prospects could be materially and adversely affected.

We may fail to compete effectively.

        The retail financial market in China is rapidly evolving and highly competitive. New competitors may emerge at any time. We may fail to compete for users and/or financial service providers against any of our existing or potential competitors. We compete as an open platform against other companies that also seek to position themselves as open platforms serving both borrowers and financial service providers. We also compete with online platforms for financial products that are affiliated with major internet companies, including search engine, social media, e-commerce and online payment companies. Some of these internet companies also offer their financial products on our platform, so they both compete and cooperate with us. In addition, we compete with financial service providers to the extent that they offer or list financial products on their own platform, although some of these financial service providers may also offer or list financial products on our platform as well. Such financial service providers may stop utilizing our platform in order to enhance the competitiveness of their own platforms. Existing or potential competitors may have substantially greater brand recognition and possess more financial, marketing and research resources than we do. Our competitors may introduce platforms with more attractive products, content and features, or services or solutions with competitive pricing or enhanced performance that we cannot match. In addition, some of our competitors may have more resources to develop or acquire new technologies and react quicker to changing requirements of users and/or financial service providers. If we fail to compete effectively, our business, financial performance and prospects will be materially and adversely affected.

We have limited control over the product and service quality of our financial service providers.

        As users access financial products through our platform, they may have the impression that we are at least partially responsible for the quality of these products, especially in the case of loans that are offered through our Gold Cloud system, where the user continues to interact with our platform throughout the discovery, application, approval and loan servicing process. Although we have established standards to screen financial service providers before listing their products on our platform, and to a certain extent rank the financial products based on past user experience when we make recommendations to users, we have limited control over the quality of the financial products and the services provided by financial service providers. In the event that a user is dissatisfied with a financial product or the service of a financial service provider, we do not have any means to directly make improvements in response to user complaints. Due to the large number of financial products listed on our platform and the extensiveness of our financial service provider network, it is extremely difficult for us to monitor and ensure the product and service quality of financial service providers on our platform at any given time. If users become dissatisfied with the financial products available on our platform or the services of our financial service providers, our business, reputation, financial performance and prospects could be materially and adversely affected.

Our business may be affected by the condition and competitive landscape of China's credit markets.

        Changes in the condition of China's credit markets generally impact the demand and supply of financial products, which in turn will affect user traffic and user activity on our platform and the demand for our services and solutions by financial service providers. The range, pricing and terms of financial products available in the market partly result from competition among financial service providers. Because the financial products on our platform are provided by third parties, we are not able to ensure they meet users' needs and preferences at any given time. In a rising interest rate environment, our users may seek funding through other means. In a declining interest rate environment, borrowers may choose to refinance their loans with lower-priced financial products, which may not be available on our platform. There can be no assurance that our financial service providers can respond to fluctuations in interest rates in a timely manner by adjusting the financial product listings on our platform.

        A credit crisis or prolonged downturn in the credit markets could severely impact our operating environment. A credit crisis or prolonged downturn in the credit markets might cause tightening in credit guidelines, limited liquidity, deterioration in credit performance and increased foreclosure activities. Since we predominantly generate our revenues from fees charged for our sales and marketing services and not on the basis of outstanding loan amounts, a decrease in transaction volumes could cause a material decline in our revenues, even though we do not bear credit risk in the event of borrower default. Moreover, a financial and credit crisis may be coupled with or trigger a downturn in the macroeconomic environment, which could cause a general decrease in lending activity over a longer period of time. If a credit crisis were to occur, particularly in China's credit markets, our business, financial performance and prospects could be materially and adversely affected.

Regulatory uncertainties relating to online consumer finance in China could harm our business, financial condition and results of operations.

        Our business or the businesses of our financial service providers may be subject to a variety of PRC laws and regulations governing financial services. The application and interpretation of these laws and regulations are ambiguous and may be interpreted and applied inconsistently between different government authorities. In particular, the PRC government has not adopted a clear regulatory framework governing the new and rapidly-evolving online consumer finance market, which is the source of the transactions that our platform facilitates. As of the date of this prospectus, we have not been subject to any material fines or other penalties under any PRC laws or regulations on our business operations. However, if the PRC government adopts a stringent regulatory framework for the online and mobile consumer finance market in the future, and imposes specific requirements (including licensing requirements) on market participants, our business, financial condition and prospects could be materially and adversely affected. It may be costly for us to comply with applicable PRC laws and regulations. If our practice is deemed to violate any existing or future laws and regulations, we may face injunctions, including orders to cease illegal activities, and may be subject to other penalties as determined by the relevant government authorities.

PRC laws and regulations governing personal credit reporting businesses in China are still at an initial stage and subject to further change and interpretation. If we are deemed to engage in a personal credit reporting business and violate any PRC laws or regulations related to personal credit reporting businesses, our business, financial condition, results of operations and prospects could be materially and adversely affected.

        The PRC government has adopted several regulations governing personal credit reporting businesses. According to the Administrative Regulations on the Credit Reporting Industry, which was promulgated by the State Council and became effective in 2013, "personal credit reporting business" means the activities of collecting, organizing, storing and processing "information related to the credit standing" of individuals as well as providing the information to others, and a "credit reporting agency" refers to a duly established agency whose primary business is credit reporting. These regulations, together with the Administrative Measures for Credit Reporting Agencies, which was promulgated by the People's Bank of China and became effective in 2013, set forth qualification standards for entities conducting a credit reporting business in China, rules and requirements for credit reporting businesses and operating standards for credit reporting agencies. According to these regulations and measures, no entity may engage in personal credit reporting business without approval by the credit reporting industry regulatory department under the State Council. If any entity directly engages in personal credit reporting business without such approval, the entity is subject to penalties including suspension of business, confiscation of revenues related to personal credit reporting business, fines of RMB 50,000 (US$7,375) to RMB 500,000 (US$73,754) and criminal liabilities.

        We organize, store and analyze information provided by users and data provided by financial service providers and third-party data partners. This information and data contains certain personal information of users, a portion of which we may provide to financial service providers using our big data risk management solutions with user consent. Due to the lack of further interpretations of the current regulations governing personal credit reporting businesses, and the fact that there is no precedent available for reference because the credit reporting industry regulatory department under the State Council has not officially granted any approval for personal credit reporting businesses under such regulations to any entity as of the date of this prospectus, the exact definition and scope of "information related to credit standing" and "personal credit reporting business" under the current regulations are unclear. It is therefore uncertain whether we would be deemed to engage in personal credit reporting business because of our big data risk management solutions. As of the date of this prospectus, we have not been subject to any fines or other penalties under any PRC laws or regulations related to personal credit reporting business. However, given the evolving regulatory environment of the personal credit reporting industry, we cannot assure you that we will not be required in the future by the relevant governmental authorities to obtain approval or license for personal credit reporting business in order to continue offering our big data risk management solutions. Our business may also become subject to other rules and requirements related to credit reporting business, or new rules and requirements (including approval or license regime) promulgated by the relevant authorities in the future. The existing and future rules and regulations may be costly to comply with, and we may not be able to obtain any required license or other regulatory approvals in a timely manner, or at all. If we are subject to penalties for any of the foregoing reasons, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We provide recommendation services for financial service providers, which may constitute provision of intermediary service, and our agreements with these financial service providers may be deemed as intermediation contracts under the PRC Contract Law.

        Under the PRC Contract Law, if an intermediary conceals any material fact intentionally or provides false information in connection with the conclusion of a proposed transaction, which results in harm to a client's interests, the intermediary may not claim for service fees and is liable for any damages caused. We provide recommendation services for financial service providers, which may constitute provision of intermediary service, and our agreements with these financial service providers may be deemed as intermediation contracts under the PRC Contract Law, as a consequence, if we intentionally conceal material information or provide false information to financial service providers, or if we fail to identify false information received from users or any third party and in turn provide such information to financial service providers, we could be held liable for damages caused to financial service providers as an intermediary pursuant to the PRC Contract Law. On the other hand, we should not assume any liability relating to possible disputes between financial service providers and users with respect to the financial products provided by the financial service providers to the users, solely on the basis of providing recommendations regarding such financial service products, as long as we do not intentionally conceal any material fact or provide false information, and are not found at fault. However, due to the lack of detailed regulations and guidance in the area of financial product recommendation services and the possibility that the PRC government authorities may promulgate new laws and regulations regulating financial product recommendation services in the future, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations for financial product recommendation services, and there can be no assurance that the PRC government authority will share our views.

If any financial product on our platform or the business practice of us or any of our financial service providers is deemed to violate any new or existing PRC laws or regulations, our business, reputation, financial condition and results of operations could be materially and adversely affected.

        Financial products and financial institutions are strictly regulated in China. We are not regulated as a financial institution, but we may be indirectly subject to PRC financial regulations as a result of the financial products on our platform and our services to and cooperation with financial service providers. If any financial product on our platform is deemed to violate any PRC laws or regulations, we may be liable for listing the product or assisting in offering the product on our platform, even if we are not its provider. If any of our financial service providers is deemed to violate any PRC laws or regulations, we may be jointly liable due to the services or solutions we provide. We may have to remove financial products from our platform or terminate relationship with financial service providers. As of the date of this prospectus, we have not been subject to any fines or other penalties under any PRC laws, rules or regulations. However, if any financial product on our platform is deemed to violate any laws, rules or regulations, we may face, among others, regulatory warnings, correction orders, condemnation, fines and criminal liability. As a result, our business, reputation, financial performance and prospects could be materially and adversely affected.

We rely on the accuracy and timeliness of data provided by third parties.

        As an open platform, we have access to data from users, financial service providers and third-party data partners. We synthesize these multiple sources of data with our data modeling and analytics capability, which drives our product recommendation engine. The information on borrower credit risk available in China may be incomplete or unreliable. The People's Bank of China has developed and put into use a national personal and corporate credit information database which remains relatively underdeveloped. The information available to us, financial service providers and third-party data partners is limited. We cannot ensure the accuracy and timeliness of the various sources of data that we use. Low quality and inaccurate data could materially affect the accuracy and validity of our matching capability, services and solutions, which could adversely affect our reputation and financial performance.

Any actual or perceived inappropriate usage or mishandling of private information and data on our platform could subject us to liabilities, negatively impact our reputation and deter users from using our platform.

        Our platform stores and processes certain personal and other sensitive data provided by our users and financial service providers. We also make certain personal information provided by users or third party data providers available to financial service providers using our big data risk management solutions with user consent. There are numerous laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and data. Specifically, personally identifiable and other confidential information is increasingly subject to legislation and regulations in numerous domestic and international jurisdictions. PRC government authorities have enacted a series of laws and regulations relating to the protection of privacy and personal information, under which internet service providers and other network operators are required to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain appropriate user consent and to establish user information protection systems with appropriate remedial measures. However, this regulatory framework for privacy issues in China and worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. We cannot assure you that our existing privacy and personal protection system and technical measures will be considered sufficient under applicable laws and regulations. We could be adversely affected if legislation or regulations in China are expanded to require changes in business practices or privacy policies, or if the PRC governmental authorities interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations. In addition to laws, regulations and other applicable rules regarding privacy and privacy advocacy, industry groups or other private parties may propose new and different privacy standards. Because the interpretation and application of privacy and data protection laws and privacy standards are still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner that is inconsistent with our practices. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability for us, damage our reputation, inhibit the use of our platform and harm our business.

Fraudulent activity conducted through our platform could negatively impact our brand and reputation and cause the use of our platform to decrease.

        We are subject to fraudulent activity on our platform, sometimes through sophisticated schemes or collusion. Certain of our own employees may be corrupted and participate in fraudulent or otherwise illegal activities. Our resources, technologies, fraud detection tools and risk management system may be insufficient to accurately detect and timely prevent fraud and misconduct. Significant increases in fraudulent activity could negatively impact our brand and reputation, result in losses suffered by users and financial service providers, and reduce user access to and user activity on our platform. We may need to adopt additional measures to prevent and reduce fraud, which could increase our costs. High profile fraudulent activity could even lead to regulatory intervention, and may divert our management's attention and cause us to incur additional expenses and costs. If any of the foregoing were to occur, our reputation and financial performance could be materially and adversely affected.

If we fail to effectively manage our growth, our business and operating results could be harmed.

        We continue to experience rapid growth in our business, which will continue to place significant demands on our management, operational and financial resources. We may encounter difficulties as we expand our operations, data and technology, sales and marketing, and general and administrative functions. We expect our expenses to continue to increase in the future as we acquire more users, launch new technology development projects and build additional technology infrastructure. Continued growth could also strain our ability to maintain the quality and reliability of our platform and services, develop and improve our operational, financial, legal and management controls, and enhance our reporting systems and procedures. Our expenses may grow faster than our revenues, and our expenses may be greater than we anticipate. We may expand into geographic areas where we do not have experience with local regulations or regulators or where local market conditions are unfavorable for our business model. Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition could be harmed.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

        Our business operations depend on the continued services of our senior management, particularly our three co-founders and the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to find suitable replacements, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may not be able to enforce them at all.

We may not be able to attract and retain the qualified and skilled employees needed to support our business.

        We believe our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled sales and marketing, technical, risk management and financial personnel is extremely intense in China. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and resources in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training new employees, and our ability to serve users and financial service providers could diminish, resulting in a material adverse effect to our business.

Any negative publicity with respect to us, our financial service providers or the industry in which we operate may materially and adversely affect our business and results of operations.

        Our brand and reputation are critical to our business and competitiveness. Factors that are vital to our reputation include but are not limited to our ability to:

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  effectively match users with financial service providers;

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  provide timely and accurate content on our platform;

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  provide superior user experience on our platform;

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  innovate and improve the services and solutions we provide to financial service providers;

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  effectively manage and resolve complaints from users and financial service providers; and

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  effectively protect private information and data.

        Any negative publicity about the foregoing or other aspects of our company, including but not limited to our management, business, legal compliance, financial condition or prospects, whether with merit or not, could severely compromise our reputation and harm our business and operating results. In addition, negative publicity with respect to our financial service providers or the industry in which we operate may materially and adversely affect our business and results of operations.

Our future growth depends on the further acceptance of the internet and particularly the mobile internet as an effective platform for disseminating financial products and content.

        The internet, and particularly the mobile internet, has gained increased popularity in China as a platform for financial products and content in recent years. However, certain lenders, especially traditional financial institutions, and many borrowers have limited experience in handling financial products and content online, and some borrowers may have reservations about using online platforms. For example, users may not find online content to be reliable sources of financial product information. Some financial service providers may not believe online platforms are secure for risk assessment and credit management. Others may not find online platforms effective when promoting and providing their products and services, especially to targeted customers in lower-tier cities or rural areas. If we fail to educate users and financial service providers about the value of our platform and our services and solutions, our growth will be limited and our business, financial performance and prospects may be materially and adversely affected. The further acceptance of the internet and particularly the mobile internet as an effective and efficient platform for financial products and content is also affected by factors beyond our control, including negative publicity around online and mobile consumer finance and restrictive regulatory measures taken by the PRC government. If online and mobile networks do not achieve adequate acceptance in the market, our growth prospects, results of operations and financial condition could be harmed.

Our platform and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

        Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of the software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for users and financial service providers, delay introductions of new features or enhancements, result in errors or compromise our ability to protect data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of users or financial service providers or liability for damages, any of which could adversely affect our business, results of operations and financial conditions.

Our operations depend on the performance of the internet infrastructure and telecommunications networks in China.

        Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China's internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. We cannot assure you that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

        In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our financial performance may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could reduce the attractiveness of our platform and solutions and result in a loss of users or financial service providers.

        In the event of a platform outage and physical data loss, the performance of our platform and solutions would be materially and adversely affected. The satisfactory performance, reliability and availability of our platform, solutions and underlying technology infrastructure are critical to our operations and reputation and our ability to retain existing and attract new users and financial service providers. Much of our system hardware is hosted in a leased facility located in Beijing that is operated by our IT staff. We also maintain a real-time backup system in the same facility and a remote backup system at a separate facility also located in Beijing. Our operations depend on our ability to protect our systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If there is a lapse in service or damage to our leased facilities in Beijing, we could experience interruptions and delays in our service and may incur additional expense in arranging new facilities.

        Any interruptions or delays in the availability of our platform or solutions, whether as a result of third-party or our error, natural disasters or security breaches, whether accidental or willful, could harm our reputation and our relationships with users and financial service providers. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could damage our brand and reputation, divert our employees' attention and subject us to liability, any of which could adversely affect our business, financial condition and results of operations.

Any breaches to our security measures, including unauthorized access, computer viruses and hacking, may adversely affect our database, reduce use of our services and damage our reputation and brand names.

        The massive volume of data that we process and store makes us or third party service providers who host our servers an attractive target and potentially vulnerable to cyber attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect our database, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our platform could cause confidential information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users and financial service providers could be severely damaged, we could incur significant liability and our business and operations could be adversely affected. The PRC Network Security Law, effective on June 1, 2017, stipulates that a network operator, including internet information services providers among others, must adopt technical measures and other necessary measures in accordance with applicable laws and regulations as well as compulsory national and industrial standards to safeguard the safety and stability of network operations, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. While we have adopted comprehensive measures to comply with the applicable laws, regulations and standards, there can be no assurance that such measures will be effective. If we were found by the regulatory authorities to have failed to comply with the PRC Network Security Law, we would be subject to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, shutdown of our platform or even criminal liability and our business, financial condition and results of operations would be adversely affected.

We may not be able to prevent others from making unauthorized use of our intellectual property.

        We regard our software registrations, trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. See "Business—Intellectual Property." Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

        It is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

        We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management's time and other resources from our business and operations to defend against these claims, regardless of their merits.

        Additionally, the application and interpretation of China's intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and financial performance may be materially and adversely affected.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

        Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal control and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the year ended December 31, 2016, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2016, in accordance with the standards established by the Public Company Accounting Oversight Board of the United States.

        The material weakness identified relates to the lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to design and implement formal period-end financial reporting policies and procedures, to address complex U.S. GAAP technical accounting issues, and to prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the United States Securities and Exchange Commission, or the SEC. We have implemented and are continuing to implement a number of measures to address the material weakness and the deficiencies that have been identified. For details, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting." However, we cannot assure you that we will be able to continue implementing these measures in the future, or that we will not identify additional material weaknesses or significant deficiencies in the future.

        Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2018. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs.

        Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We face risks associated with the Restructuring and the technology-enabled online lending business operated by the RONG360 group.

        We are currently undertaking the Restructuring to strengthen our positioning as an independent open platform. For more details, see "Corporate History and Structure—Restructuring." If we were unable to enhance the quality of our platform after the Restructuring, our business, financial condition and results of operations would be materially and adversely affected.

        The RONG360 group historically operated both our business and a technology-enabled online lending business. Upon the completion of the Restructuring, we will operate our business under the "Rong360" brand, whereas the technology-enabled online lending business will be operated by the RONG360 group under a separate brand. However, the technology-enabled online lending business may be perceived to be a part of our business, which could subject us to reputational and regulatory risks. Any negative developments with respect to the technology-enabled online lending business and the RONG360 group may materially and adversely affect our business and brand.

        Although the credit decisioning and risk management model of the technology-enabled online lending business is separate and independent from the credit decisioning and risk management solutions of our business, if our users or financial service providers believe otherwise, they may lose confidence in our data analytical capabilities. The technology-enabled online lending online business is expected to be a financial service provider on our platform under a business cooperation agreement on terms and conditions similar to those we have with third party financial service providers. In addition, the technology-enabled online lending business will receive operational, administrative, human resources, legal, accounting and internal control support from us through a transitional services agreement for twelve months after the effective date of the transitional services agreement. If our arrangements with the technology-enabled online lending business or the RONG360 group are perceived by users or other financial service providers to be not on commercially reasonable terms, our reputation as an independent open platform may be damaged and our business and results of operations may be adversely affected. Furthermore, although the RONG360 group is expected to have its own separate senior management team, certain of our directors and executive officers may continue to remain as directors of the RONG360 group or provide advisory and other services to the the RONG360 group. These relationships could create, or appear to create, conflicts of interest when these persons are faced with decisions with potentially different implications for us and the technology-enabled online lending business. Business opportunities may arise that both we and the RONG360 group find attractive, and which would complement our respective businesses. The technology-enabled online lending business may wish to take the opportunities itself, which would hinder us from taking advantage of those opportunities. In addition, we may compete with the technology-enabled online lending business in the hiring of new employees, in particular with respect to credit decisioning and risk management related matters. We may not be able to resolve any potential conflicts which may have material adverse effect on our business.

We may be subject to liability associated with the advertisements on our platform.

        As we generate a small portion of our revenues by providing advertising services to financial service providers, we are required to establish and continually improve a management system for such internet advertising activities. We are required to examine, review, verify and register the names, addresses and other valid contact and identity information of those who choose to place their advertisements on our platform on a regular basis. We must establish archives for the registration and verify and update the archives on a regular basis. Prior to publishing any advertisement, we are required to review its content against the relevant advertising certificate and ensure the content matches the certificate. Furthermore, we must have personnel who are familiar with advertising regulations to review the advertisements. While we have a review procedure prior to publishing, we cannot guarantee that we can entirely eliminate advertisements with content that would be deemed inappropriate or misleading. If we are deemed to be in violation of PRC law or regulations on advertising, we may be subject to penalties, including suspension of publishing, confiscation of the revenues related to these advertisements, levying of fines and suspension or termination of our advertising service, any of which may adversely affect our business. Advertisements, which are not otherwise misleading, could be perceived as affecting the unbiased search results by our users and financial service providers. As a result, trust in our platform may decline and users may stop using our platform.

We may be held liable for information or content displayed on, retrieved from or linked to our platform, which may materially and adversely affect our business and operating results.

        The PRC government has adopted regulations governing internet access and distribution of information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, contains terrorism, extremism, content of force or brutality, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, the closure of the concerned websites and criminal liabilities. In the past, failure to comply with these requirements has resulted in the closure of certain websites. The website operator may also be held liable for the censored information displayed on or linked to the website.

        In particular, the Ministry of Industry and Information Technology has published regulations that subject website operators to potential liability for content displayed on their websites and the actions of users and others using their systems, including liability for violations of PRC laws and regulations prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local internet service provider to block any internet website at its sole discretion. From time to time, the Ministry of Public Security has stopped the dissemination over the internet of information which it believes to be socially destabilizing. The State Secrecy Bureau is also authorized to block any website it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the dissemination of online information. Furthermore, we are required to report any suspicious content to relevant governmental authorities, and to undergo computer security inspections. If we fail to implement the relevant safeguards against security breaches, our websites may be shut down and our business and ICP licenses may be revoked.

        According to the Administrative Provisions on Mobile Internet Applications Information Services which was promulgated by the Cyberspace Administration of China and became effective in August 2016, providers of mobile apps may not create, copy, publish or distribute information and content that is prohibited by laws and regulations. We are required to adopt and implement management systems of information security and establish and improve procedures on content examination and administration. We must adopt such measures as warning, restricted release, suspension of updates and close of accounts, keep relevant records, and report unlawful content to competent government authorities. We have implemented internal control procedures screening the information and content on our mobile apps to ensure their compliance with these provisions. However, there can be no assurance that all the information or content displayed on, retrieved from or linked to our mobile apps complies with the requirements of the provisions at all times. If our mobile apps were found to violate the provisions, we may be subject to administrative penalties, including warning, service suspension or removal of our mobile apps from the relevant mobile app store, which may materially and adversely affect our business and operating results.

        We may also become involved in legal disputes with third parties that disagree with the content on our platform. For example, a financial service provider that received a low rating from our reports filed a lawsuit claiming that we engaged in unfair competition. While this lawsuit was dismissed by the court, there can be no assurance that we will successfully defend ourselves against similar lawsuits in the future. In addition, such lawsuits could result in substantial cost and a diversion of our managerial and financial resources.

We have limited insurance coverage which could expose us to significant costs and business disruption.

        The insurance industry in China is still in an early stage of development, and insurance companies in China currently offer limited business-related insurance products. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain property insurance, product liability insurance or key-man insurance. We consider our insurance coverage to be reasonable in light of the nature of our business and the insurance products that are available in China and in line with the practices of other companies in the same industry of similar size in China, but we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Future investments in and acquisitions of complementary assets, technologies and businesses may fail and may result in equity and earnings dilution and significant diversion of management attention.

        We may invest in or acquire assets, technologies and businesses that are complementary to our existing business. This may include opportunities to expand our service offerings and strengthen our technology infrastructure and data analytical capabilities. Our investments or acquisitions may not yield the results we expect. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to intangible assets, significant diversion of management attention and exposure to potential unknown liabilities of the acquired business. Moreover, the cost of identifying and consummating investments and acquisitions, and integrating the acquired businesses into ours, may be significant, and the integration of acquired businesses may be disruptive to our existing business operations. In the event that our investments and acquisitions are not successful, our financial condition and results of operations may be materially and adversely affected.

We may not be able to obtain additional capital when desired, on favorable terms or at all.

        We believe the net proceeds we receive from this offering, together with our cash on hand upon the completion of the Restructuring, will be sufficient to meet our current and anticipated needs for general corporate purposes for at least the next 12 months. However, we need to make continued investments in facilities, hardware, software, technological systems and to retain talents to remain competitive. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.

If RONG360 Inc. does not distribute shares in our Cayman Islands holding company to its existing shareholders, RONG360 Inc. will have considerable influence over us and our corporate matters.

        Upon completion of this offering, assuming the underwriters do not exercise their over-allotment option, and prior to the distribution of shares in our Cayman Islands holding company to its shareholders, RONG360 Inc. will hold            % of our ordinary shares and will remain our controlling shareholder. RONG360 Inc. will then have considerable power to control actions that require shareholder approval under Cayman Islands law, such as electing directors, approving material mergers, acquisitions or other business combination transactions and amending our memorandum and articles of association. This control will limit your ability to influence corporate matters and may prevent transactions that would be beneficial to you, including discouraging others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price. Furthermore, if RONG360 Inc. is acquired or otherwise undergoes a change of control, any acquirer or successor will be entitled to exercise the voting control and contractual rights of RONG360 Inc., and may do so in a manner that could vary significantly from that of RONG360 Inc.

We will be a "controlled company" within the meaning of the [NYSE Listed Company Manuals/NASDAQ Stock Market Rules] if after the Restructuring RONG360 Inc. continued to beneficially own more than 50% of our outstanding ordinary shares.

        Jianpu Technology Inc. is 100% owned by RONG360 Inc. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders. However, until this shareholding change takes place, we will be a "controlled company" as defined under the [NYSE Listed Company Manuals/NASDAQ Stock Market Rules] because RONG360 Inc. beneficially owns more than 50% of our outstanding ordinary shares. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

        The global macroeconomic environment is facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014 and uncertainties over the impact of Brexit. The Chinese economy has shown slower growth since 2012 compared to the previous decade and the trend may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility. There have also been concerns on the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

We face risks related to natural disasters and health epidemics.

        Our business could be materially and adversely affected by natural disasters, health epidemics or other public safety concerns affecting the PRC, and particularly Beijing. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate our platform and provide services and solutions. Our business could also be adversely affected if our employees are affected by health epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general. Our headquarters are located in Beijing, where most of our management and employees currently reside. Most of our system hardware and back-up systems are hosted in facilities located in Beijing. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Beijing, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Our Corporate Structure

If the PRC government deems that our contractual arrangements with our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Foreign ownership of internet-based businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Guidance Catalogue of Industries for Foreign Investment promulgated in 2007, as most recently amended in June 2017, and other applicable laws and regulations.

        We are a Cayman Islands exempted company and our PRC subsidiaries are considered foreign-invested enterprises. To comply with PRC laws and regulations, we conduct operations in China through an affiliated PRC entity, Beijing Rongdiandian Information Technology Co., Ltd., or RDD. RDD is 40% owned by Ms. Dawei Huang, 40% owned by Mr. Jiayan Lu and 20% owned by Mr. Caofeng Liu. We have entered into a series of contractual arrangements with RDD and its shareholders, which enable us to (i) exercise effective control over RDD, (ii) receive substantially all of the economic benefits and bear the obligation to absorb substantially all of the losses of RDD, and (iii) have an exclusive option to purchase all or part of the equity interests in RDD when and to the extent permitted by PRC laws. Because of these contractual arrangements, we are deemed the primary beneficiary of RDD and hence consolidate its financial results as our variable interest entity under U.S. GAAP. For a detailed description of these contractual arrangements, see "Corporate History and Structure."

        In the opinion of Fangda Partners, our PRC legal counsel, (i) the ownership structure of our wholly foreign owned subsidiaries and our variable interest entity in China currently and immediately after giving effect to this offering does not and will not result in any violation of PRC laws and regulations currently in effect; and (ii) the contractual arrangements between our wholly foreign owned subsidiaries, our variable interest entity and the shareholders of our variable interest entity that are governed by PRC law currently and immediately after giving effect to this offering are and will be valid, binding and enforceable, and do not and will not result in any violation of PRC laws or regulations currently in effect except that the pledges on the equity interests in RDD would not be deemed validly created until they are registered with the competent administration of industry and commerce. However, we have been advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be no assurance that the PRC regulatory authorities will take a view that is consistent with the opinion of our PRC legal counsel.

        It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In particular, the Ministry of Commerce published a discussion draft of a proposed Foreign Investment Law for public review and comments in January 2015 which, if enacted into law, would represent a major change to the laws and regulations relating to variable interest entity structures. See "—Risks Related to Doing Business in China—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations".

        If the ownership structure, contractual arrangements and businesses of our PRC subsidiaries or our variable interest entity are found to be in violation of any existing or future PRC laws or regulations, or our PRC subsidiaries or our variable interest entity fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

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  revoking the business licenses and/or operating licenses of such entities;

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  shutting down our servers or blocking our website, or discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and variable interest entity;

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  imposing fines, confiscating the income from our PRC subsidiaries or our variable interest entity, or imposing other requirements with which we or our variable interest entity may not be able to comply;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our variable interest entity and deregistering the equity pledge of our variable interest entity, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our variable interest entity; or

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  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business.

        Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our variable interest entity that most significantly impact its economic performance, and/or our failure to receive the economic benefits from our variable interest entity, we may not be able to consolidate the entity in our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with our variable interest entity and its shareholders to exercise control over a significant part of our business, which may not be as effective as direct ownership in providing operational control.

        We have relied and expect to continue to rely on variable interest entity arrangements to conduct a significant part of our operations in China. We rely on contractual arrangements with RDD and its shareholders to conduct a significant part of our operations in China. For a description of these contractual arrangements, see "Corporate History and Structure." The shareholders of RDD may not act in the best interests of our company or may not perform their obligations under these contracts. If we had direct ownership of RDD, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of RDD, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the contractual arrangements, we would rely on legal remedies under PRC law for breach of contract in the event that RDD and its shareholders did not perform their obligations under the contracts. These legal remedies may not be as effective as direct ownership in providing us with control over RDD.

        If RDD or its shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our variable interest entity, and our ability to conduct our business may be negatively affected. See "—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us."

The shareholders of our variable interest entity may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        RDD is 40% owned by Ms. Dawei Huang, who is the wife of our CEO, Mr. Daqing (David) Ye, 40% owned by Mr. Jiayan Lu, who is our chief operating officer, and 20% owned by Mr. Caofeng Liu, who is our chief technology officer. They may have potential conflicts of interest with us. These shareholders may breach, or cause our variable interest entity to breach, or refuse to renew, the existing contractual arrangements we have with them and our variable interest entity, which would have a material and adverse effect on our ability to effectively control our variable interest entity and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with RDD to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

        Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. For the shareholders who are also our directors and executive officers, we rely on them to abide by the laws of the Cayman Islands and China, which provide that directors owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. There is currently no specific and clear guidance under PRC laws that address any conflict between PRC laws and laws of Cayman Islands in respect of any conflict relating to corporate governance. If we cannot resolve any conflict of interest or dispute between us and the shareholders of RDD, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our contractual arrangements with our variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our variable interest entity owe additional taxes, which could negatively affect our financial condition and the value of your investment.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm's length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between RQN, which will be our wholly foreign owned subsidiary, RDD, which will be our variable interest entity, and RDD's shareholders were not entered into on an arm's length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust RDD's income in the form of a transfer pricing adjustment.

A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by RDD for PRC tax purposes, which could in turn increase its tax liabilities without reducing RQN's tax expenses. In addition, if RQN requests the shareholders of RDD to transfer their equity interest in RDD at nominal or no value pursuant to the contractual agreements, such transfer could be viewed as a gift and subject RQN to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on RDD for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our variable interest entity's tax liabilities increase or if it is required to pay late payment fees and other penalties.

We may lose the ability to use and benefit from assets held by our variable interest entity that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

        As part of our contractual arrangements with our variable interest entity, this entity holds certain assets that are material to the operation of our business. If our variable interest entity goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our variable interest entity may not, in any manner, sell, transfer, mortgage or dispose of its assets or legal or beneficial interests in the business without our prior consent. If our variable interest entity undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations.

        Substantially all of our operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The PRC government exercises significant control over China's economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between industry sectors and may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and solutions and adversely affect our competitive position.

Uncertainties with respect to the PRC legal system could adversely affect us.

        The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection available to you and us.

        Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

        In December 2015, Jiuyi Hengyuan (Beijng) Technology Co., Ltd. initiated litigation against Beijing Rongshiji Information Technology Co., Ltd., claiming that the reports issued by Beijing Rongshiji Information Technology Co., Ltd. on the ranking of online marketplace lenders in China contained false information and had an adverse effect on its reputation and business performance, and that Beijing Rongshiji Information Technology Co., Ltd. should withdraw the reports, compensate it for its economic losses and related costs totaling RMB514,300 and make a public apology to it. In December, 2016, the court of first instance rendered a decision. The court held that the plaintiff neither provided sufficient evidence to prove that publication of the ranking reports by Beijing Rongshiji Information Technology Co., Ltd. involved fabricating and spreading false information, nor could prove that such ranking reports imposed an adverse impact on the plaintiff's business operations or its reputation. The court dismissed all of the plaintiff's claims. In January, 2017, Jiuyi Hengyuan (Beijng) Technology Co., Ltd. initiated an appeal, and a trial of second instance was heard on October 19, 2017. The court of second instance will issue a judgement afterwards. We cannot assure you that Beijing Rongshiji Information Technology Co., Ltd. will still prevail in the trial of second instance. If Beijing Rongshiji Information Technology Co., Ltd. is found by the court of second instance to have infringed the rights of the plaintiff, it may be required to withdraw the reports, pay compensation for economic loss and related costs or make a public apology. Furthermore, as Beijing Rongshiji Information Technology Co. may still be perceived to be part of us even though it is separate and independent from us after the Restructuring, we may be subject to reputational risk, and the activities of issuing ranking report of online marketplace lenders in China that we conduct after the Restructuring, as well as our business and our brand, may also be materially and adversely affected.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

        The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015, aiming to replace the major existing laws regulating foreign investment in China. However, substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

        Among other things, the draft Foreign Investment Law purports to introduce the principle of "actual control" in determining whether a company is considered a foreign-invested enterprise. The draft Foreign Investment Law specifically provides that entities established in China but "controlled" by foreign investors will be treated as foreign-invested enterprises, whereas an entity organized in a foreign jurisdiction, but cleared by the Ministry of Commerce as "controlled" by PRC entities and/or citizens, would nonetheless be treated as a PRC domestic entity for investment in the "restriction category" that could appear on any such "negative list." In this connection, "control" is broadly defined in the draft law to cover any of the following summarized categories: (i) holding 50% or more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders' meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity's operations, financial matters or other key aspects of business operations.

        Once an entity is deemed as a foreign-invested enterprise, and its investment amount exceeds certain thresholds or its business operation falls within a "negative list" purported to be separately issued by the State Council in the future, market entry clearance by the Ministry of Commerce or its local counterparts would be required.

        The "variable interest entity" structure has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See "—Risks Related to Our Corporate Structure" and "Our Corporate History and Structure." Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangement would also be deemed as foreign-invested enterprises if they are ultimately "controlled" by foreign investors. Therefore, for any companies with a "variable interest entity" structure in an industry category that is in the "restriction category" on the "negative list," the "variable interest entity" structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as foreign-invested enterprises and any operation in the industry category on the "negative list" without market entry clearance may be considered as illegal.

        However, there are significant uncertainties as to how the control status of our consolidated "variable interest entity" would be determined under the enacted version of the Foreign Investment Law. In addition, it is uncertain whether any of the businesses that we currently operate or plan to operate in the future through our consolidated "variable interest entity" would be on the to-be-issued "negative list" and therefore be subject to any foreign investment restrictions or prohibitions. If our consolidated "variable interest entity" were deemed as a foreign-invested enterprise under the enacted version of the Foreign Investment Law, and any of the businesses that we operate were in the "restricted" category on the to-be-issued "negative list," such determination would materially and adversely affect the value of our ADSs. We also face uncertainties as to whether the enacted version of the Foreign Investment Law and the final "negative list" would mandate further actions, such as Ministry of Commerce market entry clearance, to be completed by companies with existing "variable interest entity" structure and whether such clearance can be timely obtained. If we were not considered as ultimately controlled by PRC domestic investors under the enacted version of the Foreign Investment Law, further actions required to be taken by us under the enacted Foreign Investment Law may materially and adversely affect our business and financial condition.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies.

        The PRC government extensively regulates the internet industry, including foreign ownership and the licensing and permit requirements for companies in the internet industry. See "Regulations—Regulation Related to Foreign Investment Restrictions" and "Regulations—Regulations Related to Value-Added Telecommunication Services." These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

        Due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including internet information provision services, we rely on the contractual arrangements with RDD, our variable interest entity, to provide such services. RDD has obtained an ICP license and will hold the relevant domain names in connection with the operation of our business after the Restructuring. Any challenge to the validity of these arrangements may significantly disrupt our business, subject us to sanctions, compromise enforceability of our contractual arrangements, or have other harmful effects on us. It is uncertain if our variable interest entity will be required to obtain a separate operating license in addition to the valued-added telecommunications business operating licenses for internet content provision services.

        Although we believe that we are not explicitly required to obtain a separate license for our mobile applications, there can be no assurance that we will not be required to apply for such license in the future.

        The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

        We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. For a detailed discussion of applicable PRC regulations governing distribution of dividends, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Holding Company Structure." Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, the PRC tax authorities may require our subsidiaries to adjust their taxable income under the contractual arrangements they currently have in place with our variable interest entity in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us. See "—Risks Related to Our Corporate Structure—Our contractual arrangements with our variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our variable interest entity owe additional taxes, which could negatively affect our financial condition and the value of your investment."

        Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also "—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

        The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

        There remains significant international pressure on the PRC government to adopt a more flexible currency policy. Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from this initial public offering into Renminbi to pay our operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund our PRC subsidiaries by making loans to or additional capital contributions to our PRC subsidiaries, subject to applicable government registration and approval requirements. For more details, see "Regulations—Regulations Related to Foreign Exchange—Regulation on Foreign Currency Exchange." These PRC laws and regulations may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new variable interest entities in China. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. See "Regulations—Regulations Related to Foreign Exchange—Regulation on Foreign Currency Exchange."

        Since 2016, the PRC government has tightened its foreign exchange policies again and stepped up scrutiny of major outbound capital movement. More restrictions and a substantial vetting process have been put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also restrict access in the future to foreign currencies for current account transactions, at its discretion. We receive substantially all of our revenues in RMB. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

        SAFE requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes certain material events. See "Regulations—Regulations Related to Foreign Exchange—Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents."

        If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with SAFE registration requirements could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. All of the shareholders who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents have completed the initial foreign exchange registrations. Our PRC counsel has advised us that these shareholders are not required to update their registrations in connection with the Restructuring.

        However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interests in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries' ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-monopoly Law itself, these include the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Anti-Monopoly Law requires that the Ministry of Commerce be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the Ministry of Commerce, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        Under SAFE regulations, PRC residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. See "Regulation—Regulations Related to Stock Incentive Plans." We and our PRC resident employees who participate in our share incentive plans will be subject to these regulations when our company becomes publicly listed in the United States. If we or any of these PRC resident employees fail to comply with these regulations, we or such employees may be subject to fines and other legal or administrative sanctions. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a PRC resident enterprise. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, the criteria set forth in the circular may reflect the State

Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, gains realized on the sale or other disposition of our ADSs or Class A ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

We may not be able to obtain certain benefits under the relevant tax arrangement for dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.

        We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC "resident enterprise" to a foreign enterprise investor, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Taxation—China." As of December 31, 2015 and 2016, no withholding tax was recorded on the retained earnings of RONG360 Inc.'s PRC subsidiaries as they did not have any retained earnings for any of the periods presented. We cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant tax authority or we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the arrangement with respect to any dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary.

We and our shareholders face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises, assets attributed to a PRC establishment of a non-PRC company or immovable properties located in China owned by non-PRC companies.

        In February 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, which partially replaced and supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, which was issued by the State Administration of Taxation in 2009. Pursuant to SAT Bulletin 7, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if the arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from the indirect transfer may be subject to PRC enterprise income tax. According to SAT Bulletin 7, "PRC taxable assets" include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises. Gains derived from the transfer of PRC taxable assets by a direct holder that is a non-PRC resident enterprise is subject to PRC enterprise income taxes. When determining whether an arrangement has a "reasonable commercial purpose", the following factors are considered: whether the value of the equity interest of the relevant offshore enterprise is mainly derived from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China; whether the income of the relevant offshore enterprise is mainly generated from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature as evidenced by actual function and risk exposure; for how long the existing business model and organizational structure of the relevant offshore enterprise has existed; the replicability of the arrangement by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. Gains derived from an indirect offshore transfer of assets of a PRC establishment or place of business are to be included in the enterprise income tax filing of the PRC establishment or place of business, and are subject to a PRC enterprise income tax rate of 25%. In case of a transfer of immovable properties located in China or of equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax rate of 10% applies, subject to available preferential tax treatment under applicable tax treaties or similar arrangements. The party who is obligated to pay for the transfer has the withholding obligation with respect to the transfer. Where the payor fails to withhold sufficient tax, the transferor is required to declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Bulletin 7 does not apply to sales of shares by investors through a public stock exchange if the shares were acquired by the investors through a public stock exchange.

        We face uncertainties as to the application of SAT Bulletin 7 and previous rules under SAT Circular 698, including reporting and other obligations with respect to certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. We may be subject to filing obligations or taxed as the transferor, or subject to withholding obligations as the transferee, in the transactions. For transfer of our shares by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in filings under SAT Circular 698 and SAT Bulletin 7. We may be required to allocate valuable resources to comply with SAT Circular 698 and SAT Bulletin 7, to request relevant transferors from whom we purchase taxable assets to comply with these rules, or to establish that we should not be taxed under these rules, which may have a material adverse effect on our financial condition and results of operations.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

        The independent registered public accounting firm that issues the audit report included in this prospectus, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

If additional remedial measures are imposed on the "big four" PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms' failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could fail to timely file future financial statements in compliance with the requirements of the Exchange Act.

        In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese affiliates of the "big four" accounting firms (including our auditors). The Rule 102(e) proceedings initiated by the SEC relate to these firms' inability to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in the PRC are not in a position to lawfully produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission, or the CSRC. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States.

        In January 2014, the administrative judge reached an initial decision that the Chinese affiliates of the "big four" accounting firms should be barred from practicing before the SEC for six months. Thereafter, the accounting firms filed a petition for review of the initial decision, prompting the SEC Commissioners to review the initial decision, determine whether there had been any violation and, if so, determine the appropriate remedy to be placed on these audit firms.

        In February 2015, the Chinese affiliates of the "big four" accounting firms (including our auditors) each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement requires the firms to follow detailed procedures and to seek to provide the SEC with access to the Chinese firms' audit documents via the CSRC. If future document productions fail to meet the specified criteria, the SEC retains the authority to impose a variety of additional measures (e.g., imposing penalties such as suspensions, restarting the administrative proceedings).

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, companies listed in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, and could result in delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based companies listed in the United States and the market price of our shares may be adversely affected. If our independent registered public accounting firm was denied, whether temporarily or otherwise, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to not be in compliance with the requirements of the Exchange Act.

Risks Relating to Our ADSs and This Offering

An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        We have applied to list our ADSs on the [NYSE/Nasdaq Global Select Market]. Prior to the completion of this offering, there has been no public market for our ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

        The trading price of our ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies' securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

        In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

  •
  variations in our revenues, earnings and cash flow;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new services and expansions by us or our competitors;

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  announcements of new policies, rules or regulations relating to the internet or the financial services industry in China;

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  changes in financial estimates by securities analysts;

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  detrimental adverse publicity about us, our services, our competitors or our industry;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

        In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        Immediately prior to the completion of this offering, we expect to create a dual-class share structure such that our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share based on our proposed dual-class share structure. We will sell Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by RONG360 Inc. to any person who is not a founder or a founder affiliate (as such terms defined in our post-offering amended and restated articles of association), or the change of ultimate beneficial ownership of any Class B ordinary shares from RONG360 Inc. to any person who is not a founder or a founder affiliate, such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a founder to any person who is not a founder affiliate of such founder, or upon a change of ultimate beneficial ownership of any Class B ordinary share from a founder to any person who is not a founder affiliate of such founder, such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share. In addition, If shares beneficially owned by the founders collectively account for less than five percent (5%) of the issued shares in the capital of the Company, then each Class B ordinary share shall automatically be re-designated into one Class A ordinary share and no Class B ordinary shares shall be issued by the Company thereafter. When a founder ceases to be a director or an executive officer of the Company, each Class B ordinary share beneficially owned by such founder shall automatically be re-designated into one Class A ordinary share.

        Immediately prior to the completion of this offering, 345,541,350 ordinary shares held by RONG360 Inc. will be redesignated as Class B ordinary shares. RONG360 Inc. will beneficially own approximately        % of the aggregate voting power of our company immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their over-allotment option. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders. Upon the completion of this shareholding change, Mr. Daqing (David) Ye, Mr. Jiayan

Lu, Mr. Caofeng Liu and Mr. Chenchao Zhuang will hold Class B ordinary shares and beneficially own approximately        % of the aggregate voting power of our company. As a result of the dual-class share structure and the concentration of ownership, holders of our Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be            ADSs (equivalent to            Class A ordinary shares) outstanding immediately after this offering, or            ADSs (equivalent to            Class A ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we, our officers, directors and existing shareholders [and certain of our option holders] have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See "Underwriting" and "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding            amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$        per ADS (assuming that no outstanding options to acquire ordinary shares are exercised). This number represents the difference between (1) our pro forma net tangible book value per ADS of US$        as of June 30, 2017, after giving effect to this offering and (2) the assumed initial public offering price of US$        per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or Class A ordinary shares.

        A non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of "passive" income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the second part of the test described above may be determined by reference to the market price of our ADSs. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

        If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in "Taxation—United States Federal Income Taxation") holds our ADSs or Class A ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company Rules."

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

        The M&A Rules, which were adopted in 2006 by six PRC regulatory agencies, including the CSRC, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain how long it will take us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

        Our PRC counsel, Fangda Partners, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the [NYSE/Nasdaq Global Select Market] because (i) our wholly owned PRC subsidiary was established by foreign direct investment, rather than through a merger or acquisition of a domestic company as defined under the M&A Rules, and (ii) there is no statutory provision that clearly classifies the contractual arrangements among our wholly owned PRC subsidiary, variable interest entity and its shareholders as a type of acquisition transaction regulated by the M&A Rules. However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

        We will adopt amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our new memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our proposed dual-class voting structure gives disproportionate voting power to the Class B ordinary shares. In addition, our board of directors will have the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law of the Cayman Islands, as amended, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of associations) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman

Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Differences in Corporate Law."

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands exempted company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against us, our assets, our directors and officers or their assets. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company until the fifth anniversary from the date of our initial listing.

        The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

        We are a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the [NYSE/Nasdaq Global Select Market], impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. After we are no longer an "emerging growth company", we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

        As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

        In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company's securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

        Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the [NYSE/Nasdaq Global Select Market]. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your Class A ordinary shares.

        As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying Class A ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering, the minimum notice period required for convening a general meeting is 14 days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

The depositary for our ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, except in limited circumstances, which could adversely affect your interests.

        Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs at shareholders' meetings unless:

  •
  we have failed to timely provide the depositary with notice of meeting and related voting materials;

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  the voting at the meeting is to be made on a show of hands.

        The effect of this discretionary proxy is that if you do not vote at shareholders' meetings, you cannot prevent our Class A ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

        The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may experience dilution of your holdings due to inability to participate in rights offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY DATA

        This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

  •
  our goals and strategies;

  •
  our future business development, financial condition and results of operations;

  •
  expected changes in our revenues, costs or expenditures;

  •
  our expectations regarding demand for and market acceptance of our services;

  •
  prospects for and competition in our industry, and

  •
  government policies and regulations relating to our industry.

        You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence, including the size, growth rates and other data relating to the financial services market in China. Although we have not independently verified the data, we believe that the publications and reports are reliable. The market data contained in this prospectus involves a number of assumptions, estimates and limitations. The financial services market in China and its components may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$             million, or approximately US$             million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$            per ADS, the midpoint of the range shown on the front cover page of this prospectus. [We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.] A US$1.00 change in the assumed initial public offering price of US$             per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds of this offering by US$             million, or approximately US$             million if the underwriters exercise their option to purchase additional ADSs in full, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

        As of the date of this prospectus, we have not allocated any specific portion of the net proceeds of this offering for any particular purpose. We anticipate using the net proceeds of this offering for the following purposes:

  •
  approximately 30%, or US$      million, to invest in research and development capabilities, and data and technology;

  •
  approximately 20%, or US$      million, to invest in branding and expand our sales and marketing efforts; and

  •
  the remaining amount to general corporate purposes, including working capital needs and potential acquisitions (although we are not currently negotiating any such acquisitions).

        The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

        In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

        Pending use of the net proceeds, we intend to hold our net proceeds in demand deposits or invest them in interest-bearing government securities.

 DIVIDEND POLICY

        We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares or ADSs. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Risk Factors—Risks Relating to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business."

        Our board of directors has discretion as to whether to distribute dividends, subject to applicable laws. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        Jianpu Technology Inc. is 100% owned by RONG360 Inc. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place.

        The following table sets forth our capitalization as of June 30, 2017:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (i) the redesignation of 345,541,350 ordinary shares held by RONG360 Inc. into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, and (ii) the completion of the abovementioned shareholding change; and

  •
  on a pro forma as adjusted basis to reflect (i) the redesignation of 345,541,350 ordinary shares held by RONG360 Inc. into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering; (ii) the completion of the completion of the abovementioned shareholding change; and (iii) the sale of                    Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$            per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2017
	Actual		Pro forma		Pro forma as Adjusted
	RMB	US$	RMB	US$	RMB	US$
Equity:
RONG360 Inc.'s investment	109,474	16,148	—	—	—	—
Ordinary shares (US$0.0001 par value; 1,500,000,000 shares authorized, 345,541,350 issued and outstanding)	—	—	237	35	—	—
Additional paid-in capital	—	—	109,237	16,113	—	—
Retained earnings	—	—	—	—	—	—

Total shareholder's equity	109,474	16,148	109,474	16,148	—	—

 EXCHANGE RATE INFORMATION

        Our reporting currency is the Renminbi because our business is mainly conducted in China and all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB 6.7793 to US$1.00, the noon buying rate on June 30, 2017 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On                    , 2017, the rate was RMB                     to US$1.00.

        The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Certified Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1478	6.2438	6.0537
2014	6.2046	6.1620	6.2591	6.0402
2015	6.4778	6.2827	6.4896	6.1870
2016	6.9430	6.6400	6.9580	6.4480
2017
January	6.8768	6.8907	6.9575	6.8360
February	6.8665	6.8694	6.8821	6.8517
March	6.8832	6.8940	6.9132	6.8687
April	6.8900	6.8876	6.8988	6.8778
May	6.8098	6.8843	6.9060	6.8098
June	6.7793	6.8066	6.8382	6.7793
July	6.7362	6.7718	6.8039	6.7362
August	6.5888	6.6670	6.7272	6.5888
September	6.6533	6.5690	6.6591	6.4773
October (through October 13)	6.5785	6.6210	6.6533	6.5712

Source: Federal Reserve Statistical Release

(1)
Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of June 30, 2017 was approximately US$            per ordinary share and US$            per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting pro forma net tangible book value per ordinary share from the assumed public offering price per ordinary share. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

        Without taking into account any other changes in such net tangible book value after June 30, 2017, other than to give effect to our issuance and sale of            ADSs in this offering at an assumed initial public offering price of US$            per ADS, the midpoint of the estimated public offering price range, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us (assuming the over-allotment option is not exercised), our pro forma as adjusted net tangible book value as of June 30, 2017 would have been US$            per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or US$            per ADS. This represents an immediate increase in net tangible book value of US$            per ordinary share, or US$            per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$            per ordinary share, or US$            per ADS, to purchasers of ADSs in this offering. The following table illustrates such dilution:

Assumed initial public offering price per ordinary share	US$
Net tangible book value per ordinary share	US$
Pro forma net tangible book value per ordinary share as adjusted to give effect to this offering, as of June 30, 2017	US$
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$
Amount of dilution in net tangible book value per ADS to new investors in the offering	US$

        A US$1.00 change in the assumed public offering price of US$            per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma as adjusted net tangible book value after giving effect to the offering by US$             million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$            per ordinary share and per US$            ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$            per ordinary share and US$            per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on a pro forma basis as of June 30, 2017, the differences between our shareholders as of June 30, 2017 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid at

an assumed initial public offering price of US$            per ADS before deducting estimated underwriting discounts and commissions and estimated offering expenses.

Ordinary Shares Purchased
			Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholders
New investors

Total

        A US$1.00 change in the assumed public offering price of US$            per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease total consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share and average price per ADS paid by all shareholders by US$            , US$            , US$            and US$            , respectively, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The discussion and tables above also assume no exercise of any outstanding stock options outstanding as of the date of this prospectus. As of the date of this prospectus, there were             ordinary shares issuable upon exercise of outstanding stock options at a weighted average exercise price of US$            per ordinary share, and there were             ordinary shares available for future issuance upon exercise of future grants under our share incentive plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Substantially all of our assets are located outside the United States. In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

        We have appointed            as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

        Walkers, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

        Walkers has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation), (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

        Fangda Partners, our counsel as to PRC law, has advised us that (1) it would be highly unlikely that the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (2) there is uncertainty as to whether the courts of the PRC would entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

        Fangda Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law. Fangda Partners has advised us further that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no bilateral treaty, international convention or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, it would be highly unlikely that a PRC court would enforce judgments rendered by U.S. courts.

 CORPORATE HISTORY AND STRUCTURE

Corporate History

        We commenced our operations in 2011, when Beijing Rongshiji Information Technology Co., Ltd. was established in preparation for the launch of our platform. Mr. Daqing (David) Ye, the chairman of our board of directors and our chief executive officer, Mr. Jiayan Lu, our chief operating officer, and Mr. Caofeng Liu, our chief technology officer, are our three co-founders.

        RONG360 Inc. was established in 2012 as the offshore holding company for this business. RONG360 Inc. established Rong360 (Hong Kong) Limited in 2012 as its intermediary holding company. Rong360 (Hong Kong) Limited subsequently established two wholly owned subsidiaries in China in 2012, Beijing Ronglian Shiji Information Technology Co., Ltd. and Tianjin Rongshiji Information Technology Co., Ltd.

        RONG360 Inc. obtained control and became the primary beneficiary of Beijing Rongshiji Information Technology Co., Ltd. in 2012 by entering into a series of contractual arrangements with it and its shareholders through Beijing Ronglian Shiji Information Technology Co., Ltd. Due to the PRC legal restrictions on foreign ownership of internet-based businesses, RONG360 Inc. has relied on these contractual arrangements to conduct a significant part of its operations in China.

        We are currently undertaking a corporate restructuring in order to strengthen our positioning as an independent open platform. For more details, see "—Restructuring" below.

        RONG360 Inc. has completed four rounds of equity financing since its inception. In July 2012, RONG360 Inc. sold Series A preferred shares to a group of investors including Lightspeed and KPCB for an aggregate of US$6 million. In July 2013, RONG360 Inc. sold Series B preferred shares to a group of investors including Sequoia, Lightspeed and KPCB for an aggregate of US$20 million. In July 2014, RONG360 Inc. sold Series C preferred shares to Pavilion, Lightspeed, KPCB and Sequoia for an aggregate of approximately US$35 million. In August 2015, RONG360 Inc. sold Series D preferred shares to Sailing Capital, Yunfeng Capital and Sequoia for an aggregate of US$125 million.

        We began operating our platform by introducing loan recommendation services in the first quarter of 2012. We subsequently introduced credit card recommendation services in the third quarter of 2013 and wealth management information services in the second quarter of 2014. We introduced our big data risk management solutions in the second quarter of 2015 and our Gold Cloud system in the first quarter of 2016.

        In addition to our platform business, the RONG360 group started operating a technology-enabled online lending business in 2015, which offers its own consumer credit products to borrowers by performing credit assessment and credit decisioning of these borrowers and facilitating funding from third-party financial service providers. Upon the completion of the Restructuring, we will operate our platform business under the "Rong360" brand and under the new corporate structure as described below, whereas the technology-enabled online lending business will be operated by the RONG360 group under a separate brand. The technology-enabled online lending business is expected to be a financial service provider on our platform under a business cooperation agreement on terms and conditions similar to those we have with third party financial service providers. We have entered into a transitional services agreement with RONG360 Inc. with respect to various ongoing relationships between us and the RONG360 group. See "Related Party Transactions—Agreement with RONG360 Inc."

  Restructuring

        On June 1, 2017, RONG360 Inc. established a wholly owned subsidiary, Jianpu Technology Inc., in the Cayman Islands. On June 19, 2017, Jianpu Technology Inc. established a wholly owned subsidiary,

Jianpu (Hong Kong) Limited, in Hong Kong. Beijing Rongdiandian Information Technology Co., Ltd., or RDD, was established on March 3, 2017 as a wholly owned PRC subsidiary of Beijing Rongshiji Information Technology Co., Ltd. Beijing Ronglian Shiji Information Technology Co., Ltd. and Rong360 (Hong Kong) Limited established Beijing Rongqiniu Information Technology Co., Ltd., or RQN, on August 21, 2017, as a sino-foreign joint venture under PRC law. Immediately after RQN was established, RQN entered into a series of variable interest entity arrangements with RDD and its then sole shareholder, Beijing Rongshiji Information Technology Co., Ltd.

        Pursuant to a series of agreements entered into in connection with the Restructuring, all the operating assets and liabilities relating to the operation of the platform business were transferred to the new group. Specifically, Beijing Ronglian Shiji Information Technology Co., Ltd. entered into agreements to transfer its related assets and liabilities to RQN, and Beijing Rongshiji Information Technology Co., Ltd. entered into agreements to transfer its related assets and liabilities to RDD. The RONG360 group will also provide RMB             million initial working capital to us, either in the form of a loan or a capital contribution. In addition, the RONG360 group has made a commitment to provide us with liquidity support for a period of time after the Restructuring. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        All equity interests in RQN held by Beijing Ronglian Shiji Information Technology Co., Ltd. and Rong360 (Hong Kong) Limited were transferred to Jianpu (Hong Kong) Limited. As a result, RQN is wholly owned by Jianpu (Hong Kong) Limited. Beijing Rongshiji Information Technology Co., Ltd. transfered its equity interests in RDD to three individual shareholders. After the transfer, RDD is 40% owned by Ms. Dawei Huang, 40% owned by Mr. Jiayan Lu and 20% owned by Mr. Caofeng Liu. RQN has entered into new variable interest entity contractual arrangements with RDD and the three individual shareholders.

        After the foregoing, Jianpu Technology Inc. is our holding company in the Cayman Islands, and it is 100% held by RONG360 Inc. A wholly owned subsidiary of Jianpu Technology Inc., Jianpu (Hong Kong) Limited, is our intermediary holding company in Hong Kong. Jianpu (Hong Kong) Limited has one wholly owned subsidiary in China, RQN. We rely on contractual arrangements with RDD to conduct a significant part of our operations in China. We have control over and are the primary beneficiary of RDD through the series of contractual arrangements between RQN, RDD and the shareholders of RDD.

        The following diagram is solely for the purpose of illustrating where the RONG360 group's entities' assets and liabilities relating to the platform business were transferred in our new corporate structure as part of the Restructuring:

        We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place. For as long as RONG360 Inc. remains our parent company following the completion of this offering, we will be a "controlled company" as defined under the [NYSE Listed Company Manuals/NASDAQ Stock Market Rules] because RONG360 Inc. will hold        % of our then outstanding ordinary shares, assuming that the underwriters do not exercise their over-allotment option, or         % of our then outstanding ordinary shares if the underwriters do exercise their over-allotment option in full.

Corporate Structure

        The following diagram illustrates the principal entities in our corporate structure as of the date of this prospectus:

        We conduct most of our business operations through RQN. However, due to the PRC legal restrictions on foreign ownership of value-added telecommunications businesses, we conduct a significant part of our operations in China through RDD. RDD is the entity that operates the part of our business that provides advertising and marketing services. Advertising, marketing and other services accounted for 14.8% of our total revenues for 2016 and 8.0% for the six months ended June 30, 2017. RDD will also employ part of our research and development team. In addition, RDD has obtained a value-added telecommunications services license for internet information services, which is known as an ICP License, and will hold the domain names relevant to the operation of our business after the Restructuring.

Contractual Arrangements with RDD

        We have entered into a series of contractual arrangements, including an exclusive call option agreement, an equity pledge agreement and an exclusive business cooperation agreement, with RDD and its shareholders. These contractual arrangements allow us to exercise effective control over RDD, receive substantially all of the economic benefits of RDD, and have an exclusive option to purchase all or part of the equity interests in RDD when and to the extent permitted by PRC law. As a result of these contractual arrangements, we are regarded as the primary beneficiary of RDD, and we treat it as our variable interest entity under U.S. GAAP. We consolidate the financial results of RDD and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

        The following is a summary of the contractual arrangements entered into by and between RQN, RDD and the shareholders of RDD.

  Agreements that provide us effective control over RDD

        Exclusive Purchase Option Agreement.    Pursuant to the exclusive purchase option agreement, each of the shareholders of RDD irrevocably grants RQN an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholders' equity interests in RDD at the lowest price permitted by applicable PRC law. In addition, RDD grants RQN an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of RDD's assets at the price of the net book value of such assets, or the lowest price permitted by applicable PRC law, whichever is higher. Without the prior written consent of RQN, RDD may not increase or decrease the registered capital, dispose of its assets, enter into any material contract with a value exceeding a specific amount except for those executed in the ordinary course of business, appoint or remove any directors, distribute dividends to the shareholders, guarantee its continuance, amend its articles of association and provide any loans to any third parties. The shareholders of RDD agree that, without the prior written consent of RQN, they will not transfer or otherwise dispose of their equity interests in RDD or create or allow any encumbrance on the equity interests. The exclusive purchase option agreement will remain effective until all equity interests in RDD held by its shareholders are transferred or assigned to RQN or its designated representatives.

        Equity Pledge Agreements.    Pursuant to the equity pledge agreements, each of the shareholders of RDD pledges all of their equity interests in RDD to guarantee their and RDD's performance of their obligations under the contractual arrangements including, but not limited to, the exclusive business cooperation agreement, exclusive purchase option agreement and shareholders' power of attorney. If RDD or its shareholders breach their contractual obligations under these agreements, RQN, as pledgee, will have the right to dispose of the pledged equity interests. The shareholders of RDD agree that, during the term of the equity pledge agreements, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests, and they also agree that RQN's rights relating to the equity pledges shall not be prejudiced by the legal actions of the shareholders, their successors or their designatees. During the term of the equity pledge agreements, RQN has the right to receive all of the dividends and profits distributed on the pledged equity interests. The equity pledges will become effective on the date when the pledge of equity interests contemplated in these agreements are registered with the relevant administration for industry and commerce in accordance with the PRC Property Rights Law and will remain effective until RDD and its shareholders discharge all their obligations under the contractual arrangements. We are in the process of registering the equity pledges with the relevant office of the administration for industry and commerce in accordance with the PRC Property Rights Law.

        Power of Attorney.    Pursuant to the power of attorney, each of the shareholders of RDD will appoint RQN as their attorney-in-fact to exercise all shareholder rights, including, but not limited to, attending the shareholders' meeting, voting on all matters of RDD requiring shareholder approval, appointing or removing directors and executive officers, and disposing of all or part of the shareholder's equity interests in RDD pursuant to the exclusive purchase option agreement and the equity pledge agreements. The shareholders' power of attorney will remain in force for an unlimited term, unless RQN issues a contrary instruction in writing otherwise.

  Agreement that allows us to receive economic benefits from RDD

        Exclusive Business Cooperation Agreement.    Under the exclusive business cooperation agreement, RQN has the exclusive right to provide RDD with technical, consulting and other services needed for RDD's business. In return, RQN is entitled to receive a service fee from RDD on a monthly basis and at an amount equivalent to all of RDD's net income as confirmed by RQN, which is adjustable at the sole discretion of RQN. RQN owns the exclusive intellectual property rights created as a result of the performance of this agreement. Except with RQN's prior written consent, RDD may not accept any consultation or services provided by any third party and may not cooperate with any third party regarding the matters contemplated by the exclusive business cooperation agreement, unless RQN appoints other parties to provide RDD with consultation or services. This agreement will remain effective unless terminated unilaterally by RQN.

        In the opinion of Fangda Partners, our PRC legal counsel:

  •
  the ownership structures of our variable interest entity and wholly foreign owned subsidiaries in China currently and immediately after giving effect to this offering, does not and will not violate any applicable PRC laws or regulations currently in effect; and

  •
  the contractual arrangements among our wholly foreign owned subsidiaries, our variable interest entity and the shareholders of our variable interest entity governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws or regulations currently in effect except that the pledges on RDD's equity interests would not be deemed validly created until they are registered with the competent administration of industry and commerce, and            , both currently and immediately after giving effect to the offering, does not and will not violate any applicable PRC laws or regulations currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel. See "Risk Factors—Risks Related to Our Corporate Structure—If the PRC government deems that our contractual arrangements with our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations." and "Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated statements of comprehensive loss for the years ended December 31, 2015 and 2016 and selected consolidated balance sheet as of December 31, 2015 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of comprehensive loss for the six months ended June 30, 2016 and 2017 and summary consolidated balance sheet as of June 30, 2017 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Statement of Comprehensive Loss:
Revenues:
Recommendation services:
Loans (including revenues from related party of RMB nil for the year ended December 31, 2015, RMB19.9 million (US$2.9 million) for the year ended December 31, 2016, RMB1.5 million for the six months ended June 30, 2016 and RMB63.4 million (US$9.4 million) for the six months ended June 30, 2017)	116,738	238,846	35,232	92,328	313,508	46,245
Credit cards	38,406	64,911	9,575	29,152	48,553	7,162

Total recommendation services	155,144	303,757	44,807	121,480	362,061	53,407
Advertising, marketing and other services	13,229	52,630	7,763	24,427	31,327	4,621

Total revenues	168,373	356,387	52,570	145,907	393,388	58,028
Cost of revenues	(34,423)	(66,683)	(9,836)	(34,788)	(40,787)	(6,016)

Gross profit	133,950	289,704	42,734	111,119	352,601	52,012
Operating expenses:
Sales and marketing	(262,359)	(382,915)	(56,483)	(174,719)	(340,034)	(50,158)
Research and development	(45,358)	(72,832)	(10,743)	(33,259)	(44,802)	(6,609)
General and administrative	(22,419)	(16,273)	(2,400)	(7,885)	(11,652)	(1,719)

Loss from operations	(196,186)	(182,316)	(26,892)	(104,744)	(43,887)	(6,474)
Others, net	12	191	28	109	(59)	(9)

Loss before income tax	(196,174)	(182,125)	(26,864)	(104,635)	(43,946)	(6,483)
Income tax expense	—	—	—	—	(5,097)	(752)

Net loss	(196,174)	(182,125)	(26,864)	(104,635)	(49,043)	(7,235)

Other comprehensive (loss)/income, net	—	—	—	—	—	—

Total comprehensive loss	(196,174)	(182,185)	(26,864)	(104,635)	(49,043)	(7,235)

        As of December 31, 2016, Jianpu Technology Inc. did not yet exist, and our business was operated by the RONG360 group. Therefore, the presentation of loss per share is not applicable for any of the historical periods.

	As of December 31,			As of June 30,
	2015	2016		2017
	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet:
Accounts receivable, net	41,698	57,536	8,487	99,336	14,653
Amount due from related parties	—	21,128	3,117	88,301	13,025
Prepayments and other current assets	20,448	50,415	7,436	73,874	10,897

Total current assets	62,146	129,079	19,040	261,511	38,575
Total assets	70,111	134,483	19,837	273,720	40,376

Accounts payable	47,534	32,433	4,784	90,917	13,411
Total current liabilities	83,677	81,876	12,077	164,246	24,228
Total liabilities	83,677	81,876	12,077	164,246	24,228

Total invested (deficit)/equity	(13,566)	52,607	7,760	109,474	16,148

        Our business has operated within the RONG360 group's corporate cash management program for all periods presented. The RONG360 group will also provide RMB             million initial working capital to us, either in the form of a loan or a capital contribution.

Non-GAAP Financial Measures

        We use adjusted EBITDA and adjusted net loss, each a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes.

        We believe that adjusted EBITDA and adjusted net loss help identify underlying trends in our business that could otherwise be distorted by the effect of the expenses and gains that we include in loss from operations and net loss. We believe that adjusted EBITDA and adjusted net loss provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        Adjusted EBITDA and adjusted net loss should not be considered in isolation or construed as alternatives to net loss or any other measure of performance or as indicators of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted EBITDA and adjusted net loss presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        Adjusted EBITDA represents EBITDA before share-based compensation expenses. EBITDA represents net loss before interest, tax, depreciation and amortization.

        Adjusted net loss represents net loss before share-based compensation expenses.

        The table below sets forth a reconciliation of our net loss to adjusted net loss and adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,			For the Six Months Ended June 30
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(196,174)	(182,125)	(26,864)	(104,635)	(49,043)	(7,235)
Add: shared-based compensation expense	13,216	4,817	710	2,844	1,192	176

Adjusted net loss	(182,958)	(177,308)	(26,154)	(101,791)	(47,851)	(7,059)
Add: depreciation and amortization	3,650	4,637	684	2,255	1,965	290
Income tax expense	—	—	—	—	5,097	752

Adjusted EBITDA	(178,308)	(172,671)	(25,470)	(99,536)	(40,789)	(6,017)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are the leading independent open platform for discovery and recommendation of financial products in China, whether measured by the number of loan applications or by the number of credit card applications over the period from 2012 to 2016, according to the iResearch Report.

        Our users have access to an extensive range of financial products on our platform, including consumer and other loans, credit cards, and wealth management products. We synthesize a massive volume of data and leverage our proprietary technology to identify and recommend the most suitable products for each user's specific financial circumstances. Users can also access credit management tools and a wide range of information and content on our platform. Gold Cloud, our SaaS-based end-to-end solution which we introduced in the first quarter of 2016, supports the application, approval and loan servicing process for a large and growing percentage of our loan products, allowing financial service providers to offer a seamless user experience.

        We generate our revenue primarily from fees that we charge financial service providers for our recommendation services for loan products on a cost-per-action basis, where the action is generally determined by a user's completion of a loan application, and for credit card products on a cost-per-success basis, where the success is most often defined as the issuance of a credit card. To a lesser extent, we provide display and performance-based advertising and marketing services primarily to financial service providers of credit cards and wealth management products. We also offer financial service providers big data risk management solutions, which we introduced in the second quarter of 2015.

        We have experienced substantial revenue growth since we commenced operations in 2011. Our revenues increased by 112% from RMB 168.4 million in 2015 to RMB 356.4 million (US$52.6 million) in 2016, while our net loss decreased by 7.2% from RMB 196.2 million to RMB 182.1 million (US$26.9 million) over the same period. Our revenues increased by 170% from RMB 145.9 million in the first half of 2016 to RMB 393.4 million (US$58.0 million) in the first half of 2017, while our net loss decreased by 53% from RMB 104.6 million to RMB 49.0 million (US$7.2 million) over the same period.

Our Relationship with the RONG360 Group

        We are currently a wholly-owned subsidiary of RONG360 Inc. Our business was historically operated by RONG360 Inc. through its subsidiaries and variable interest entity. Our consolidated financial statements included elsewhere in this prospectus include the assets, liabilities, revenues, expenses and cash flows that were directly attributable to us throughout the periods presented. See "—Critical Accounting Policies, Judgments and Estimates—Basis of Presentation and Principles of Consolidation."

        Upon the completion of the Restructuring, our business will be operated by our own subsidiaries and variable interest entity. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place. For more details, see "Corporate History and Structure—Restructuring."

        Historically, the RONG360 group operated our business with its financial, administrative, sales and marketing, legal and information technology resources, as well as the services of its executive officers and other employees, the costs of which were allocated to us based on the proportion of revenues, infrastructure usage, labor usage and other factors attributable to our business, and were included in our consolidated financial statements for the periods presented. As a part of the Restructuring, the RONG360 group will transfer all operating assets and liabilities relating to our business to our company, as well as all related personnel and business contracts. After the transfer, we will have our own financial, administrative, sales and marketing, legal and information technology functions to operate our business. We have entered into a transitional services agreement with RONG360 Inc. with respect to various ongoing relationships between us and the RONG360 group. See "Related Party Transactions—Agreement with RONG360 Inc."

Key Factors Affecting Our Results of Operations

  Economic and industry trends in China

        The growth in consumer lending in China in recent years has been supported by generally rising consumer demand and increased willingness to assume credit. Consumer demand has increased as China's emerging middle class has enjoyed more disposable income, and Chinese consumers have been more willing to take on debt in an environment of relative economic stability and good employment prospects. With the rapid growth in China's internet population, financial service providers have been seeking online channels to access those segments of the population that previously have been underserved, including the younger generation of potential customers that increasingly prefer mobile access to the internet. In addition, new technology-enabled financial service providers have emerged to compete with traditional financial institutions and take advantage of this market opportunity, which in turn gives traditional financial institutions an incentive to utilize online channels. Lending to SMEs has also grown rapidly in China as SMEs have grown significantly and more financial service providers have been focusing on SME lending. The growth of our business will depend in part on the continuation of these trends.

  Effectiveness of matching and recommendation

        The revenue and growth of our recommendation services for financial service providers primarily depend on the effectiveness of our matching and recommendation capabilities. We rely on our data insights and proprietary technologies to efficiently match users with the financial products most suitable to their needs and increase the success rate of their applications to attract users to our platform. In turn, our user base enables us to serve financial service providers in reaching and serving their target customers more effectively through online and mobile channels. As we generate the majority of our revenues from recommendation services for financial service providers, we must continually enhance our data insights and strengthen our proprietary technologies to improve our matching and recommendation capabilities.

  Integration with financial service providers

        We launched our online platform in 2012 with sales and marketing solutions, and introduced big data risk management solutions in 2015 and Gold Cloud in 2016. Through cooperation with financial service providers, we have further improved and developed the services and solutions that we can offer to them. These services and solutions often require some degree of integration between our systems and the financial service provider's, which increases their efficiency and also give financial service providers an additional incentive to remain on our platform. Increased integration also gives us access to more and better data, enabling better curation of financial products and improving monetization. We offer a range of solutions requiring different degrees of integration, and over time, financial service providers have been increasingly adopting solutions that require greater levels of integration. For this trend to continue, we must continue to enhance our data insights and develop proprietary technology to make our new and existing solutions more attractive to financial service providers. Developing new solutions will also give us more opportunities to cross sell.

  Expansion of our user base and user activity

        Although we generate our revenue primarily from fees that we charge financial service providers, their demand for our services and solutions largely depends on our ability to help them reach and serve their target customers. Therefore, the size and characteristics of our user base on our platform significantly affect our revenue and results of operations. We must maintain a large and active user base that is geographically and demographically diverse. We have incurred significant expenses and devoted considerable resources to marketing activities and user traffic acquisition as we have grown our business, and we expect to continue to incur significant expenses as we grow. To achieve profitability, we must be able to retain and expand our user base and user activity in a cost effective manner.

  Operating leverage of our platform

        We have incurred significant expenses in building our platform and developing capabilities in data analytics and technology. Our business model is highly scalable and our platform is built to support our continued growth. While we expect our expenses to increase in absolute terms as our business expands, we also expect them to decrease as a proportion of our total revenues as we leverage our platform and achieve more economies of scale. Personnel costs have been the largest component of our total costs and expenses after marketing expenses, so to maintain and improve the operating leverage of our platform we must be able to grow our business without adding disproportionately to our personnel costs.

  Ability to compete effectively

        Our business and results of operations depend on our ability to compete effectively in the markets in which we operate. We compete primarily with other companies that also seek to position themselves as open platforms serving both borrowers and financial service providers. We also compete with platforms that are affiliated with major internet companies, including search engine, social media, e-commerce and online payment companies. Some of these internet companies also offer their financial products on our platform, so they both compete and cooperate with us. In addition, we compete with financial service providers to the extent that they offer or list financial products on their own platform, and some of these financial service providers may also offer financial products on our platform as well. The internet finance industry is continually evolving, and new competitors may emerge at any time. We must continue to innovate our services and solutions in a way that financial service providers will find attractive. Our ability to compete effectively depends in large part on our ability to anticipate the needs of both financial service providers and users.

  Regulatory environment in China

        The PRC government has not adopted a clear regulatory framework governing the young and rapidly evolving online consumer finance market, and we expect that the regulatory framework will remain unclear for some time to come. If the PRC government adopts stringent regulations on financial service providers in the online consumer finance market, the growth of that market may slow, which may limit our growth. If they impose specific requirements (including licensing requirements) on us, the requirements may be difficult or costly for us to comply with. Regulations may be adopted in a way that favor competing business models or that disadvantage the internet finance industry as a whole in comparison to traditional financial institutions.

Key Metrics

        We review a variety of metrics for our business, including the following key metrics, to evaluate our business performance, identify trends affecting our business and make business plans and strategic decisions. Our key metrics include the average MAU, the number of loan applications and credit card volume on our platform.

        Average MAU.    We use the average MAU on our platform to evaluate our user base and user activity. Average MAU increased substantially from 22.6 million in 2015 to 34.8 million in 2016 and 63.6 million in the first half of 2017. We believe this growth is a key driver for the increases in the number of loan applications and credit card volume on our platform. Not all of our active users are registered users.

        Loan applications.    The following table shows the number of loan applications initiated on our platform each quarter since the first quarter of 2015, in thousands, as well as the year-over-year growth in percentage terms for each quarter since the first quarter of 2016:

        Credit card volume.    Credit card volume is the number of credit cards we generate revenues from, including for both recommendation services and advertising and marketing services. The following table shows the credit card volume on our platform each quarter since the first quarter of 2015, in thousands, as well as the year-over-year growth in percentage terms for each quarter since the first quarter of 2016:

Key Components of Results of Operations

  Revenues

        Our revenues are derived from recommendation services for loans and credit cards and advertising, marketing and other services offered to financial service providers.

        The following table sets forth the breakdown of our total revenues, both in absolute amount and as a percentage of our total revenues, for the periods presented:

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2015		2016			2016		2017
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands)
Revenues:
Recommendation services:
Loans	116,738	69.3	238,846	35,232	67.0	92,328	63.3	313,508	46,245	79.7
Credit cards	38,406	22.8	64,911	9,575	18.2	29,152	20.0	48,553	7,162	12.3

Total recommendation services	155,144	92.1	303,757	44,807	85.2	121,480	83.3	362,061	53,407	92.0
Advertising, marketing and other services	13,229	7.9	52,630	7,763	14.8	24,427	16.7	31,327	4,621	8.0

Total revenues	168,373	100.0	356,387	52,570	100.0	145,907	100.0	393,388	58,028	100.0

        Recommendation services.    We record fees charged for our recommendation services for loan products on a cost-per-action basis, where the action is generally determined by a user's completion of a loan application. In recent years, the average loan size and the average loan duration on our platform have both decreased as financial technology has made it more cost effective for financial service providers to extend credit to previously underserved segments of the market. Generally speaking, we benefit from a trend towards smaller and shorter duration loans to the extent that they result in larger numbers of loans being taken out more frequently. However, average loan size and duration also indirectly affect the fees that lenders are willing to pay. As average loan size and duration have decreased, our average fee per loan application decreased by 36.2% from RMB 22.27 in 2015 to RMB 14.21 (US$2.10) in 2016, and further by 24.2% to RMB 10.76 (US$1.59) in the first half of 2017.

        We record fees charged for our recommendation services for credit card products on a cost-per-success basis, where the success is most often defined as the issuance of a credit card and in other cases by the completion of an application or the first usage of a credit card, depending on the credit card issuer's policy. Our average fee per credit card, based on the portion of our credit card volume relating to our recommendation services revenues, remained relatively stable at RMB 73.93 in 2015, RMB 74.17 (US$10.94) in 2016 and RMB 74.82 (US$11.04) in the first half of 2017.

        Advertising, marketing and other services.    We provide performance-based and to a lesser extent time-based advertising and marketing services primarily to financial service providers of credit cards and wealth management products, both on our own platform and on third-party search engine, social networking or other platforms where we purchase advertising resources. We expect growth in our recommendation services revenues to cause our advertising and marketing services revenues to decrease in relative terms as a percentage of our total revenues over time.

  Cost of revenues

        The following table sets forth our cost of revenues, both in absolute amount and as a percentage of total revenues, for the periods indicated:

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2015		2016			2016		2017
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands)
Cost of revenues	(34,423)	20.4	(66,683)	(9,836)	18.7	(34,788)	23.8	(40,787)	(6,016)	10.4

        Cost of revenues consists primarily of direct costs relating to advertising and marketing services revenue, payroll costs and related expenses for user service in our call center, short message service (SMS) fees and data acquisition costs. Our total cost of revenues have been growing in absolute terms as we have expanded our business.

  Operating Expenses

        Our operating expenses consist of sales and marketing expenses, research and development expenses and general and administrative expenses. Our expenses have been growing in absolute terms as we have expanded our business.

        The following table sets forth our operating expenses, both in absolute amount and as a percentage of total revenues, for the periods indicated:

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2015		2016			2016		2017
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands)
Operating expenses:
Sales and marketing	(262,359)	155.9	(382,915)	(56,483)	107.4	(174,719)	119.7	(340,034)	(50,158)	86.4
Research and development	(45,358)	26.9	(72,832)	(10,743)	20.4	(33,259)	22.8	(44,802)	(6,609)	11.4
General and administrative	(22,419)	13.3	(16,273)	(2,400)	4.6	(7,885)	5.4	(11,652)	(1,719)	3.0

Total operating expenses	(330,136)	196.1	(472,020)	(69,626)	132.4	(215,863)	147.9	(396,488)	(58,486)	100.8

  Sales and marketing expenses

        Our sales and marketing expenses consist primarily of marketing expenses relating to traffic acquisition, payroll costs and related expenses for employees involved in sales and marketing activities, and expenses for the portion of our call center operations that we outsource. We expense all sales and marketing costs as incurred. We expect that our sales and marketing expenses will increase in absolute terms as we engage in more marketing and sales activities and hire additional sales and marketing personnel.

  Research and development expenses

        Our research and development expenses consist primarily of payroll costs and related expenses for employees involved in developing and improving our platform and our services and solutions. We expense all research and development costs as incurred. We expect that our research and development expenses will increase in absolute terms as we continue to develop new technology and services.

  General and administrative expenses

        Our general and administrative expenses consist primarily of payroll costs and related expenses for employees involved in general corporate functions, including finance, legal and human resources, and professional fees relating to these functions. We expect that our general and administrative expenses will increase in absolute terms as we hire additional personnel and incur costs related to the anticipated growth of our business and our operation as a public company.

Taxation

  Cayman Islands

        We are not subject to income or capital gains tax under the current laws of the Cayman Islands. There are no other taxes likely to be material to us levied by the government of the Cayman Islands.

  Hong Kong

        Jianpu (Hong Kong) Limited, our subsidiary incorporated in Hong Kong, is subject to Hong Kong profits tax at a rate of 16.5%. Hong Kong does not impose a withholding tax on dividends.

  China

        Our PRC subsidiary and our variable interest entity which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. In addition, our variable interest entity is subject to value added taxes, or VAT, at a rate of 6% on the services we provide to financial service providers, less any deductible VAT we have already paid or borne. They are also subject to surcharges on VAT payments in accordance with PRC law.

        Dividends paid by our wholly foreign-owned subsidiaries in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless they qualify for a special exemption. If Jianpu (Hong Kong) Limited satisfies all the requirements under the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income and receives approval from the relevant tax authority, then dividends paid by our wholly foreign-owned subsidiary in China will be subject to a withholding tax rate of 5% instead. See "Risk Factors—Risks Relating to Doing Business in China—We may not be able to obtain certain benefits under the relevant tax arrangement for dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary."

        If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors—Risks Relating to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

Critical Accounting Policies, Judgments and Estimates

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

        We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

        The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

  Basis of presentation and principles of consolidation

        Since our business is being carried out prior to the Restructuring by various subsidiaries and a variable interest entity of RONG360 Inc. that are under common control with us, the accompanying consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that were directly attributable to our business for all periods presented. The historical funding provided by RONG360 Inc. for our business is deemed and presented as a contribution to us from RONG360 Inc. in the consolidated financial statements. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if we had actually existed on a stand-alone basis during the periods presented.

        The assets and liabilities have been stated at historical carrying amounts. Only those assets and liabilities that are specifically identifiable to our business are included in our consolidated balance sheets. Income tax liability is calculated based on a separate return basis as if we had filed a separate tax return. Our statement of comprehensive loss consists all the related revenues, costs and expenses of our business, including allocation to the cost of revenues, sales and marketing expenses, research and development expenses, and general and administrative expenses, which were incurred by RONG360 Inc. but related to our business prior to the Restructuring. These allocated costs and expenses are primarily related to workplace resources, information technology supports and certain corporate functions, including senior management, finance, legal and human resources, as well as share-based compensation. These allocations are based on proportional cost allocation by considering proportion of headcount and transaction volume, among other things, attributable to us and are made on a basis considered reasonable by our management.

        The following table sets forth the cost of revenues, sales and marketing expenses, research and development expenses, general and administrative expenses allocated from RONG360 Inc. for the years ended December 31, 2015 and 2016:

	For the Year Ended December 31,
	2015	2016
	RMB	RMB	US$
	(in thousands)
Cost of revenues	6,112	7,930	1,170
Sales and marketing expenses	16,785	23,785	3,508
Research and development expenses	11,161	18,175	2,681
General and administrative expenses	19,604	15,386	2,270

Total	53,662	65,276	9,629

        Our business has operated within the RONG360 group's corporate cash management program for all periods presented. For purposes of presentation in our consolidated statements of cash flows, the cash flow from the RONG360 group to support our business is presented as funding from the RONG360 group, which is included in cash flows from financing activities. Funding from the RONG360 group as disclosed under cash flows from financing activities also reflected the changes in contribution from the RONG360 group as presented in the consolidated statements of changes in invested (deficit)/equity.

        Our consolidated financial statements related to periods after the completion of the Restructuring will include the financial statements of Jianpu Technology Inc., its subsidiaries and the variable interest entity for which Jianpu Technology Inc. is the ultimate primary beneficiary. Subsidiaries are those entities in which Jianpu Technology Inc., directly or indirectly, controls more than one half of the voting power, or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

        A variable interest entity is an entity in which Jianpu Technology Inc., or its subsidiary, through contractual arrangements, exercises effective control over the activities that most impact the economic performance, bears the risks of, and enjoys the rewards normally associated with ownership of the entity, and therefore Jianpu Technology Inc. or its subsidiary is the primary beneficiary of the entity.

        All significant intercompany transactions and balances between Jianpu Technology Inc. and its wholly-owned subsidiaries and the variable interest entity are eliminated upon consolidation.

  Revenue recognition

        We operate a platform for discovery and recommendation of financial products, including consumer and other loans, credit cards, and wealth management products offered by a variety of financial service providers. Our platform includes our website, mobile website and mobile apps, which enable users to browse and search product information and initiate an online application. We generate revenues from recommendation services for loans and credit cards and from advertising and marketing services.

        Consistent with the criteria of ASC 605, Revenue Recognition, we recognize revenues when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured. Revenue is measured at the fair value of the consideration received or receivable.

        For service arrangements that involve multiple deliverables, revenues are allocated to each unit of accounting based on relative selling price of each unit of accounting according to the selling price hierarchy established by ASU No. 2009-13. We use vendor-specific objective evidence of selling price, if it exists, or otherwise, third-party evidence of selling price. If neither exists, we use the management's best estimate of the selling price for that deliverable. For the periods presented, we primarily used vendor-specific objective evidence to allocate the arrangement consideration.

        We recognize revenues net of discounts and return allowances when the services are delivered. Customers for recommendation services are entitled to apply for returns for invalid recommendations within a specified period after the recommendation is delivered under limited circumstances, for example where the applicant's phone number cannot be contacted or the applicant is on a blacklist maintained by financial service providers. Return allowances are estimated as a reduction of revenues based on historical experiences of returns granted to customers.

        Revenues are recorded net of value-added taxes and related surcharges.

        Recommendation services—loans.    We provide recommendation services in respect of loan products offered by the financial service providers on our platform, and assist the financial service providers or their loan sales representatives to identify qualified individual users or borrowers. We consider the financial service providers, including banks, credit card issuers, micro-loan companies and other licensed financial institutions, consumer finance companies and emerging technology-enabled financial service providers, or their loan sales representatives, to be our customers, and we receive service fees from the customers primarily based on the number of applications of qualified users. After the users or borrowers submit applications for the recommended products to the financial service providers, we do not maintain any obligations. The price for each recommendation charged to financial service providers is a fixed price as pre-agreed in the service contract, or, where we have a bidding system for loans offered by loan sales representatives of the same financial services provider, pre-set in the bidding systems by the customers. The price is not determined by the size or duration of the loan that is the subject of the recommendation. Revenue is recognized when the user application is delivered to customers, net of estimated returns, provided the collectability is reasonably assured.

        Recommendation services—credit card.    We provide recommendation services in respect of credit card products offered by credit card issuers on our platform. Users can select and apply for the credit cards and submit applications to the issuers. We are not involved in the credit card approval or issuance process. A service fee is charged to the customers, in other words the credit card issuers, on what is referred to as a "cost-per-success" basis, where the success is most often defined as the issuance of a credit card and in other cases by the completion of an application or the first usage of a credit card, depending on the credit card issuer's policy. Revenue is recognized on a monthly basis when the customers confirm the number of card applications, issuances or first usages with us, provided that collection of the receivable is reasonably assured.

        Advertising, marketing and other services.    We also provide advertising, marketing and other services primarily to financial service providers of credit cards and wealth management products. Our advertising and marketing services allow customers to place advertisements in particular areas of our platform and our third-party advertising network, at performance-based or time-based fixed prices, in particular formats and over particular periods of time. Performance-based revenues are recognized based on effective clicks or effective activations, depending on the relevant performance measures. Effective click refers to the user clicking on the advertisement. Effective activation generally refers to the user providing contact information or completing a registration form on the advertiser's website after being redirected from the advertisement, or the user's application being successfully approved by the credit card issuers in the case of advertising and marketing services related to credit card products.

        For service arrangements involving third-party platforms, we have assessed our revenue arrangements against the specific criteria of ASC 605 and determined whether we are acting as principal or agent. For arrangements where we have several strong indicators that we have risks and rewards of a principal, such as being the primary obligor, being subject to inventory risk, and having latitude in establishing prices and selecting suppliers, revenue is recorded on a gross basis, with the related marketing costs charged by third party platforms that are directly attributable to the customers are recorded as costs. Otherwise, the revenue is recorded on a net basis.

  Fair Value of RONG360 Inc.'s Ordinary Shares

        In determining the grant date fair value of RONG360 Inc.'s ordinary shares for purposes of recording share-based compensation expenses allocated to us in connection with share options and restricted shares, we, with the assistance of an independent valuation firm, performed retrospective valuations instead of contemporaneous valuations because, at the time of the valuation dates, the financial and limited human resources were principally focused on business development efforts. This approach is consistent with the guidance prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Specifically, the "Level B" recommendation in paragraph 16 of the Practice Aid sets forth the preferred types of valuation that should be used.

        We with the assistance of an independent valuation firm, evaluated the use of three generally accepted valuation approaches: market, cost and income approaches to estimate the enterprise value of RONG360 Inc. and the independent valuation firm considered the market and cost approaches as inappropriate for valuing the ordinary shares because no exactly comparable market transaction could be found for the market valuation approach and the cost approach does not directly incorporate information about the economic benefits contributed by RONG360 Inc.'s business operations. Consequently, we and the independent valuation firm relied solely on the income approach in determining the fair value of the ordinary shares. This method eliminates the discrepancy in the time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties related.

        The DCF method of the income approach involves applying appropriate weighted average cost of capital, or WACC, to discount the future cash flows forecast to present value. The WACC was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

        We also applied a discount for lack of marketability, or DLOM, which was quantified by the Finnerty's Average-Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM.

        The following table sets forth the fair value of the ordinary shares estimated at different times with the assistance from an independent valuation firm.

Date of Valuation	Fair Value Per Share (US$)	Discount of Lack of Marketability (DLOM)	Discount Rate
July 9, 2012	0.06	25%	25.0%
February 6, 2013	0.06	25%	25.0%
July 16, 2013	0.15	20%	23.0%
January 1, 2014	0.26	20%	22.5%
April 1, 2014	0.33	20%	22.5%
July 16, 2014	0.45	20%	22.0%
January 1, 2015	0.70	20%	22.0%
April 1, 2015	0.86	15%	21.5%
July 1, 2015	0.94	15%	21.5%
August 31, 2015	1.19	15%	19.5%
April 1, 2016	1.36	15%	19.5%
October 1, 2016	1.92	15%	19.0%
April 1, 2017	3.24	10%	19.0%
July 1, 2017	3.53	7%	19.0%

        The determined fair value of the ordinary shares increased from US$0.06 per share as of July 9, 2012 to US$0.15 per share as of July 16, 2013. The increase in the fair value of the ordinary shares was primarily attributable to the following factors:

  •
  RONG360 Inc. raised additional capital by issuing series B preferred shares at a price of US$0.29 per share in July 2013 to certain investors, which provided us with additional capital for the business expansion;

  •
  as we progressed towards for an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 25% as of July 9, 2012 to 20% as of July 16, 2013; and

  •
  as a result of progress events described above and the continuous growth of the business, the discount rate is decreased from 25% as of July 9, 2012 to 23% as of July 16, 2013.

        The determined fair value of the ordinary shares increased from US$0.15 per share as of July 16, 2013 to US$0.45 per share as of July 16, 2014. The increase in the fair value of the ordinary shares was primarily attributable to the following factors:

  •
  RONG360 Inc. raised additional capital by issuing series C preferred shares at a price of US$0.89 per share in July 2014 to certain investors, which provided RONG360 Inc. with additional capital for business expansion;

  •
  total revenues grew significantly during the duration;

  •
  RONG360 Inc. has experienced and expected to continue to experience rapid and substantial growth in total revenues and these would result in greater economies of scale and improvement in gross profit margin;

  •
  platforms for credit card recommendation services and wealth management information services were launched; and

  •
  as a result of progress events described above and the continuous growth of the business, the discount rate is decreased from 23% as of July 16, 2013 to 22% as of July 16, 2014.

        The determined fair value of the ordinary shares increased from US$0.45 per share as of July 16, 2014 to US$1.19 per share as of August 31, 2015. The increase in the fair value of the ordinary shares was primarily attributable to the following factors:

  •
  RONG360 Inc. raised additional capital by issuing series D preferred shares at a price of US$2.35 per share in August 2015 to certain investors, which provided us with additional capital for the business expansion;

  •
  total revenues grew significantly during the duration;

  •
  as progress towards a qualified initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 20% as of July 16, 2014 to 15% as of August 31, 2015; and

  •
  as a result of progress events described above and the continuous growth of the business, the discount rate is decreased from 22% as of July 16, 2014 to 19.5% as of August 31, 2015.

        The determined fair value of the ordinary shares increased from US$1.19 per share as of August 31, 2015 to US$1.92 per share as of October 1, 2016. The increase in the fair value of the ordinary shares was primarily attributable to the following factors:

  •
  total revenues grew significantly during the duration; and

  •
  as a result of progress events described above and the continuous growth of the business, the discount rate is decreased from 19.5% as of August 31, 2015, to 19% as of October 1, 2016.

        The determined fair value of the ordinary shares increased from US$1.92 per share as of October 1, 2016 to US$3.53 per share as of July 1, 2017. The increase in the fair value of the ordinary shares was primarily attributable to the following factors:

  •
  total revenues grew significantly during the duration; and

  •
  as we progressed towards for an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 15% as of October 1, 2016 to 7% as of July 1, 2017.

  Share-based Compensation Expenses

        All share-based awards granted to employees, including restricted ordinary shares and share options, are measured at fair value on grant date. Share-based compensation expense is recognized using the graded vesting method, net of estimated forfeitures, over the requisite service period, which is the vesting period. For share options granted with a service condition and the occurrence of an initial public offering as a performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition will be recorded upon the completion of the initial public offering.

        Prior to the Restructuring, all the options and restricted ordinary shares were granted by RONG360 Inc. with its own underlying shares. We use the binomial option pricing model to estimate the fair value of the share options. The determination of the estimated fair value of share-based payment awards on the grant date using an option pricing model is affected by the fair value of RONG360 Inc.'s ordinary shares as well as assumptions regarding a number of complex and subjective variables. These variables include the expected value volatility of RONG360 Inc. over the expected term of the awards, actual and projected employee share option exercise behaviors, a risk-free interest rate and any expected dividends. Shares of RONG360 Inc., which do not have quoted market prices, were valued based on the income approach. Determination of the estimated fair value of RONG360 Inc. requires complex and subjective judgments due to its limited financial and operating history, unique business risks and limited public information on companies in China similar to RONG360 Inc.

        Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate pre-vesting options and record stock-based compensation expense only for those awards that are expected to vest.

        Share-based compensation expenses for periods prior to the Restructuring relates to the options or restricted shares issued by RONG360 Inc. to the employees of RONG360 Inc. who are part of our business. For the years ended December 31, 2015 and 2016, total share-based compensation expenses recognized were RMB 13.2 million and RMB 4.8 million (US$0.7 million), respectively, which are included in general and administrative expenses.

  Share-based compensation expenses allocated from RONG360 Inc.

        Share options.    The 2012 Share Plan of RONG360 Inc. provides for the issuance of share options and other equity-based awards to eligible employees of RONG360 Inc. and its subsidiaries and VIE. Starting from 2013, RONG360 Inc. had granted multiple tranches of share options with tiered vesting commencement dates. Options granted are subject to a service condition of either four or seven years and a performance condition that an initial public offering occur. Pursuant to the service condition, one-fourth of the awards vest on the first anniversary of the specified vesting commencement date, and the remaining of the awards vest in equal installments on a quarterly basis over the remaining vesting period. The grantees are entitled the rights to receive the underlying shares for which the options may be exercised only if the initial public offering has occurred and the service condition has also been met. Options granted typically expire ten years from the vesting commencement date stated in the grant letter. We did not recognize any share-based compensation for the options granted as the vesting of the performance condition awards is contingent upon an initial public offering, which is not considered probable until the event happens. The options as granted under the 2012 Share Plan of RONG360 Inc. will be converted into our equity awards in connection with the Restructuring.

        The following table presents information regarding share options of RONG360 Inc. for the years ended December 31, 2015 and 2016(*):

	Number of options	Weighted average exercise prices	Aggregate intrinsic value	Weighted average remaining contractual years
		US$/Share	US$
Outstanding as of January 1, 2015	10,770,155	0.05	6,981	8.57
Granted during the year	4,663,004	0.30
Forfeited during the year	(1,348,500)	0.12

Outstanding as of December 31, 2015	14,084,659	0.13	16,380	8.11

Granted during the year	3,130,891	0.75
Forfeited during the year	(1,358,352)	0.27

Outstanding as of December 31, 2016(*)	15,857,198	0.24	36,826	7.50

(*)
Changes in options include all activities of the options of RONG360 Inc. The share-based compensation expenses discussed below only include the expenses allocated to us.

        As of December 31, 2016, we had RMB 31.2 million (US$4.6 million) of unrecognized share-based compensation expenses allocated to us related to share options granted, of which RMB 17.6 million (US$2.6 million) in unrecognized share-based compensation expenses related to options for which the service condition has been met and which are expected to be recognized upon the completion of an initial public offering.

        The fair values of the options granted in relation to the share-based compensation allocated to us for the years ended December 31, 2015 and 2016 are as follows:

	For the Year Ended December 31,
	2015	2016
Weighted average grant date fair value of option per share (US$)	0.65	1.25
Aggregate grant date fair value of options granted (US$ thousands)	2,453	2,425

        The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:

	For the Year Ended December 31,
	2015	2016
Risk-free interest rate per annum	1.87% ~ 2.43%	1.59% ~ 1.79%
Expected term (in years)	10	10
Expected volatility	55% ~ 58%	58% ~ 59%
Expected dividend yield	—	—

        We estimated the risk free interest rate based on the yield to maturity of U.S. treasury bonds denominated in U.S. dollars at the option valuation date. Expected term is the contract life of the option. The expected volatility at the date of grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. RONG360 Inc. has never declared or paid any cash dividends on its capital stock, and we do not anticipate any dividend payments in the foreseeable future.

        The following table presents information regarding share options of RONG360 Inc. for the six months ended June 30, 2016 and 2017(*) :

	Number of shares	Weighted average exercise prices US$/Share	Aggregate intrinsic Value US$	Weighted average remaining contractual years
Outstanding as of January 1, 2016	14,084,659	0.13	16,380	8.11
Granted during the period	1,138,280	0.66
Forfeited during the period	(335,225)	0.27

Outstanding as of June 30, 2016	14,887,714	0.16	21,942	7.74

Outstanding as of January 1, 2017	15,857,198	0.24	36,826	7.50
Granted during the period	4,568,049	0.47
Forfeited during the period	(274,169)	0.45

Outstanding as of June 30, 2017	20,151,078	0.29	45,788	9.66

(*)
Changes in options include all activities of share options of RONG360. The share-based compensation expenses discussed below only include the expenses allocated to us.

        As of June 30, 2017, we had RMB 75.9 million (US$11.2 million) of unrecognized share-based compensation expenses allocated to us related to share options granted, of which RMB 28.4 million (US$4.2 million) in unrecognized share-based compensation expenses related to options for which the service condition has been met and which are expected to be recognized upon the completion of an initial public offering.

        The fair values of the options granted in relation to the share-based compensation allocated to us for the six months ended June 30, 2016 and 2017 are as follows:

	For the Six Months Ended June 30,
	2016	2017
	US$	US$
Weighted average grant date fair value of option per share	0.93	2.82
Aggregate grant date fair value of options granted	409	6,848

        The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:

	For the Six Months Ended June 30,
	2016	2017
Risk-free interest rate per annum	1.75% ~ 1.79%	2.39% ~ 2.40%
Expected term (in years)	10	10
Expected volatility	58% ~ 58%	56% ~ 59%
Expected dividends yield	—	—

        We estimated the risk free interest rate based on the yield to maturity of U.S. treasury bonds denominated in U.S. dollars at the option valuation date. Expected term is the contract life of the option. The expected volatility at the date of grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. RONG360 Inc. has never declared or paid any cash dividends on its capital stock, and we do not anticipate any dividend payments in the foreseeable future.

  Restriction of ordinary shares held by our co-founders and other individuals

        On February 21, 2012, an aggregate of 119,692,080 ordinary shares were issued to the co-founders, Mr. Chenchao Zhuang and one other individual at par value of US$0.0001 per share. In connection with RONG360 Inc.'s issuance of Series A Preferred Shares on July 9, 2012, all the 119,692,080 ordinary shares held by the five individuals were restricted pursuant to the shareholders' agreement. These restricted shares vest over a four-year period subject to the condition that the individuals remained employed with RONG360 Inc., with one-fourth of the restricted shares vesting on the first anniversary date of the specified service commencement date which is earlier than the grant date, and one forty-eighth of the restricted shares vesting on a monthly basis over the remaining vesting period, subject to acceleration under certain circumstances including a successful initial public offering. This restriction is deemed to be a compensatory arrangement for services to be provided by the individuals and therefore is accounted for as a share-based compensation arrangement.

        The following table presents information regarding the abovementioned restricted shares of RONG360 Inc. for the years ended December 31, 2015 and 2016 are summarized as follows(*):

	Number of Shares	Weighted-Average Grant Date Fair Value (in US$)
Unvested at January 1, 2015	17,026,510	0.06
Vested	(17,026,510)	0.06

Unvested at December 31, 2015	—

(*)
Changes in restricted ordinary shares held by our co-founders and other individuals include all activities of these restricted ordinary shares of RONG360 Inc. The share-based compensation expenses discussed below only include the expenses allocated to us.

        The total fair value or intrinsic value of the abovementioned restricted shares that vested during the year ended December 31, 2015 was US$12.0 million.

        For the year ended December 31, 2015, share-based compensation expenses allocated to us associated with the above mentioned restricted shares were RMB 0.7 million (US$0.1 million). There were no unvested restricted shares as of December 31, 2015 and 2016.

  Restricted shares granted to co-founders and director

        On July 16, 2014, RONG360 Inc. approved and granted an aggregate of 14,000,000 restricted ordinary shares to our three co-founders and Mr. Chenchao Zhuang. These restricted shares vest over seven years provided that the grantees remain employed with RONG360 Inc. One-fourth of the restricted shares vest on the fourth anniversary date of the specified service commencement date, which is earlier than the grant date, and one forty-eighth of the restricted shares vest on a monthly basis over the remaining vesting period, subject to acceleration under certain circumstances, including a successful initial public offering.

        The following table presents information regarding the foregoing restricted shares of RONG360 Inc. for the years ended December 31, 2015 and 2016(*):

	Number of Shares	Weighted-Average Grant Date Fair Value (in US$)
Unvested at January 1, 2015	14,000,000	0.45
Vested	(3,733,333)	0.45

Unvested at December 31, 2015	10,266,667	0.45
Vested	(4,083,333)	0.45

Unvested at December 31, 2016	6,183,334	0.45
Expected to vest thereafter	6,183,334	0.45

(*)
Changes in restricted shares granted to co-founders and director include all activities of these restricted shares of RONG360 Inc. The share-based compensation expenses discussed below only include the expenses allocated to us.

        The total fair value or intrinsic value of the foregoing restricted shares vested during the year ended December 31, 2015 and 2016 was US$3.3 million and US$4.3 million, respectively.

        For the years ended December 31, 2015 and 2016, share-based compensation expenses allocated to us associated with the foregoing restricted shares were RMB 12.6 million and RMB 4.8 million (US$0.7 million), respectively. As of December 31, 2016, there was RMB 2.7 million (US$0.4 million) of unrecognized share-based compensation expenses related to the foregoing restricted shares. The unrecognized share-based compensation expenses are expected to be recognized over a weighted average period of 1.8 years.

        There were no restricted shares granted for the years ended December 31, 2015 and 2016.

        The following table presents information regarding the foregoing restricted shares for the six months ended June 30, 2016 and 2017(*):

	Number of shares	Weighted-Average Grant-Date Fair Value (in US$)
Unvested at January 1, 2016	10,266,667	0.45
Vested	(2,333,333)	0.45

Unvested at June 30, 2016	7,933,334	0.45
Expected to vest thereafter	7,933,334	0.45

	Number of shares	Weighted-Average Grant-Date Fair Value (in US$)
Unvested at January 1, 2017	6,183,334	0.45
Vested	(1,750,000)	0.45

Unvested at June 30, 2017	4,433,334	0.45
Expected to vest thereafter	4,433,334	0.45

(*)
Changes in restricted shares granted to co-founders and directors include all activities of these restricted shares of RONG360. The share-based compensation expenses discussed below only include the expenses allocated to us.

        The total fair value or intrinsic value of the foregoing restricted shares vested for the six months ended June 30, 2016 and 2017 was US$2.1 million and US$3.1 million, respectively.

        For the six months ended June 30, 2016 and 2017, share-based compensation expenses allocated to us associated with the foregoing restricted shares were RMB 2.8 million and RMB 1.2 million (US$0.2 million), respectively. As of June 30, 2017, there was RMB 1.2 million (US$0.2 million) of unrecognized share-based compensation expenses related to the foregoing restricted shares. The unrecognized share-based compensation expenses are expected to be recognized over a weighted average period of 1.3 years.

        There were no restricted shares granted for the six months ended June 30, 2016 and 2017.

Internal Control Over Financial Reporting

        Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In the course of auditing our consolidated financial statements for the year ended December 31, 2016, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2016. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company's annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

        The material weakness identified relates to the lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to design and implement formal period-end financial reporting policies and procedures, to address complex U.S. GAAP technical accounting issues, and to prepare and review our consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        To remedy our identified material weakness subsequent to December 31, 2016, we have started adopting measures to improve our internal control over financial reporting, including, among others: (i) forming our U.S. GAAP reporting and internal control teams with additional qualified accounting and reporting personnel who have appropriate knowledge and experience of U.S. GAAP and SEC reporting requirements, (ii) adopting accounting and internal control guidance on U.S. GAAP and SEC reporting, (iii) adjusting the classification of costs and expenses based on their natures for appropriate presentation under U.S. GAAP and SEC reporting requirements, (iv) upgrading our financial system to enhance its effectiveness and enhance control of financial analysis, (v) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with U.S. GAAP and SEC reporting requirements, and (vi) organizing regular training for our accounting staffs, especially training related to U.S. GAAP and SEC reporting requirements.

        However, we cannot assure you that we will remediate our material weakness in a timely manner. See "Risk Factors—Risks Related to Our Business—If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud."

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of our total revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2015		2016			2016		2017
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands)					(in thousands)
Revenues:
Recommendation services:
Loans (including revenues from related party of RMB nil for the year ended December 31, 2015, RMB19.9 million (US$2.9 million) for the year ended December 31, 2016, RMB1.5 million for the six months ended June 30, 2016 and RMB63.4 million (US$9.4 million) for the six months ended June 30, 2017)	116,738	69.3	238,846	35,232	67.0	92,328	63.3	313,508	46,245	79.7
Credit cards	38,406	22.8	64,911	9,575	18.2	29,152	20.0	48,553	7,162	12.3

Total recommendation services	155,144	92.1	303,757	44,807	85.2	121,480	83.3	362,061	53,407	92.0
Advertising, marketing and other services	13,229	7.9	52,630	7,763	14.8	24,427	16.7	31,327	4,621	8.0

Total revenues	168,373	100.0	356,387	52,570	100.0	145,907	100.0	393,388	58,028	100.0
Cost of revenues	(34,423)	(20.4)	(66,683)	(9,836)	(18.7)	(34,788)	(23.8)	(40,787)	(6,016)	(10.4)

Gross profit	133,950	79.6	289,704	42,734	81.3	111,119	76.2	352,601	52,012	89.6
Operating expenses:
Sales and marketing	(262,359)	(155.9)	(382,915)	(56,483)	(107.4)	(174,719)	(119.7)	(340,034)	(50,158)	(86.4)
Research and development	(45,358)	(26.9)	(72,832)	(10,743)	(20.4)	(33,259)	(22.8)	(44,802)	(6,609)	(11.4)
General and administrative	(22,419)	(13.3)	(16,273)	(2,400)	(4.6)	(7,885)	(5.4)	(11,652)	(1,719)	(3.0)

Loss from operations	(196,186)	(116.5)	(182,316)	(26,892)	(51.1)	(104,744)	(71.8)	(43,887)	(6,474)	(11.2)
Others, net	12	0.0	191	28	0.1	109	0.1	(59)	(9)	(0.0)

Loss before income tax	(196,174)	(116.5)	(182,125)	(26,864)	(51.0)	(104,635)	(71.7)	(43,946)	(6,483)	(11.2)
Income tax expense	—	—	—	—	—	—	—	(5,097)	(752)	(1.3)

Net loss	(196,174)	(116.5)	(182,125)	(26,864)	(51.0)	(104,635)	(71.7)	(49,043)	(7,235)	(12.5)

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

        Total revenues.    Our total revenues increased by 170% from RMB 145.9 million in the first half of 2016 to RMB 393.4 million (US$58.0 million) in the first half of 2017, primarily due to increases in revenues from recommendation services.

  •
  Revenues from recommendation services increased by 198% from RMB 121.5 million in the first half of 2016 to RMB 362.1 million (US$53.4 million) in the first half of 2017. Revenues from recommendation services for loan products increased by 240% from RMB 92.3 million in the first half of 2016 to RMB 313.5 million (US$46.2 million) in the first half of 2017, primarily due to a major increase in the number of loan applications on our platform from 5.4 million in the first half of 2016 to 29.1 million in the first half of 2017, partially offset by a decline in average unit price which indirectly relates to decreases in average loan size and duration. The increase in the number of loan applications on our platform was mainly driven by increased adoption of our Gold Cloud solution. Revenues from recommendation services for credit card products increased by 66.4% from RMB 29.2 million to RMB 48.6 million (US$7.2 million), due to an increase in the credit card volume relating to our recommendation services revenue by 72.7% from 0.4 million in the first half of 2016 to 0.6 million in the first half of 2017.

  •
  Revenues from advertising, marketing and other services increased by 28.3% from RMB 24.4 million in the first half of 2016 to RMB 31.3 million (US$4.6 million) in the first half of 2017, primarily due to an increase in revenue from big data and risk management solutions. Revenues from advertising and marketing services decreased slightly by 5.0% from RMB 24.1 million in the first half of 2016 to RMB 22.9 million (US$3.4 million) in the first half of 2017 as we devoted more user traffic and other resources to growing our revenues from recommendation services.

        Cost of revenues.    Cost of revenues increased by 17.2% from RMB 34.8 million in the first half of 2016 to RMB 40.8 million (US$6.0 million) in the first half of 2017, primarily attributable to increases in credit data and acquisition costs relating to revenue from data and risk management solutions and to increases in SMS fees paid to suppliers for verification codes and other functional text messages sent to users, the number of which grew in line with our recommendation services. The largest component of cost of revenues, which is traffic acquisition costs, decreased slightly in line with revenues from advertising and marketing services.

        Gross profit and gross margin.    Our gross profit increased by 217% from RMB 111.1 million in the first half of 2016 to RMB 352.6 million (US$52.0 million) in the first half of 2017, and our gross margin increased from 76.2% in the first half of 2016 to 89.6% in the first half of 2017, as a result of the foregoing.

        Sales and marketing expenses.    Our sales and marketing expenses increased by 94.6% from RMB 174.7 million in the first half of 2016 to RMB 340.0 million (US$50.2 million) in the first half of 2017, primarily due to a 124% increase in marketing and advertising expenses from RMB 129.7 million to RMB 289.9 million (US$42.8 million) and a 20.5% increase in payroll costs relating to marketing activities from RMB 26.4 million to RMB 31.8 million (US$4.7 million). Substantially all of our marketing and advertising expenses are comprised of traffic acquisition costs. Our marketing and advertising expenses grew as we devoted more resources to attracting users to our platform. Our payroll costs grew as we paid more compensation to our sales and marketing personnel for their success in helping to grow our business.

        Research and development expenses.    Our research and development expenses increased by 34.5% from RMB 33.3 million in the first half of 2016 to RMB 44.8 million (US$6.6 million) in the first half of 2017, primarily due to a 37.7% increase in payroll costs relating to research and development activities from RMB 29.2 million to RMB 40.2 million (US$5.9 million) as the number of our research and development personnel increased from 216 as of June 30, 2016 to 320 as of June 30, 2017.

        General and administrative expenses.    Our general and administrative expenses increased by 48.1% from RMB 7.9 million in the first half of 2016 to RMB 11.7 million (US$1.7 million) in the first half of 2017, primarily due to a 279% increase in professional fee from RMB 1.4 million to RMB 5.3 million (US$0.8 million) and a 43.3% increase in payroll costs relating to our corporate operation functions from RMB 3.0 million to RMB 4.3 million (US$0.6 million) as the scale of our business grew and we made preparations to become a public company, partially offset by a 57.1% decrease in share-based compensation expenses from RMB 2.8 million to RMB 1.2 million (US$0.2 million).

        Income tax expense.    We incurred RMB 5.1 million (US$0.8 million) income tax expense in the first half of 2017, compared to nil in the first half of 2016. Under PRC tax law, only advertising fees up to 15% of total revenues are deductible. We incurred income tax expense in the first half of 2017 because we had taxable income after adding back the non-deductible advertising fees to net loss and had used up our accumulated losses.

        Net loss.    As a result of the foregoing, our net loss decreased by 53.2% from RMB 104.6 million in the first half of 2016 to RMB 49.0 million (US$7.2 million) in the first half of 2017.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

        Total revenues.    Our total revenues increased by 112% from RMB 168.4 million in 2015 to RMB 356.4 million (US$52.6 million) in 2016, primarily due to increases in revenues from recommendation services and from advertising and marketing services.

  •
  Revenues from recommendation services increased by 95.9% from RMB 155.1 million in 2015 to RMB 303.8 million (US$44.8 million) in 2016. Revenues from recommendation services for loan products increased by 105% from RMB 116.7 million in 2015 to RMB 238.8 million (US$35.2 million) in 2016, primarily due to a 221% increase in the number of loan applications on our platform from 5.2 million in 2015 to 16.8 million in 2016, partially offset by a decline in average unit price due to decrease in average loan size and duration. The introduction of our Gold Cloud solution in the first quarter of 2016 helped drive the increase in the number of loan applications on our platform in 2016. Revenues from recommendation services for credit card products increased by 69.0% from RMB 38.4 million to RMB 64.9 million (US$9.6 million), due to an increase in the credit card volume relating to our recommendation services revenue by 68.5% from 0.5 million in 2015 to 0.9 million in 2016.

  •
  Revenues from advertising, marketing and other services increased by 298% from RMB 13.2 million in 2015 to RMB 52.6 million (US$7.8 million) in 2016, primarily due to an increase in the number of financial service providers utilizing our advertising and marketing services and to a lesser extent an increase in the average advertising spend per financial service provider.

        Cost of revenues.    Cost of revenues increased by 93.9% from RMB 34.4 million in 2015 to RMB 66.7 million (US$9.8 million) in 2016, primarily attributable to a 207% increase in direct costs relating to advertising and marketing services revenue from RMB 13.5 million in 2015 to RMB 41.4 million (US$6.1 million) in 2016 as we acquired more traffic to expand our revenue from advertising and marketing services.

        Gross profit and gross margin.    Our gross profit increased by 116% from RMB 134.0 million in 2015 to RMB 289.7 million (US$42.7 million) in 2016, and our gross margin increased from 79.6% in 2015 to 81.3% in 2016, as a result of the foregoing.

        Sales and marketing expenses.    Our sales and marketing expenses increased by 46.0% from RMB 262.4 million in 2015 to RMB 382.9 million (US$56.5 million) in 2016, primarily due to a 41.4% increase in marketing and advertising expenses from RMB 201.7 million to RMB 285.3 million (US$42.1 million), a 47.6% increase in payroll costs relating to marketing activities from RMB 38.0 million to RMB 56.1 million (US$8.3 million) and a 164% increase in call center outsourcing for marketing services expenses from RMB 9.8 million to RMB 25.9 million (US$3.8 million). Our marketing and advertising expenses and our call center outsourcing for marketing services expenses grew as we devoted more resources to attracting users and financial service providers to our platform. Our payroll costs grew as we hired new sales and marketing personnel for our online platform in 2016, even as we discontinued our offline sales and marketing operations.

        Research and development expenses.    Our research and development expenses increased by 60.4% from RMB 45.4 million in 2015 to RMB 72.8 million (US$10.7 million) in 2016, primarily due to a 63.1% increase in payroll costs relating to research and development activities from RMB 39.3 million to RMB 64.1 million (US$9.5 million) as the number of our research and development personnel increased from 164 in 2015 to 231 in 2016.

        General and administrative expenses.    Our general and administrative expenses decreased by 27.2% from RMB 22.4 million in 2015 to RMB 16.3 million (US$2.4 million) in 2016, primarily due to a 63.6% decrease in share-based compensation expenses from RMB 13.2 million to RMB 4.8 million (US$0.7 million), partially offset by a 42.2% increase in payroll costs relating to our corporate operation functions from RMB 4.5 million to RMB 6.4 million (US$0.9 million) as the scale of our business grew and we made preparations to become a public company.

        Net loss.    As a result of the foregoing, we had a net loss of RMB 196.2 million in 2015 as compared to a net loss of RMB 182.1 million (US$26.9 million) in 2016.

Selected Quarterly Results of Operations

        The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the period indicated.

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Revenues:
Recommendation services:
Loans (including revenues from related party of nil, RMB 1,467, RMB 6,592, RMB 11,873, RMB 27,844 and RMB 35,527 for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017, respectively.)	39,392	52,936	65,318	81,200	109,346	204,162
Credit cards	13,472	15,680	17,627	18,132	15,816	32,737

Total recommendation services	52,864	68,616	82,945	99,332	125,162	236,899
Advertising, marketing and other services	9,078	15,349	13,709	14,494	12,187	19,140

Total revenues	61,942	83,965	96,654	113,826	137,349	256,039
Cost of revenues	(15,248)	(19,540)	(13,391)	(18,504)	(17,432)	(23,355)

Gross profit	46,694	64,425	83,263	95,322	119,917	232,684
Operating expenses:
Sales and marketing	(85,029)	(89,690)	(93,993)	(114,203)	(123,043)	(216,991)
Research and development	(15,749)	(17,510)	(19,600)	(19,973)	(21,108)	(23,694)
General and administrative	(4,030)	(3,855)	(4,093)	(4,295)	(4,023)	(7,629)

Loss from operations	(58,114)	(46,630)	(34,423)	(43,149)	(28,257)	(15,630)
Others, net	—	109	15	67	(55)	(4)

Loss before income tax	(58,114)	(46,521)	(34,408)	(43,082)	(28,312)	(15,634)
Income tax expense	—	—	—	—	(3,284)	(1,813)

Net loss	(58,114)	(46,521)	(34,408)	(43,082)	(31,596)	(17,447)

        Our total revenues increased by 86.4% from the first quarter of 2017 to the second quarter of 2017, as the number of loan applications on our platform and the credit card volume both increased rapidly. We believe that our improving matching and recommendation capabilities resulted in improved monetization. Seasonal trends may also have contributed to a lesser extent to the increase. In the second quarter of 2017, we devoted more resources to user acquisition to continue to grow our business. As a result, our sales and marketing expenses, which were mostly comprised of user acquisition costs, increased by 76.4% from the first quarter of 2017 to the second quarter of 2017. We expect sales and marketing expenses to increase in absolute amount in the future, as we continue to expand our business.

Seasonality

        Our revenue and operating results have fluctuated in the past from quarter to quarter due in part to seasonal variations in demand for financial products. Typically, our revenue is lowest in the first quarter of the year, in part due to the reduced level of borrowing activities during the Chinese New Year holiday, and highest in the fourth quarter of the year. However, due to our limited operating history, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results.

Liquidity and Capital Resources

        The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)			(in thousands)
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(158,856)	(239,129)	(35,273)	(195,903)	(101,559)	(14,981)
Net cash used in investing activities	(4,858)	(4,352)	(642)	(1,939)	(3,159)	(466)
Net cash provided by financing activities	163,714	243,481	35,915	197,842	104,718	15,447

Net increase/(decrease) in cash and cash equivalents	—	—	—	—	—	—
Cash and cash equivalents at beginning of the year	—	—	—	—	—	—

Cash and cash equivalents at end of the year	—	—	—	—	—	—

        Our business has operated within the RONG360 group's corporate cash management program for all periods presented. Historically, RONG360 Inc. completed four rounds of equity financing between 2012 and 2015, before the launch of its technology-enabled online lending business, when our platform business constituted its only business. For purposes of presentation in our consolidated statements of cash flows, the cash flow from the RONG360 group to support our business is presented as funding from RONG360 Inc., which is included in cash flows from financing activities. Funding from the RONG360 group as disclosed under cash flows from financing activities also reflected the changes in contribution from the RONG360 group as presented in the consolidated statements of changes in invested (deficit)/equity.

        We expect to receive RMB              million of cash from the RONG360 group as part of the Restructuring. In addition, the RONG360 group has committed to provide continuing financial support to us, although the terms of this commitment have yet to be finalized.

        We believe our cash on hand upon the completion of the Restructuring will be sufficient to meet our current and anticipated needs for general corporate purposes for at least the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

        In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiary, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals. For example:

  •
  capital contributions to our PRC subsidiaries conducting our value-added telecommunications businesses must be approved by the Ministry of Commerce or its local counterparts; and

  •
  loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local branches.

        See "PRC Regulation—Regulations Related to Foreign Exchange."

        Substantially all of our future revenues are likely to be in RMB. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

  Operating Activities

        Net cash used in operating activities for the six months ended June 30, 2017 was RMB 101.6 million (US$15.0 million), as compared to net loss of RMB 49.0 million (US$7.2 million) for the same period. The principal changes in operating assets and liabilities were an increase of RMB 67.2 million (US$9.9 million) in amount due from related party, an increase of RMB 41.8 million (US$6.2 million) in accounts receivable and an increase of RMB 23.5 million (US$3.5 million) in prepayments and other current assets, partially offset by an increase of RMB 53.0 million (US$7.8 million) in accounts payable and an increase of RMB 19.0 million (US$2.8 million) in advance from customers. The increases in accounts receivable, accounts payable and prepayments and other current assets were attributable to the growth of our business.

        Net cash used in operating activities for the year ended December 31, 2016 was RMB 239.1 million (US$35.3 million), as compared to net loss of RMB 182.1 million (US$26.9 million) for the same year. The principal changes in operating assets and liabilities were an increase of RMB 30.0 million (US$4.4 million) in prepayments and other current assets, an increase of RMB 21.1 million (US$3.1 million) in amount due from related party, an increase of RMB 16.0 million (US$2.4 million) in accounts receivable and a decrease of RMB 14.0 million (US$2.1 million) in accounts payable, partially offset by an increase in accrued expense and other current liabilities of RMB 7.5 million (US$1.1 million). The principal non-cash items affecting the difference between our net loss and our net cash provided by operating activities in 2016 were RMB 4.8 million (US$0.7 million) of share-based compensation expenses and RMB 4.6 million (US$0.7 million) of depreciation and amortization expenses. The increases in prepayments and other current assets, accounts receivable and accrued expenses were attributable to the growth of our business. The decrease in accounts payable was due to a change in the billing practice of one of the third-party platforms where we purchase advertising resources.

        Net cash used in operating activities for the year ended December 31, 2015 was RMB 158.9 million, as compared to net loss of RMB 196.2 million for the same year. The principal changes in operating assets and liabilities were an increase of RMB 34.8 million in accounts payable, an increase of RMB 9.9 million in advance from customers and an increase in accrued expenses and other current liabilities of RMB 9.2 million, partially offset by an increase of RMB 33.0 million in accounts receivable. The principal non-cash item affecting the difference between our net loss and our net cash provided by operating activities in 2015 was RMB 13.2 million of share-based compensation expenses and RMB 3.7 million of depreciation and amortization expenses.

  Investing Activities

        Net cash used in investing activities for the six months ended June 30, 2017 was RMB 3.2 million (US$0.5 million) for purchases of property and equipment.

        Net cash used in investing activities for the year ended December 31, 2016 was RMB 4.4 million (US$0.6 million) for purchases of property and equipment.

        Net cash used in investing activities for the year ended December 31, 2015 was RMB 4.9 million for purchases of property and equipment.

  Financing Activities

        Net cash provided by financing activities for the six months ended June 30, 2017 was RMB 104.7 million (US$15.4 million), as the RONG360 group funded the cash that we used in our operating and investing activities.

        Net cash provided by financing activities for the year ended December 31, 2016 was RMB 243.5 million (US$35.9 million), as the RONG360 group funded the cash that we used in our operating and investing activities.

        Net cash provided by financing activities for the year ended December 31, 2015 was RMB 163.7 million, as the RONG360 group funded the cash that we used in our operating and investing activities.

  Capital Expenditures

        Our capital expenditures are primarily incurred for purchases of property and equipment. Our capital expenditures were RMB 4.9 million in 2015 and RMB 4.4 million (US$0.6 million) in 2016. We intend to fund our future capital expenditures with the cash balance that we expect to receive from the RONG360 group in the Restructuring and proceeds from this offering. We will continue to make capital expenditures to meet the needs of the expected growth of our business.

Contractual Obligations

        The following table sets forth our contractual obligations as of December 31, 2016:

	Total		Less than 1 year		1 - 3 years		3 - 5 years		More than 5 years
	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Operating lease agreements	6,330	934	6,330	934	—	—	—	—	—	—
Advertising commitments	1,304	192	1,304	192	—	—	—	—	—	—

Total	7,634	1,126	7,634	1,126	—	—	—	—	—	—

        Operating lease agreements represent leases for our office premises. Advertising commitments represent commitments for branding, marketing and user traffic acquisition services from third parties that have not been delivered and paid.

        Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2016.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders' equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Holding Company Structure

        Jianpu Technology Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries and our variable interest entity in China. As a result, Jianpu Technology Inc.'s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our variable interest entity in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, any of our wholly foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our variable interest entity may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. No profit appropriation to the reserve funds was made for our PRC entities for the years ended December 31, 2015 and 2016 as these entities were in an accumulated loss position as of December 31, 2015 and 2016 under PRC GAAP. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

        To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2015 and 2016 were increases of 1.6% and 1.9%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected by higher rates of inflation in China in the future.

Quantitative and Qualitative Disclosures about Market Risk

  Foreign Exchange Risk

        Substantially all of our revenues and expenses are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the value of our business is effectively denominated in RMB, while our ADSs will be traded in U.S. dollars.

        The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

        To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

        We estimate that we will receive net proceeds of approximately US$             million from this offering if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$            per ADS, the midpoint of the estimated initial public offering price range shown on the cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB 6.7793 for US$1.00 as of June 30, 2017 to a rate of RMB 7.4572 to US$1.00, would result in an increase of RMB              million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from the exchange rate of RMB 6.7793 for US$1.00 as of June 30, 2017 to a rate of RMB 6.1630 to US$1.00, would result in a decrease of RMB              million in our net proceeds from this offering.

  Interest Rate Risk

        We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

        We do not expect rising or falling interest rates to have a material impact on our financial condition unless uncertainty about the direction and timing of interest rate changes materially affects the level of borrowing and lending activity in the economy. Our business is dependent upon the healthy functioning of the credit markets in China, and we cannot provide assurance that we will not be exposed to material risks in the event of a credit crisis or prolonged period of uncertainty in the credit markets. See "Risk Factors—Risks Related to Our Business—Our business may be affected by the condition and competitive landscape of China's credit markets."

        After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Recent Accounting Pronouncements

        A list of recent accounting pronouncements that are relevant to us is included in note 3 to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

Significant Consumption Growth in China

        China is transitioning to a new phase of economic development driven by strong domestic consumption growth. In 2016, according to the National Bureau of Statistics of China, GDP grew by 6.7% to RMB 74.4 trillion (US$11.0 trillion), national per capita disposable income grew by 8.4% to RMB 23,821 (US$3,514), and national per capita consumption expenditure grew by 8.9% to RMB 17,111 (US$2,524). According to the iResearch Report, China's domestic consumption accounted for 37% of the country's GDP in 2016, compared to 68% in the United States in the same year, suggesting tremendous potential for the growth in China's domestic consumption. This is supported by projected increases in China's per capita disposable income, which is forecast to grow at a compound annual growth rate, or CAGR, of 6.9% from 2017 to 2020, which would outpace nominal GDP growth of 6.0% over the same period according to the iResearch Report. In addition, the emerging middle class population in China reached approximately 387 million in 2016, representing 28% of China's total population, and is expected to grow to approximately 575 million by 2020, which would represent 41% of the population. As consumption in China continues to increase, we believe China's consumer finance market will also develop to finance unmet consumer demand.

The Underdeveloped Retail Financial Services Market in China

        China's retail financial services market is large and growing but remains underdeveloped. The retail consumer finance landscape in China is underdeveloped due to a lack of credit infrastructure, operational efficiencies, risk management and technological capabilities. When China commenced its market-based economic reforms in the late 1970s, financial institutions were handicapped by decades of under-investment, and have since struggled to keep up with China's rapid economic growth. Even today, approximately 29% of the Chinese population lacks access to basic banking facilities due to limited physical banking infrastructure, according to the iResearch Report. This compares to approximately 7% of the U.S. population which does not have access to basic banking facilities in 2016, according to the iResearch Report. Most commercial banks in China have their loan business function located in Tier 1 and Tier 2 cities, which has been an impediment for potential borrowers in lower tier cities to obtain a bank loan. The fragmented nature of the financial services market in China creates a high level of information asymmetry as well as market inefficiency.

        In December 2015, the People's Bank of China removed its ceiling on interest rates for time deposits and in the process liberalized interest rates. Over the course of 2015 and 2016, People's Bank of China cut the benchmark interest rate five times and lowered the required reserve rate six times. This spurred domestic competition, allowing financial institutions the flexibility to vary the pricing of their products in order to target specific market segments based on their risk appetite. This increased the range of financial products available to consumers and led to greater competition between financial service providers to attract customers on the basis of lower interest rates, better product features and other terms. Fluctuations in benchmark interest rate and required reserve rate also spurs competition between financial service providers.

        Information asymmetry impacts both consumers and financial institutions. Many Chinese consumers do not fully understand the breadth of financial products available or the process through which they can apply for these financial products. Financial literacy is low while fraudulent activities are increasing in China, and consumers require education around specific financial products, especially consumer loans, credit cards and wealth management products. Furthermore, China does not have an established universal credit score system such as the FICO score in the United States. The People's Bank of China has developed and implemented a national personal and corporate credit information database which remains relatively underdeveloped. However, according to the iResearch Report, credit information databases only cover approximately 28% of the population in China versus approximately

92% in the United States in 2016. The lack of a universal credit score system in China leads to the under penetration of consumer credit as financial service providers face challenges in targeting customers and pricing credit risk.

        However, financial institutions face a number of challenges in exploiting these opportunities, including their slow adoption of online and mobile channels, challenges in exploiting new forms of marketing, lack of in-house IT capabilities, slow progress in making technology upgrades, and a corporate culture still focused on traditional banking practices. Furthermore, even the large nationwide joint stock banks in China tend to conduct their operations on a city-by-city basis with localized business strategies and different credit selection criteria and policies. This adds to the complexity and time-consuming nature of the product discovery and application process for borrowers. In addition, both regional and functional integration between departments and offices across the various geographies remains a challenge for banks in China.

        As in other sectors of the economy, the internet has transformed the financial services sector by enabling users to consume information and complete transactions online. Although most financial institutions have attempted to build their own online channels for product information, their customers' experience remain poor due to a lack of sophistication in the design of user interfaces. Financial institutions have historically faced challenges in understanding and interacting with the new mobile savvy generation of potential customers, including identifying effective marketing channels tailored to this target segment. According to the iResearch Report, the growth outlook for data and technology investments by financial institutions in China is significant, especially in terms of spending on IT services.

Growth of Consumer Finance Market in China

        Consumers in China still carry a relatively low level of consumer debt as compared to those in more developed countries, though this is changing as China continues to develop. Consumer debt in China was RMB 25.1 trillion (US$3.7 trillion) (representing approximately 34% of GDP) as compared to US$12.6 trillion (representing approximately 67% of GDP) in the United States as at December 31, 2016, according to the iResearch Report.

        According to the iResearch Report, key drivers for the growth of consumer finance in China include:

  •
  changes in consumer attitudes and China's economic transformation resulting in greater consumption and demand for consumer finance;

  •
  penetration into the consumer market underserved by banks, both among young people with no or limited credit histories and in lesser-developed cities;

  •
  shift of consumer demand from offline to online as a result of the rise of the internet, mobile channels and the growing importance of data;

  •
  a favorable regulatory environment such as interest rate liberalization and ongoing regulatory support to encourage the development of consumer finance including consumer and SME lending;

  •
  the proliferation of new credit providers such as technology-enabled financial service providers, internet micro-finance companies, consumer finance companies and their entrance into this space; and

  •
  technological advancements, such as artificial intelligence and big data, have made online sales and marketing more cost effective and secure.

        As at December 31, 2016, there were 2,459 banks, 8,673 traditional micro loan companies, 78 internet micro loan companies, 21 consumer finance companies, 2,090 P2P companies and 68 trust companies and 7,898 financial guarantee companies in China servicing the consumer finance market.

  Consumer Loans

        The consumer finance market in China comprises both secured consumption loans such as home mortgages and auto loans and unsecured consumption loans such as credit cards and other unsecured loans from financial institutions and technology-enabled financial service providers. According to the iResearch Report, China's consumer loans reached RMB 25.1 trillion (US$3.7 trillion) as at December 31, 2016, growing at a CAGR of 24.5% from 2012 to 2016. Consumer loans outstanding are expected to further grow at a CAGR of 28.0% from 2017 to 2020 to reach RMB 66.8 trillion (US$9.9 trillion) by December 31, 2020.

        Secured consumer loans in China totaled RMB 19.8 trillion (US$2.9 trillion) as at December 31, 2016, according to the iResearch Report. This represented a CAGR of 25.8% from 2012 to 2016, and secured consumer loans outstanding are projected to continue to grow at a CAGR of 27.1% from 2017 to 2020 to reach RMB 51.4 trillion (US$7.6 trillion) by December 31, 2020.

        Unsecured consumer loans in China totaled RMB 5.3 trillion (US$0.8 trillion) as at December 31, 2016, according to the iResearch Report. This represented a CAGR of 20.1% from 2012 to 2016, and unsecured consumer loans outstanding are projected to continue to grow at a CAGR of 31.2% from 2017 to 2020 to reach RMB 15.4 trillion (US$2.3 trillion) as at December 31, 2020. This strong growth is supported by the fact that financial institutions as well as technology-enabled financial service providers are focusing more on retail customers and extending unsecured credit to meet their increasing consumption needs. The underwriting of credit risk has also been supported by the more effective synthesis and analysis of massive data.

        The chart below sets forth the historical and projected balance of consumer loans outstanding by the end of the periods presented, segmented by secured loans and unsecured loans.

2012–2020E Consumer Loans Outstanding in China

Source: iResearch Report

        Credit card penetration in China remains low and it reflects the relatively high proportion of the population that lacks access to traditional banking facilities, the lack of available credit scores and a historic propensity for consumers to pay in cash, with debit cards or via online third-party payments. According to the iResearch Report, credit card penetration rate in China was approximately 0.3 credit cards per adult as compared to 4.4 credit cards per adult in the United States as at December 31, 2016. However, with the increasing demand for credit cards in China, the number of credit cards outstanding and number of credit card users are estimated to grow at a CAGR of 17.0% and 15.3%, respectively, from 2017 to 2020 to reach approximately 819 million and approximately 460 million by 2020, respectively, while average credit line is projected to grow from RMB 10,500 (US$1,549) to RMB 20,900 (US$3,083) over the same period, according to the iResearch Report.

        The chart below illustrates the strong historical and projected growth of the credit card market in China in terms of both credit cards outstanding and the number of credit card users for the periods presented.

2012–2020E Credit Card Market in China

Source: iResearch Report

  SME Loans

        According to the iResearch Report, there was approximately RMB 40.0 trillion (US$5.9 trillion) in small and medium enterprise, or SME, loans outstanding in China as at December 31, 2016. This represented a CAGR of 10.7% from 2012 to 2016, and the amount is projected to continue to grow at a CAGR of 10.7% from 2017 to 2020 to reach approximately RMB 59.8 trillion (US$8.8 trillion) by December 31, 2020. This strong growth is supported by the significant growth of SMEs within the Chinese economy and the emergence of technology-enabled financial service providers who are extending credit to this market segment.

        The chart below illustrates the historical and projected growth of SME loans outstanding in China for the periods presented.

2012–2020E SME Loans Outstanding in China

Source: iResearch Report

  Mortgage Loans

        Along with the development of city clusters in China, rural to urban migration stimulates demand for urban housing. The real estate industry in China has experienced strong growth with the real estate price index across 100 cities in China increasing from RMB 10,564 (US$1,558) to RMB 13,105

(US$1,933) per square meter from 2015 to 2017 according to the iResearch Report, stimulating the growth of mortgage loans. According to the iResearch Report, there was approximately RMB 18.0 trillion (US$2.7 trillion) in mortgage loans outstanding in China as at December 31, 2016. This represented a CAGR of 24.5% from 2012 to 2016, and the amount is projected to continue to grow at a CAGR of 24.0% from 2017 to 2020 to reach approximately RMB 43.8 trillion (US$6.5 trillion) by December 31, 2020. The outlook for continued growth is supported by the unfulfilled demand for higher quality housing in cities driven by China's continued urbanization.

  Auto Loans

        According to the iResearch Report, there was approximately RMB 145 billion (US$21.4 billion) in auto loans outstanding in China as at December 31, 2016. This represented a CAGR of 7.6% from 2012 to 2016, and the amount is projected to continue to grow at a CAGR of 11.0% from 2017 to 2020 to reach approximately RMB 216 billion (US$31.9 billion) by December 31, 2020. The growth outlook is supported by social trends relating to the emergence of automobiles both as a status symbol and consumers' increasing demand for flexibility when it comes to options for purchasing automobiles.

  Wealth Management

        The market-based economic reforms of the last several decades have resulted in an emerging middle class with increased disposable income, investible assets and wealth. China's high savings rate means a significant proportion of the increase in disposable income is being invested in new and traditional asset classes. This has resulted in a rise in the availability of wealth management products and services targeting mass market segments. There has also been increasing awareness among Chinese households about investing in wealth management products and they have sought opportunities to diversify their assets while planning for retirement. The emergence of online and mobile channels to distribute wealth management products has also helped drive consumer awareness, access and investment. According to the iResearch Report, the size of the wealth management sector in China (including wealth management products issued by commercial banks, asset management plans issued by fund management subsidiaries of securities companies, trust plans and insurance with saving and deposit features), as measured by assets under management, reached approximately RMB 100.3 trillion (US$14.8 trillion) as at December 31, 2016, which represented a CAGR of 47.7% from 2012 to 2016. This market is projected to continue to grow at a CAGR of 14.7% from 2017 to 2020 to reach approximately RMB 181.9 trillion (US$26.8 trillion) by December 31, 2020.

        The chart below sets forth the size of China's wealth management market, which includes bank wealth management products, asset management plans, trust plans and insurance with savings and deposit features, measured by asset under management, as of the end of the periods presented.

2012–2020E China Wealth Management Market

Source: iResearch Report

The Emergence of Online Consumer Finance in China

        There has been rapid growth in China's internet population. Consumers in China have been quick to adopt internet and mobile technology in the financial services sector. According to the iResearch Report, the number of mobile internet users in mainland China reached 695 million in 2016, representing a CAGR of 13.4% from 2012 to 2016, and is expected to grow at a CAGR of 3.1% from 2017 to 2020 to reach 803 million by 2020. Online and mobile time spent by each user has also increased from 2012 to 2016 from 19.9 and 3.8 hours per person per week to 26.5 and 17.7 hours, respectively, and is projected to reach 31.0 and 23.1 hours, respectively, by 2020, according to the iResearch Report.

        The disruption in the offering of financial services in China has been driven by various factors including the limitations of traditional finance as well as growing consumer demand. The shortcomings of financial institutions in China have resulted in the skipping of the evolutionary stages in the financial services sector as historically observed in more developed economies. This emergence of online finance is further spurred by interest rate liberalization in China, and the financial landscape has shifted to where financial service providers compete to design and distribute a vast range of financial products. This has also led to the increasing role of online platforms in China to distribute financial products.

        According to the iResearch Report, online users for credit and insurance in China were approximately 180 million and 490 million, respectively, in 2016, representing 13.0% and 35.4%, respectively, of the population. This compares with the United States at 101 million and 150 million, respectively, representing 31.3% and 46.5%, respectively, of the population in 2016. The growth of online consumer finance in China is evidenced by the significant increase in the growth of online consumer lending in China. According to the iResearch Report, China's online consumer lending transaction volume reached approximately US$160 billion, or about 13% of total consumer lending, as compared to the United States at approximately US$1,150 billion, or about 31% of total consumer lending, in 2016. The potential for online consumer lending in China, as well as online distribution of other financial products, is significant.

        The chart below illustrates the historical and projected growth in the transaction volume of the online lending market in China for the periods presented. This covers all lending transactions, including consumer loans and SME loans, of which any portion of the lending process is conducted online.

2012–2020E Online Lending Market Transaction Volume

Source: iResearch Report

Online Platforms for Financial Products

  Overview

        Online platforms for financial products have emerged to connect users and financial service providers to increase access, provide choice, improve quality, accelerate the speed of decision making, enhance security and lower costs in a transparent manner. The degree of success of online consumer finance platforms depends on its ability to act as a trusted intermediary providing security, transparency, efficiency in matching supply and demand, and ease of use in order to encourage platform participants to interact and maximize value propositions and business results. In particular, online platforms for financial products have been successful in capturing the migration of consumer finance demand from offline to online and making the transaction process more efficient and accessible. Platforms also benefit financial service providers through offering efficient traffic acquisition and advanced data and other technology solutions. Furthermore, online platforms for financial products are investing in their brands, data and technology capability to better serve platform participants and enhance their competitive positioning in the market.

        There are a variety of online platforms for financial products that currently operate in China, including platforms that are affiliated with major internet companies, such as Ant Financial, WeBank and Lufax, which have large user bases, proprietary technology, massive volumes of data, and significant capital resources. These major internet finance platforms have entered the consumer finance market by offering their own credit products and providing faster and easier access to credit products to their users. They may also work with financial service partners by providing lead generation and data and technology services on other products. As such, many of these platforms both compete and cooperate as business partners with other online finance platforms in customer acquisition and data sharing.

        On the other hand, smaller technology-enabled financial service providers who underwrite consumer credit products online have also emerged. These smaller technology-enabled financial service providers operate on a variety of funding models, but may not necessarily have the infrastructure and capabilities in-house to market and distribute their products to a large number of consumers, or have systems in place to manage the data, underwriting, and risk management process. Consequently they require the services of other platforms and service providers to supplement these functions, enhance scalability and reduce balance sheet risks.

  Market Opportunity for Online Platform that Can Provide Integrated Solutions

        According to the iResearch Report, the value chain for online platform that connects users and financial service providers can be broken down to four distinct market segments, which comprises online sales and marketing, data and risk solutions, IT solutions and loan servicing. These four segments have a total addressable market size of over RMB 1,669.7 billion (US$246.3 billion) by 2020. In the United States, there are vertical players that specialize in specific segments of the value chain, spanning from sales and marketing, data and risk solutions, IT solutions and loan servicing. However, there is no single player which provides integrated solutions across all the abovementioned services in the United States. While there are similar vertical players across the value chain in China, there is significant opportunity to connect users and financial service providers by delivering integrated solutions of sales and marketing, data and risk solutions, IT solutions, and loan servicing functions through a single platform.

        Online sales and marketing:    With the increasing popularity of internet and mobile channels to access and distribute financial products, financial service providers have increased their focus and budgets on online distribution strategies instead of relying on its bank branches and direct sales agents. The online user acquisition market, which refers to the fees that financial service providers pay to search engines and other online advertising for user acquisition, increased from RMB 14.2 billion (US$2.1 billion) in 2012 to RMB 138.7 billion (US$20.5 billion) in 2016, according to the iResearch Report. This represented a CAGR of 76.7% from 2012 to 2016, and the market is projected to continue to grow at a CAGR of 61.2% from 2017 to 2020 to reach RMB 939.2 billion (US$138.5 billion) by 2020 according to the iResearch Report.

        Data and risk solutions:    Online consumer finance platform that can access massive volume of data from multiple sources can develop data and risk solutions to enhance risk management function. Financial service providers can improve their risk management by utilizing the data and risk solutions developed by these online consumer finance platforms. The data and risk solutions market, which refers to financial service providers' spending on external risk management services, relevant risk control models, software and other related fees, increased from RMB 3.9 billion (US$0.6 billion) in 2012 to RMB 19.2 billion (US$2.8 billion) in 2016, according to the iResearch Report. This represented a CAGR of 49.0% from 2012 to 2016, and the market is projected to continue to grow at a CAGR of 89.9% from 2017 to 2020 to reach RMB 355.9 billion (US$52.5 billion) by 2020 according to the iResearch Report.

        IT Solutions:    Financial institutions are increasingly demanding flexible, scalable technology to support their shift from offline to online and mobile channels. The IT solutions market, which refers to the expenditure by financial service providers in IT solutions and SaaS services, increased from RMB 49.0 billion (US$7.2 billion) in 2012 to RMB 86.6 billion (US$12.8 billion) in 2016, according to the iResearch Report. This represented a CAGR of 15.3% from 2012 to 2016, and the market is projected to continue to grow at a CAGR of 30.0% from 2017 to 2020 to reach RMB 243.4 billion (US$35.9 billion) by 2020 according to the iResearch Report.

        Loan servicing:    The loan servicing market, which refers to online post-loan customer and other support services, increased from RMB 10.5 billion (US$1.5 billion) in 2012 to RMB 49.5 billion (US$7.3 billion) in 2016, according to the iResearch Report. This represented a CAGR of 47.4% from 2012 to 2016, and the market is projected to continue to grow at a CAGR of 26.3% from 2017 to 2020 to reach RMB 131.2 billion (US$19.4 billion) by 2020.

        The charts below illustrate the strong historical and projected growth of the four abovementioned key addressable markets of online platforms that connects users and financial services providers in China for the periods presented.

2012–2020E Online Sales and Marketing 2012–2020E Data and Risk Solutions

2012–2020E IT Solutions 2012–2020E Loan Servicing

Source: iResearch Report

  The Emergence of Independent Open Online Platforms

        There is significant opportunity to deliver simple and inclusive financial services to the under-served population in China. Due to inefficiencies and the lack of transparency in the underdeveloped retail financial market, there is increasing demand for independent open platforms which enable discovery and recommendation of financial products. Independent and open online platforms have the following advantages over other online platforms for financial products:

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  Impartiality:  unlike other platforms for financial products, independent open platforms do not offer their own proprietary products and therefore can offer impartial recommendation services;

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  Empowers consumers:  empowers consumers through providing wider product selection, convenience, certainty, speed and better terms as well as increase consumers' financial literacy;

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  Enables financial service providers:  financial service providers can access high quality online and mobile traffic and leverage advanced data and risk management capabilities from the independent open platform;

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  Broad and diversified financial service provider network:  mutually beneficial cooperative relationships between independent open platforms and a broader and more diversified range of financial service providers;

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  Data advantage:  open platforms can leverage their independence to form stronger partnerships with third-party data providers and gain greater access to data; and

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  Asset-light business model:  open platforms have a capital-light business model without a regulated capital base or funding needs as the financial products are offered and financed by the financial service providers.

 BUSINESS

Our Mission

        Our mission is to become everyone's financial partner, empowering users and enabling financial service providers to better serve them.

Overview

        We are the leading independent open platform for discovery and recommendation of financial products in China, whether measured by the number of loan applications or by the number of credit card applications over the period from 2012 to 2016, according to the iResearch Report. By leveraging our deep data insights and proprietary technology, we provide users with personalized search results and recommendations that are tailored to each user's particular financial needs and credit profile. We also enable financial service providers with sales and marketing solutions to reach and serve their target customers more effectively through online and mobile channels and enhance their competitiveness by providing them with tailored data, risk management and end-to-end solutions. We are committed to maintaining an independent open platform, which allows us to serve the needs of users and financial service providers impartially.

        We have created an ecosystem that has transformed the way users discover financial products, providing them with more choices, better terms and greater convenience. China's retail financial services market is highly fragmented, with a variety of national and regional financial institutions and emerging technology-enabled financial service providers. Our open platform, which we operate under the "Rong360" brand, has reached over 56 million registered users. In the first half of 2017, over 2,000 financial service providers nationwide offered more than 100,000 financial products on our platform, including consumer and other loans, credit cards and wealth management products. We collaborate with a wide variety of third-party data partners, including third-party credit information providers, payment companies and e-commerce platforms. Our thriving ecosystem of users, financial service providers and third-party data and technology partners strengthens our leadership position as a destination for financial product discovery and recommendation.

        As an open platform, we have extensive access to data from users, financial service providers and a wide variety of third-party data partners. Our data analytics and proprietary technology enable us to analyze our massive volume of data and offer valuable services to both users and financial service providers. These capabilities drive product recommendations and credit analysis for users and support credit underwriting, fraud detection and fraud prevention for financial service providers. In particular, we offer big data risk management solutions to financial service providers, which help them improve their customer acquisition, application approval, fraud detection and prevention and other credit underwriting processes. Our proprietary technology enables us to match users with the appropriate financial products and to help financial service providers better target and serve users. We have been continually improving our advanced matching capability by leveraging big data, artificial intelligence and other technologies.

        Our users have convenient access to a wide variety of financial products on our platform, including consumer and other loans, credit cards, and wealth management products. We are able to identify and recommend the most suitable products for each user's specific financial circumstances from a wide selection of products with different credit policies and geographic coverage offered by financial service providers. Users can easily compare the terms and conditions of products from different financial service providers on our platform. With Gold Cloud, our integrated solution, we offer a seamless user experience throughout the entire discovery, application approval and loan servicing process, and a significant and increasing number of applications are completed without leaving our platform. In addition to discovering financial products, users can employ the credit management tools on our platform to better understand their credit needs and manage their creditworthiness. Because consumers in China lack understanding of the increasingly complicated financial products that are available on the market, we enable them to access a wide range of information and content on our platform, including short videos, audio, online articles and offline booklets and handouts. Our content educates and provides valuable information to users to make more informed financial decisions, serves as a reference point for financial service providers and is widely reported by the media and other institutions. Our average MAU increased substantially from 34.8 million in 2016 to 63.6 million in the first half of 2017.

        A large and diverse group of financial service providers including traditional financial institutions and emerging technology-enabled financial service providers offers a wide variety of financial products nationwide across a broad credit spectrum on our platform. We have invested five years in building our stable and strong network from the ground up as most traditional financial institutions in China only operate within specific geographic areas or conduct their business on a city-by-city basis, with localized business strategies and credit policies. Additional financial service providers are proactively reaching out to us to join our network. We provide sales and marketing solutions to financial service providers to help them acquire customers through online and mobile channels, and enable them with data, risk management and end-to-end solutions. Traditional financial institutions that face challenges understanding and interacting with mobile savvy customers often adopt our sales and marketing solutions when they first join our platform, and over time more and more of them have been adopting our big data risk management solutions as well. Emerging technology-enabled financial service providers often adopt our end-to-end solutions from the outset to enhance their own sales and marketing, credit and risk functions.

        We primarily generate our revenue from fees that we charge financial service providers for recommendation services for loan products on a cost-per-action basis, where the action is generally determined by a user's completion of a loan application, and for credit card products on a cost-per-success basis, where the success is most often defined as the issuance of a credit card and in other cases by the completion of an application or the first usage of a credit card, depending on the credit card issuer's policy. To a lesser extent, we provide display and performance-based advertising and marketing services primarily to financial service providers of credit cards and wealth management products. We also offer financial service providers big data risk management solutions, which we introduced in the second quarter of 2015.

        We have experienced substantial growth since the commencement of our operations, and our management team has a strong track record of executing our strategies. We introduced loan recommendation services in the first quarter of 2012, credit card recommendation services in the third quarter of 2013 and wealth management information services in the second quarter of 2014. We introduced our big data risk management solutions in the second quarter of 2015 and our Gold Cloud system in the first quarter of 2016. Our revenues increased by 112% from RMB 168.4 million in 2015 to RMB 356.4 million (US$52.6 million) in 2016, while our net loss decreased by 7.2% from RMB 196.2 million to RMB 182.1 million (US$26.9 million) over the same period. Our revenues increased by 170% from RMB 145.9 million in the first half of 2016 to RMB 393.4 million (US$58.0 million) in the first half of 2017, while our net loss decreased by 53% from RMB 104.6 million to RMB 49.0 million (US$7.2 million) over the same period.

Our Strengths

        We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

Leading independent open platform for discovery and recommendation

        We are the leading independent open platform for discovery and recommendation of financial products in China, based on the number of loan applications and the number of credit card applications in the period from 2012 to 2016, according to the iResearch Report. Our open platform has reached over 56 million registered users. In the first half of 2017, over 2,000 financial service providers nationwide offered more than 100,000 financial products on our platform, including consumer and other loans, credit cards, and wealth management products. We enhance our brand, user reach and user engagement by empowering users with content about personal finances. We are dedicated to serving both users and financial service providers and are committed to operating as an independent platform that can build trust with both users and financial service providers.

        We have created a thriving ecosystem of users, financial service providers and third-party data and technology partners that strengthens our leadership position as a destination for financial product discovery and recommendation. The power of our proprietary technology to recommend the most relevant financial products attracts users to our platform, and the fast growth of our user base attracts even more financial service providers to partner with us. As a result, the number of loan and credit card applications initiated on our platform increased from approximately 8.5 million in 2015 to approximately 23.3 million in 2016 and approximately 32.8 million in the first six months of 2017. This strong network effect strengthens our leadership position as a destination for financial product and information discovery, which creates value for both users and financial service providers and poses a significant barrier to entry to potential competitors.

Advanced matching and recommendation capabilities through deep data insights and proprietary technologies

        Matching users to financial products is a highly complex process due to the tremendous variety in product offerings and risk appetite among financial service providers, on the one hand, and in the profiles and creditworthiness of users, on the other. As an open platform, we have extensive access to data from users, financial service providers and third-party data partners. Users provide information to us when they register on our platform and their activity on our platform provides us with additional data. They also authorize us to obtain data from third parties when they apply for financial products through our platform. We also have data on applications, approvals and credit performance from financial service providers. We synthesize these multiple sources of data to deepen our insights into both users and financial service providers. This massive volume of data also enables us to enhance our proprietary technology and increase its accuracy in matching users with financial products. Because we also understand the financial products, risk appetite and credit approval processes of our financial service providers, we are better able to recommend products to users and to assist financial service providers in targeting users with specific characteristics. In addition, we are continually improving our matching capabilities through big data, artificial intelligence and other technologies. The result is an advanced capability to efficiently match users with the financial products most suitable to their needs and increase the success rate of their applications.

Superior user experience

        Users come to our platform to discover and obtain the most suitable financial products for their specific needs. Through our mobile apps, users have an extensive range of curated financial products and other content and features at their fingertips. By leveraging big data, our platform makes personalized recommendations to users within seconds based on their detailed credit profiles. Our knowledge of the credit policies of financial service providers helps ensure that users are directed to those financial products for which they are most likely to be approved. This enables users to save time and money by choosing among the products with the most favorable terms that are available to them. We aim to provide users with a seamless experience, and a significant and increasing number of applications are completed without leaving our platform. Our platform is also designed to stimulate user engagement by providing useful content on managing personal finances as well as a variety of credit management tools. We maintain a dedicated user service center to assist our users. As a result, the cumulative number of our registered users has increased from approximately 2.1 million as at December 31, 2014 to approximately 9.6 million as at December 31, 2015, to approximately 39 million as at December 31, 2016 and to more than 56 million as at June 30, 2017.

Extensive and diversified network of financial service providers

        We have attracted a large and diversified group of financial service providers in China to our platform. In the first half of 2017, we worked with a total of over 2,000 financial service providers, including 220 banks, 18 credit card issuers, 10 consumer finance companies, 228 micro-loan companies and other licensed financial institutions and 665 emerging technology-enabled financial service providers and a variety of local financial service providers, offering a wide variety of financial products across a broad credit spectrum. Our extensive network includes financial service providers in over 350 cities across China and accesses users through online and mobile channels including users previously underserved by traditional financial institutions. The largest financial service providers have been attracted to our platform, including four of the big five state-owned banks and nine of the ten largest online credit card issuers in China, according to the iResearch Report.

        We have invested five years building our stable and strong network of financial service providers from the ground up as financial institutions typically operate only within specific geographic areas or conduct their business on a city-by-city basis, with localized business strategies and credit policies. Financial service providers are increasingly reaching out to us to join our network. Fourteen of our top 20 financial service providers in terms of revenues contributed in 2016 have been with us for at least three years. We believe that the breadth and depth of our network is a major benefit to our users and has given us an important first mover advantage that would be difficult to replicate.

Comprehensive and tailored solutions for financial service providers

        We offer financial service providers a comprehensive set of tailored solutions that are critical for their business expansion and long-term success, including sales and marketing solutions, data solutions, and risk management solutions. We also offer end-to-end solutions that integrate our standalone solutions. Traditional financial institutions often adopt our sales and marketing solutions to expand their online and mobile sales channels, and over time more and more of them have been adopting our big data risk management solutions to support their businesses. Emerging technology-enabled financial service providers often adopt our end-to-end solutions from the outset to enhance their own sales and marketing, credit and risk functions.

        Our platform is designed for flexibility to suit the varying and evolving needs and risk appetite of different financial service providers amid the ongoing shift from offline to online channels and the growth in consumer lending in China. Our sales and business development team and our product and technology team work closely together on responding to changes in the strategies and policies of financial service providers. We also assist financial service providers with credit underwriting, fraud detection and prevention, and risk management capabilities. For large financial service providers with complicated organizational structures, we help streamline and centralize credit decision-making processes and improve internal communication and information flows. We believe that our multiple tailored solutions approach not only helps us to address the specific needs of financial service providers so they can better serve users, but also enhances our monetization potential.

Rich and professional content

        We believe that our rich and professional content is a key differentiator for our platform. Our content educates and provides valuable information to users, serves as a reference point for our financial service providers and is widely reported by the media and other institutions. Our content can be divided into two general categories. First, we provide up-to-date rates, terms and offers for financial products in China. For example, we provide current mortgage market information including real-time mortgage rates for 50 cities in China. This enhances transparency and competition between financial service providers to the benefit of our users and builds up our reputation as an impartial source of useful information. Mainstream media such as People's Daily Online, Xinhuanet and the CCTV app quote the rates and terms from our platform in their reports. Data from our platform is used by analysts, media, government officials and others. Second, we have a dedicated team working closely with academic institutions, industry experts and government bodies to create additional content for our platform. This content comes in many forms, including short videos, audio, online articles and offline booklets and handouts. For example, we have issued ten quarterly reports on the ranking of online marketplace lenders in China in collaboration with the Financial Risk Management Research Institute of Renmin University in Beijing since the first quarter of 2015, as well as monthly rankings for sub-categories such as online marketplace lenders of auto loans. We also issue monthly mortgage reports covering 66 mortgage lenders in 35 cities in China. We have produced a weekly series of videos since July 2015 on financial literacy including fraud avoidance which has gone viral and has reached a cumulative audience of more than 116 million. We distribute our content through a third-party syndicated content network that includes China Business Network, Tencent's Wechat social media platform, Youku's video platform and Toutiao's news and information mobile app, so that it reaches an even wider audience and attracts more users to our platform. By empowering people with content that helps them understand their financial needs and make better financial choices, we enhance our own brand, user reach and user engagement.

Visionary and experienced management team

        We benefit from the vision and experience of our three co-founders—Daqing (David) Ye, Jiayan Lu, Caofeng Liu—and our strong senior management team. Daqing (David) Ye, our CEO, has 20 years of experience with leading internet companies and financial institutions both in the United States and China. Jiayan Lu, our COO, has more than 20 years of experience with leading Chinese financial institutions. Caofeng Liu, our CTO, has more than 10 years of experience with leading Chinese internet companies. Since our inception, our founders have been committed to building a trusted open and independent platform connecting users and financial service providers, and they have developed our business in a consistent and focused manner with that clear objective. They are supported by a team of more than 40 senior leaders with an average of more than 10 years of relevant industry experience.

Our Strategies

        We intend to achieve our goals by pursuing the following strategies:

Enhance data insights and invest in technology

        We plan to work with financial service providers and third-party data partners to obtain access to broader, more relevant and more timely data. We will continue to innovate and develop data analytical models and enhance our data analytical capabilities. We also plan to make additional investments in technology, including expanding our big data and computing capabilities to support the development of our big data risk management and Gold Cloud system, enhancing and optimizing our recommendation engine, and refining our risk models and algorithms. For these purposes, we plan to attract, train and retain more talent and develop new solutions for financial service providers.

Expand our user base

        We intend to continue to expand our user base through capturing growth in China's consumer finance and wealth management sectors. We plan to capture users in the ongoing shift from offline to online platform and services and tap into currently underserved markets. We intend to expand our financial product recommendation services and develop additional features on our platform to attract these new users. We will continue our marketing initiatives to promote the "Rong360" brand. We will also continue to explore selected third party channels to acquire more users.

Increase user activity on our platform

        We will continually expand and diversify the financial products on our platform, enrich the content on our platform and improve our ability to provide personalized recommendations. We will also cater to users' evolving financial needs by tracking our users' changing preferences and life situations to increase our cross-selling and upselling opportunities.

Deepen cooperation and further develop solutions for financial service providers

        We will enhance the features and content on our platform and deepen system integration with financial service providers. In particular, we aim to further increase adoption of our Gold Cloud system among financial service providers of loans and credit cards so that we can streamline the user acquisition, application, approval and loan servicing processes for financial products within our platform. We also plan to work with financial service providers to refine product design based on user feedback, and establish data and modeling alliances or work on joint data analytics and risk solutions with them. We will continue to innovate and develop our data, risk management and integrated end-to-end solutions as well as devote more sales and business development resources to providing our solutions to more financial service providers.

Expand product categories and geographic reach

        We intend to work with our existing financial service providers to further expand and deepen the credit spectrum of our existing financial product categories. We may also expand into new product categories, such as insurance and additional wealth management products, based on evolving user demand. We also plan to expand into more geographic areas inside and outside of China. When determining whether to expand into a new product category, we will consider its value to users, its potential market in China and whether it will achieve synergy with our existing product categories and bring us more monetization potential.

Selectively pursue strategic acquisitions and investments

        In addition to growing our business organically, we may pursue strategic acquisitions and investments that complement our business and operations. This may include opportunities to expand our service offering and strengthen our technology infrastructure and data analytics capabilities.

Our Open Platform

  Overview of our platform

        We operate an independent open platform for the discovery and recommendation of financial products in China. Financial service providers offer a wide variety of financial products on our platform, including consumer and other loans, credit cards, and wealth management products. In addition to matching users to financial products, we provide a wide range of services and solutions to financial service providers on our platform, including sales and marketing solutions, big data risk management solutions and integrated solutions through Gold Cloud. Moreover, we provide extensive professional content on financial products, the financial industry and personal finances in many forms, including short videos, audio, online articles and offline booklets and handouts. Users generally access our platform through our mobile channel, which accounts for approximately 87% of the traffic to our platform.

  Financial products on our platform

  Overview

        Our platform had over 100,000 financial products in the first half of 2017, including over 40,200 loan products, 2,800 credit card products and 57,400 wealth management products. All of the financial products on our platform are offered and sold by financial service providers. Depending on our arrangement with the financial service provider, applications for financial products may be hosted on our platform or referred to the financial service provider's platform.

  Loan products

        We launched our platform with consumer loan recommendation services in the first quarter of 2012. We added recommendation services for SME and auto loans in the second quarter of 2012 and mortgage loans in the third quarter of 2012. Users submitted a total of approximately 16.8 million loan applications through our platform in 2016, of which 15.3 million, or 91.0%, were consumer loan applications. The number of loan applications submitted through our platform has continued to grow in 2017, reaching almost 28.2 million in just the third quarter alone. Our revenue for loan recommendation services is generally determined on a cost-per-action basis, where the action is generally determined by a user's completion of a loan application.

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  Consumer loan products provide for a wide variety of personal needs such as home decorations, weddings, travel, major appliances and other personal expenses. China's population has been increasing its consumption, which has driven the demand for consumer loans. As a result, a broad range of financial service providers, including traditional financial institutions and emerging technology-enabled financial service providers, offer consumer loan products through our platform, addressing a wide range of financial needs across the credit spectrum. Consumer loan products can vary greatly by terms, targeted borrowers and approval conditions. Substantially all of the consumer loan products offered on our platform are unsecured. Consumer loan products on our platform generally have terms ranging from one month to three years and principal amounts of between RMB 1,200 (US$177) and RMB 334,000 (US$49,268).

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  SME loan products target small businesses that need capital to start up or expand their operations, purchase inventory or meet day-to-day expenses. SME loans have been supported by the significant growth in SMEs and an increase in financial service providers who are extending credit to this market segment. SME loan products on our platform generally have terms ranging from nine months to 14 years and principal amounts of between RMB 20,000 (US$2,950) and RMB 15 million (US$2.2 million).

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  Mortgage loan products include both loans to help users make an initial purchase of property and, more commonly, loans secured by property that the user already owns. Our geographic coverage gives us unique insights into the mortgage lending market in China, and we provide up-to-date mortgage market information on our platform including real-time mortgage rates for 50 cities in China. Mortgage loan products on our platform generally have terms ranging from ten months to 30 years and principal amounts of between RMB 190,000 (US$28,026) and RMB 20 million (US$3.0 million).

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  Auto loan products include loans for the purchase of new and used automobiles as well as loans secured by an automobile that the user already owns. The market for auto loans has grown tremendously in China in recent years. Auto loans are especially popular among young urban professionals who have good salaries but limited savings. Auto loan products on our platform generally have terms ranging from three months to two years and principal amounts of between RMB 24,000 (US$3,540) and RMB 2.6 million (US$0.4 million).

  Credit card products

        We introduced credit card recommendation services on our platform in the third quarter of 2013, and we are the largest independent online credit card application platform in China, based on number of online credit card applications over the period from 2012 to 2016, according to the iResearch Report. We cooperate with 18 banks for their online credit card applications on a nationwide basis, including four of the big five state-owned banks and nine of the ten largest online credit card issuers, according to the iResearch Report. Users initiated approximately 6.5 million credit card applications through our platform in 2016. For the majority of the credit cards on our platform as of June 30, 2017, a user who clicks on the button to apply for a credit card is taken to an external website, but an increasing number of issuers are integrating their application process with our platform, which allows users to complete a credit card application without leaving our platform. Our revenue for credit card recommendation services is generally determined on a cost-per-success basis, where the success is most often defined as the issuance of a credit card and in other cases by the completion of an application or the first usage of a credit card, depending on the issuer's policy. Our credit card volume, which is our measure of the number of credit cards we generate revenues from, has been growing rapidly in 2017, reaching almost 1.1 million in the third quarter of 2017.

        Credit card products vary greatly, including by issuer, payment network, credit tier, card alliance, loyalty program and specialty purpose. Due to the mass customization, it can be difficult for consumers to navigate the large selection of credit card products and identify the ones suitable for their needs. We believe that our recommendation engine empowers user to discover suitable credit card products in an efficient way. Our platform features credit card offers from major issuers and popular credit cards targeting different user groups and lifestyles, such as for hotel and business travel, shopping and airline mileage. We have engaged in co-branding with one of the top ten nationwide credit card issuers on selected credit cards, although we do not extend credit or assume any credit risk.

  Wealth management products

        We introduced wealth management information services to our platform in the second quarter of 2014. Unlike with loans and credit cards, our users are investors rather than borrowers in relation to wealth management products, so we provide them with information about the terms and conditions of the products and the relative credit risk of the different financial service providers that offer the products. While users can obtain information on wealth management products on our platform, we have made a deliberate choice not to host purchases of these products on our platform, due in part to regulatory uncertainty, potential investment risk for our users and the potential impact on our brand. Users must either click through to the financial service provider's platform or contact the financial service provider offline to place an order. We currently focus on less risky products, including certificates of deposit, money market funds and selected marketplace lenders' investment products.

  Our users

        Our users are predominately individual consumers, though they also include many sole proprietors and SMEs. The cumulative number of our registered users has grown from approximately 2.1 million as of December 31, 2014 to approximately 9.6 million as of December 31, 2015, to approximately 39 million as of December 31, 2016 and to over 56 million as of June 30, 2017. We have a geographically diverse user base, as the top three cities in terms of number of users accounted for only 3.9%, 3.6% and 3.1% of our total users as of June 30, 2017. More than 30 million users have provided our platform with identification and other personal finance-related information. According to the information provided by our users, approximately 42% of our users are between the ages of 22 and 30 and another 35% are between the ages of 30 and 40; males currently comprise more than 80% of our user base; and approximately 42% of our users have annual incomes between RMB 36,000 (US$5,310) and RMB 60,000 (US$8,850) while approximately 39% have annual incomes between RMB 60,000 (US$8,850) and RMB 120,000 (US$17,701). Our average MAU was 34.8 million in 2016 and 63.6 million in the first half of 2017.

  Value proposition to users

        Our platform empowers users to discover and obtain the most suitable financial products for their personal financial circumstances. Users can access full product information on a wide range of financial products and compare prices and other terms and conditions that are presented in a transparent and impartial manner. We also provide independent recommendations that are personalized to each user based on the information they provide and the big data that our platform stores and analyzes. We offer users a secure environment under a trusted brand where their personal financial information will be secure and where they can educate themselves about financial planning and personal finances. We encourage user engagement by providing all of these services to users free of charge.

  The discovery and recommendation process for loans and credit cards

        The first time users launch our app or access our website, our platform is able to detect their IP address and other information as to their location, and asks them to confirm the city where they reside. "City" in this context refers to administrative subdivisions that contain both urban and rural areas and in the aggregate include most of the population of China. Although emerging technology-enabled financial service providers offer the same financial products nationally, most of the traditional financial institutions still operate on a city-by-city basis and have localized credit policies, local "know your client" and credit approval processes, and local client servicing, so while we operate a national site for all of China, most products are only available after the user confirms their city. The first time that users try to view the details of any particular financial product, they will be asked to register on our platform by inputting certain basic information about themselves including their mobile phone numbers.

        Users can search for loan and credit card products by filtering for type of product and various terms specific to that type of product. For example, they can filter loans by principal amount, term, and their own employment status, and they can filter credit cards by a range of parameters including issuer, specialty purpose, and type of loyalty program such as points or discounts. For each user, our platform will generate a set of impartial recommendations based on the user's profile and financial needs and the financial service provider's product criteria, focusing on certainty, speed, convenience and terms. Our recommendation engine ranks the products using a complex algorithm that takes into account a number of factors, including the likelihood of application approval, how competitive the interest rate is and whether other users were satisfied with the financial service provider in the past. Our recommendation engine also takes into account bidding between loan sales representatives within the same financial service provider for the same financial product. Users have the flexibility to browse through as many products as they wish, but with the number of financial products available, our recommendation engine plays a critical role in matching users with the most suitable financial products.

        Users can also obtain information on wealth management products on our platform, but we do not offer matching and recommendation services for these products for users. As our users would be purchasers of wealth management products, we focus on product safety and reliability, and only provide information on relatively conservative wealth management products on our platform.

  The application and approval process

        The application process depends on the type of financial product and the financial service provider selected by the user. Most of the loan applications and an increasing number of the credit card applications are completed on our platform. For the remaining loan applications and credit card applications, users are taken to the financial service provider's application interface or platform. For wealth management products, transactions only take place after the user has been taken to the financial service provider's platform.

        Depending on the financial product that the user wishes to apply for, the user may be asked to provide more detailed information. There are over a hundred different items of information that may be requested, though typically no single financial product requires more than about thirty, with the exact questions varying depending on the policies of the financial service provider and the terms of the specific financial product. Users will be able to skip part or all of this step if they already provided this information previously, so our platform becomes even more convenient with repeated use.

        Application approval time varies with the type of financial service provider and the terms of the product. Micro-loans from emerging technology-enabled financial service providers may be approved within a few minutes, whereas loans from traditional financial institutions may take one to two weeks for approval. Credit card applications often can be approved within a day, not including the time required to deliver the physical card to the successful applicant or any additional time required for activation of the card.

        Our platform has three different models for the approval process of financial products.

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  Online approval.  For most credit card applications and some loan applications, we generate click-throughs for financial service providers. We refer the user directly to their website. The application, decisioning and approval process are completed on the financial service provider's online platform.

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  Offline approval.  For loan products offered by traditional financial service providers, the user's application typically is referred to a loan sales representative at the financial service provider, who normally contacts the user offline to explain what other steps need to be taken to complete the application. The user then relies on the loan sales representative for assistance with the rest of the application and approval process.

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  End-to-end approval.  If the financial service provider has adopted our Gold Cloud solution, we support the application, approval and loan servicing process for its financial products. Users are supported by our platform throughout the lifetime of a financial product, including submitting the application and related documents, receiving notification of approval and making payments.

  Credit management tools

        We provide multiple free tools to help users evaluate and manage their credit health and personal finance. We create a profile for each user with information on our platform that was provided by the user. Each user profile enables us to better recommend financial products to the user. Our credit management tools also include a housing provident fund inquiry and mortgage calculator. A user who has provided his identification information and other credentials can request for a detailed report that includes other third-party providers, housing provident fund report and social security report. These tools assist users to better understand their credit needs and empower them to make informed financial decisions.

  Content

        Our platform provides rich and professional content to our users as a way of driving user engagement and cultivating user loyalty. We have a wealth of data about a wide range of financial products on our platform and we empower users to compare and contrast different products within and across product categories. We also provide a variety of third-party information on the subjects of personal finances, wealth management and financial planning, including wealth management columns and articles and an online wealth management forum. In addition, we have a dedicated team of more than 50 people who create additional content for our platform that is used by academic institutions, industry experts and government bodies. For example, we have issued ten quarterly reports on the ranking of online marketplace lenders in China in collaboration with the Financial Risk Management Research Institute of Renmin University in Beijing since the first quarter of 2015, as well as monthly rankings for sub-categories such as online marketplace lenders of auto loans. We also issue monthly mortgage reports covering 66 mortgage lenders in 35 cities in China. Our content includes research reports, investment reports, mortgage reports, industry reports and rating reports for online investment platforms. We provide up-to-date mortgage market information on our platform including real-time mortgage rates for 50 cities in China. Content is available in a number of forms including short videos, audio, online articles and offline booklets and handouts, and we distribute our content through a third-party syndicated content network that includes China Business Network, Tencent's Wechat social media platform, Youku's video platform and Toutiao's news and information mobile app. We believe that our content library attracts both existing and potential users to our platform and complements our other channels for attracting user traffic.

  User service center

        Our user service center provides live assistance to our users with a combination of automated programs and service representatives. Users can contact our user service center by telephone or through social media platforms such as Wechat and QQ. Our user service representatives help users understand financial products, follow up on financial product application status and collect user feedback on their experience with financial service providers. If a user appears interested in a product but leaves our platform without completing an application, our user service center may contact the user to collect feedback and encourage the user to submit an application and even help the user to complete the application form. We had 114 service representatives as of June 30, 2017, including some employees of companies to whom we have outsourced part of this function. We recruit user service representatives with substantial experience in supporting users on their financial product queries. Each representative is required to complete mandatory training conducted by experienced managers on financial products knowledge and communication skills. While we have outsourced some of our user services, we have provided training through our own employees to ensure quality service.

  Financial service providers

        We have attracted a large and diversified group of financial service providers to our platform, including four of the five big state-owned banks and nine of ten largest online credit card issuers in China according to the iResearch Report. In the first half of 2017, over 2,000 financial service providers offered products on our platform, including 220 banks, 18 credit card issuers, 10 consumer finance companies, 228 micro-loan companies and other licensed financial institutions and 665 emerging technology-enabled financial service providers and a variety of local financial service providers.

        China's retail financial services market is highly fragmented. Many of the financial institutions only operate within specific geographic areas or conduct their business on a city-by-city basis, with localized business strategies and credit policies. The five years that we have invested building our network of financial service providers from the ground up have enabled us to offer a variety of financial products across a broad credit spectrum with extensive geographic reach in over 350 cities across China.

  Value proposition to financial service providers

        We provide our financial service providers with access to high-quality online and mobile traffic. Traditional financial institutions in China have been looking to expand into consumer finance and to expand their sales through mobile and online channels, but they often lack the experience and technological capabilities to compete effectively for online traffic. Large financial service providers typically have their own physical branch network and direct sales force but partner with us for their online sales and marketing. In addition, we help streamline and centralize their credit decisioning and internal communication given their complicated organizational structures. For emerging technology-enabled financial service providers that do not possess highly developed risk management and credit decisioning capabilities, we provide our proprietary solutions in these areas in addition to sales and marketing solutions.

  Sales and marketing solutions and advertising services

        Our platform provides efficient and effective sales and marketing solutions to financial service providers. We perform an initial screening of users based on information provided by the user or obtained with the user's permission and check the user's name against blacklists and databases of fraudulent activity. We check for patterns of suspicious activity or information that is not consistent or appears to be fabricated. We synthesize information from our users with data from financial service providers and third-party data partners to build up a detailed user profile for each user. This allows us to match users with financial products and allocate users to financial service providers.

        In addition, we have offered advertising services to 63 financial service providers, mostly for providers of credit cards and wealth management products. From time to time, we purchase advertising resources from third-party search engine, social networking and other platforms for the purpose of providing advertising services. To maintain our position as an independent open platform, we strictly separate our advertising services and our content on credit research and rankings to ensure that our recommendations and research reports remain impartial and independent.

  Big data risk management solutions

        We introduced our big data risk management solutions in 2015. We leverage our big data technology to provide one-stop, cost-effective and diversified risk management services and solutions to financial service providers. Users provide information to us, and we have data on applications, approvals and credit performance from financial service providers. We also collaborate with a wide variety of third-party data partners, including third party credit information providers, payment companies, e-commerce platforms and mobile carriers. Through this collaboration, we have access to a wide variety of information.

        Our big data risk management solutions range from simple to highly integrated:

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  Data solutions.  With user consent, we provide user information to financial service providers to enhance their data and risk-management capabilities.

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  Modeling solutions.  At the next level, we provide tailored modeling solutions that the financial service provider can use to analyze the data. The modeling solutions can be used in credit assessment and credit decisioning.

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  Total solutions.  Our big data risk management solutions can be fully integrated into a financial service provider's own systems and used as total end-to-end solutions. Our goal is to provide financial service providers with an integrated solution encompassing product design, user acquisition, marketing, risk management and user services.

Case Study: Helping top ten credit card issuer to enhance its online marketing efficiency and product offerings through data cooperation

Financial Service Provider A is one of the top ten credit card issuers in China. We have been successfully working with it on credit card issuances since 2015, and we were one of the top online customer acquisition channels for its credit card business in 2016. In order to help Financial Service Provider A improve credit card approval rate, reduce fraud and enhance operating efficiency, we began data cooperation with the provider. For example, through our big data risk management solutions, we can help the provider identify and target quality customers with limited borrowing history more effectively. We are the only online channel partner to have data cooperation with Financial Service Provider A.

  SaaS-based end-to-end solution

        Gold Cloud, our SaaS-based end-to-end solution, allows financial service providers to migrate their entire customer acquisition, loan application and loan servicing process onto our platform. Rather than referring the user to the financial service provider's platform at an early stage in the application process, we support the entire process. We apply our analytical credit model in the application process but the financial service provider has the final decision as to whether it will extend credit. Gold Cloud can also assist users with loan account management and servicing throughout the process.

        Gold Cloud appeals to emerging technology-enabled financial service providers and certain small financial service providers which do not have their own risk management departments or which are unable to keep up with best practices in this area. Gold Cloud enables us to remain engaged with the user for longer and build up our relationship and brand. It also gives us additional insights from our data, allowing us to improve our recommendation engine for matching users to financial products.

Case Study: Meeting the evolving needs of a global consumer finance company through deeper integration

Financial Service Provider B is one of the large global consumer finance providers, and one of the first financial service providers to obtain consumer finance license in China. Financial Service Provider B previously only offered offline consumer finance loan products, and we started providing sales and marketing services to its loan sales representatives in 2012. In 2013, we expanded our sales and marketing services by connecting with the headquarters of its PRC business. Since then, we have helped Financial Service Provider B gradually move its business from offline to online and improve its operating efficiency by streamlining its online application process. We started working with Financial Service Provider B on Gold Cloud in May 2016. As the product positioning of Financial Service Provider B is quite different from the standard products on Gold Cloud, we offer certain customized solutions to Financial Service Provider B on Gold Cloud.

Case Study: Integrated solutions to emerging technology-enabled financial service provider

Financial Service Provider C is a large online marketplace lender in China. We started working with Financial Service Provider C on Gold Cloud in January 2016, and have since served as a top source of customer traffic for the provider. Gold Cloud's user screening function can efficiently identify low credit-risk users targeted by Financial Service Provider C and help it improve approval rate. As Financial Service Provider C has been satisfied with our Gold Cloud solutions, it began using our big data risk management solutions in August 2016, which help it enhance its know-your-client and other risk management process. We also provide customized functions for Financial Service Provider C to help improve its loan processing speed.

  Screening of financial service providers and financial products

        We screen the financial products that we offer on our platform based on the financial service provider's licensing status, the suitability of the product for our users, the creditworthiness of the financial service provider, the quality of the customer service provided by the financial service provider, the terms and conditions of the financial products and other factors. One major step in the screening of financial products is examining and verifying the qualifications of the financial service providers that offer them. We examine their business licenses, the qualification certificates for their products and their reputation in the industry and make inquiries about the market acceptance of their financial products. As a part of our internal control process, we conduct our own due diligence on financial service providers and maintain a whitelist of financial service providers based on our verification results. We typically enter into framework agreements of fixed terms with financial service providers and renew them periodically if the relationship continues to be satisfactory.

Data and Technology

        We have built our technology infrastructure relying primarily on proprietary software and systems and to a lesser extent on third-party software that we have modified and incorporated. Our advanced technology is vital in supporting our discovery and recommendation-based open platform for financial products.

        As an open platform, we have extensive access to data from users, financial service providers and a wide variety of third-party data partners. Our data modeling and analytical capabilities drive product recommendations and credit analysis for users and support credit underwriting and fraud detection and prevention for financial service providers.

  Big data

        Data sources and storage.    Users provide us information when they register on our platform and when they apply for financial products through our platform. We have data on applications, approvals and credit performance from financial service providers. We also collaborate with a variety of third-party data partners, including third party credit information providers, payment companies and e-commerce platforms. Our big data storage and distribution system stores and processes a massive amount of multi-dimensional user data, including time and location, user behavior, consumption and social data, which serve as the foundation of our big data technology.

        Infrastructure and modeling and algorithm support.    The real-time decisioning and fast iteration of our big data model is well supported by our big data infrastructure and algorithms. Our data platform can extract multi-dimensional features from multi-source data in a highly efficient and secure way to support modeling. We use a base big data cluster for the storage and mining of massive volume of user and transaction data. We use a graphic database to support the storage and calculation of billions of items of data on social network relationships. We adopt a framework of streaming computing to support real-time updates to our data and model. As a result, our big data model can complete decisioning within milliseconds after a user uploads or updates his application materials.

  Search and recommendation technology

        Advanced search engine.    We developed our sophisticated search engine based on our deep understanding of the characteristics of financial products and the needs of our users. Our search engine is able to identify users' search intent through user profiling and data mining technology and generate personalized search results within milliseconds through real-time indexing technology. Based on real-time reinforcement learning on users' search behavior, the search engine can intelligently adjust the ranking of search results and support secondary searches within the existing search results. We believe that our advanced search engine meets the advanced and complex search needs of our users.

        Personalized smart recommendation system.    Our personalized smart recommendation system is designed to help users increase the success rate of financial product application, help financial service providers increase their approval rates for financial products and reduce the overall service costs of distributing financial products. Synthesizing a wide variety of data from financial service providers, including data on user profiles, user application histories and feedback on user approvals, we have built our recommendation model through machine learning. The model can predict the success rate of a user's application for each financial product and estimate the credit limit that the user can obtain. This allows us to make accurate and personalized recommendations of financial products to our users.

        Our personalized smart recommendation system incorporates the following core technologies:

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  ID mapping and user profiling.  Through ID mapping technology, we extract and integrate multiple dimensions of user data, including financial, social network and internet behavior. As users' preferences and interests change over time, we create a system of user profiles, which enables us to gain in-depth insights into our users.

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  Feature engineering and model training.  Our models extract the features of different types of data and apply different algorithms to each type. For example, the models process social network data with graphic algorithms such as the PageRank algorithm to identify potential relationships between an applying user and any user with a history of abnormal activity. For credit data, the models apply a deep learning algorithm to categorize users' credit level. Our models consider credit data and risk data to identify fraudulent users and differentiate other users by creditworthiness for recommendation to financial service providers based on their credit risk appetite.

        Multi-objective optimized ranking engine.    Our ranking engine is designed to improve user experience, reduce costs for financial service providers and improve our monetization. To achieve multi-objective optimization, we optimize user experience through personalized recommendation and quality control of financial products, we optimize financial service providers' costs by tailored referral and fraud prevention solutions, and subsequently we optimize our own monetization.

  Big data risk management solutions

        We provide risk management solutions based on big data analytics and modeling. We believe big data analytics provide more accurate risk forecasts and support more comprehensive risk management decisioning than the traditional scorecard model. Our data platform can extract features from multi-source data to construct user profiles. We have built a deep transfer learning model to understand the features of and the relationships between different types of data. This understanding helps to increase the generalization ability and forecast performance of our big data model. The entire process of data input, feature generation, modeling optimization and forecast decisioning is free from manual intervention, which accelerates model iteration and protects data security. One primary feature of our big data risk management solutions is the graphing of social network based on a massive volume of data on social relationship to prevent collusion in fraudulent activities. The social network is comprised of billions of nodes, each representing a user attribute, as well as connectors representing relationships among nodes. The system then applies cluster and connectivity analysis to identify social groups within the network, which helps calculate the probability of collusion in fraudulent activities and other risks.

  Data security

        We are committed to protecting user data in our business and operations. We use encrypted storage of sensitive data, including data loss prevention solutions. Our network is configured with multiple layers of protection to protect our databases from unauthorized access, and we use sophisticated security protocols for communications between applications. To prevent unauthorized access to our system, we utilize software systems to automatically detect and protect against attacks. Internally, we limit and minimize authorized access to protected information provided by users through a variety of techniques, including network access authentication and division of network security domains. We continually improve and enhance our data and system security through routine checks and timely upgrades.

Sales and Business Development

        We have built a sales and business development team with extensive experience in both the financial service and internet industries. This team is dedicated to establishing long-term relationships with financial service providers, understanding and anticipating their needs and identifying opportunities for them to adopt our services and solutions. As we strengthen our relationship with a financial service provider and understand more about its strategies and policies, we have the opportunity to upsell and cross-sell additional services and solutions and offer our integrated solutions. Our sales and business development team works closely with financial service providers and continually gains insights into the competitive dynamics of the industry and new market opportunities. These insights help our other departments develop new solutions and technologies and offer new content and features on our platform.

        We have sales and business development personnel based at our headquarters in Beijing and at our regional offices in Shanghai and Shenzhen. This allows our sales and business development team to be in close contact with the research and development team and operations team at our headquarters to maintain an aligned sales and business development strategy. The sales and business development personnel at our regional offices focus on catering and understanding local market requirements, which helps the other teams at our headquarters remain abreast of developments with financial service providers in different regions of China.

Marketing and Brand Promotion

        The "Rong360" brand is well recognized as an intelligent mobile platform for financial products in China. We plan to continue to use the "Rong360" brand for our platform in China after our separation from RONG360 Inc.

        We employ a variety of marketing methods to promote our image as a reliable, smart and accessible platform. Our mascot Rong Bulls in eight colors represent the diversity of our offerings to both users and financial service providers. Our marketing team works closely with our sales and business development team and utilizes our proprietary data analytical capabilities to conduct cost-efficient marketing. We acquire user traffic from third-party channels and incur significant traffic acquisition expenses, which is the largest component of our sales and marketing expenses. Our marketing expenses relating to traffic acquisition were RMB 201.7 million, RMB 285.3 million (US$42.1 million) and RMB 289.9 million (US$42.8 million) in 2015, 2016 and the first half of 2017, respectively, accounting for 76.9%, 74.5% and 85.3% of our sales and marketing expenses in the relevant periods.

        We primarily conduct marketing on online, mobile and social media platforms. We use mostly self-produced articles and videos as marketing materials. Since July 2015, we have produced a weekly series of videos on financial literacy including fraud avoidance which has gone viral and has reached an audience of more than 116 million viewers. We have distributed our content through a third-party syndicated content network that includes China Business Network, Tencent's Wechat social media platform, Youku's video platform and Toutiao's news and information mobile app to generate additional user traffic to our platform. We do not pay a fee for this content distribution, except when the content distribution is one element of a marketing campaign and we are paying a fee for the marketing campaign as a whole. Measured by the number of followers of the accounts and channels through which we distribute original content, no more than 5% of the distribution of original content is related to a marketing campaign for which we are paying a fee. We conduct marketing activities from time to time, for instance the one-day appearance of our mascots in the financial district of Beijing in December 2016. We also have co-branding cooperation with selected financial service providers, which helps further promote our brand.

Competition

        We are an open and independent platform, and our competitors are primarily other companies that also seek to position themselves as open platforms connecting both financial service providers and users primarily in the loan and credit card recommendation businesses. We also compete with platforms that are affiliated with major internet companies, including search engine, social media, e-commerce and online payment companies. Some of these internet companies also offer their financial products on our platform and provide us with user traffic, so they both compete and cooperate with us. In addition, we compete with financial service providers to the extent that they offer or list financial products on their own platform, although some of these financial service providers may also offer or list financial products on our platform as well. We believe that network effects will benefit whichever platform gains a significant first mover advantage in this field, and that it will be difficult for latecomers to establish relationships with financial service providers or, more importantly, to generate sufficient user traffic.

Intellectual Property

        We seek to protect our technology, including our proprietary technology infrastructure and core software system, through a combination of copyrights, trade secrets, trademarks and confidentiality agreements. As of the date of this prospectus, we hold 34 registered copyrights for software or work of art, 2 registered domain names, including rong360.com, and 13 registered trademarks, including "RONG360".

        We intend to protect our technology and proprietary rights vigorously, but there can be no assurance that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights. From time to time, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. See "Risk Factors—Risks Related to Our Business—We may not be able to prevent others from making unauthorized use of our intellectual property" and "—We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations."

Employees

        We had 564 and 669 employees as of December 31, 2015 and 2016, respectively. The following table sets forth the numbers of our employees categorized by function as of December 31, 2015 and 2016:

	As of December 31,
Function:	2015	2016
Sales and marketing	309	284
Research and development	164	231
Operations	55	112
General administration	36	42

Total	564	669

        As of December 31, 2016, we had 546 employees in Beijing, 32 employees in Shanghai, 24 employees in Shenzhen, and another 67 employees in various other places in China.

        As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

        We enter into standard confidentiality and employment agreements with our employees. The contracts with our key personnel typically include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for one year after the termination of his or her employment, provided that we pay compensation equal to RMB 5,000 per month during the restriction period.

        We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employees are represented by labor unions.

Facilities

        Our headquarters are located at the Zhongguancun technology hub in Beijing. Our research and development facilities and our management and operations facilities are located at our headquarters and two other locations in Beijing. We have sales and business development personnel at our headquarters in Beijing and at our regional offices in Shanghai and Shenzhen. We currently lease approximately 4,200 square meters of office space in Beijing, approximately 1,000 square meters of office space in Shanghai, and approximately 450 square meters of office space in Shenzhen.

Insurance

        We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain property insurance, product liability insurance or key-man insurance. We consider our insurance coverage to be reasonable in light of the nature of our business and the insurance products that are available in China and in line with the practices of other companies in the same industry of similar size in China.

Legal Proceedings

        We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management's time and attention.

PRC REGULATION

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights of our shareholders to receive dividends and other distributions from us.

Regulations Related to Internet Information Security and Privacy Protection

        The PRC government has enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in China is regulated and restricted from a national security standpoint. PRC laws impose criminal penalties for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. In addition, the Ministry of Public Security has promulgated measures prohibiting use of the internet in ways which result in a leak of state secrets or a spread of socially destabilizing content, among other things. If an internet information service provider violates any of these measures, competent authorities may revoke its operating license and shut down its websites.

        Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the Ministry of Industry and Information Technology in 2011, an internet information service provider may not collect any personal information on a user or provide any such information to third parties without the user's consent. It must expressly inform the user of the method, content and purpose of the collection and processing of such user's personal information and may only collect information to the extent necessary to provide its services. An internet information service provider is also required to properly maintain users' personal information, and in case of any leak or likely leak of such information, it must take immediate remedial measures and, in the event of a serious leak, report to the telecommunications regulatory authority immediately.

        Pursuant to the Decision on Strengthening the Protection of Online Information, issued by the Standing Committee of the National People's Congress in 2012, and the Order for the Protection of Telecommunication and Internet User Personal Information, issued by the Ministry of Industry and Information Technology in 2013, any collection and use of a user's personal information must be subject to the consent of the user, be legal, rational and necessary and be limited to specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

        Pursuant to the Notice of the Supreme People's Court, the Supreme People's Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in 2013, and the Interpretation of the Supreme People's Court and the Supreme People's Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen's personal information: (i) providing a citizen's personal information to specified persons or releasing a citizen's personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen's consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen's personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen's personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

        The PRC Network Security Law, which was promulgated in November 2016 and took effect on June 1, 2017, requires a network operator, including internet information services providers among others, to adopt technical measures and other necessary measures in accordance with applicable laws and regulations as well as compulsory national and industrial standards to safeguard the safety and stability of network operations, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Network Security Law emphasizes that any individuals and organizations that use networks must not endanger network security or use networks to engage in unlawful activities such as those endangering national security, economic order and the social order or infringing the reputation, privacy, intellectual property rights and other lawful rights and interests of others. The Network Security Law has also reaffirmed certain basic principles and requirements on personal information protection previously specified in other existing laws and regulations, including those described above. Any violation of the provisions and requirements under the Network Security Law may subject an internet service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

        Users give us certain personal information and we also synthesize, analyze and share the information with financial service providers. We have obtained consent from users to keep and use their personal information, and have also established information security systems to protect the user information and to abide by other network security requirements under applicable laws and regulations.

Regulation Related to Foreign Investment Restrictions

        Investment activities of foreign investors in China are principally governed by the Guidance Catalogue of Industries for Foreign Investment, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission. Industries listed in the catalogue are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations. The industry of value-added telecommunications services (other than online retail and mobile commerce) falls into the restricted category.

        According to the Administrative Regulations on Foreign-Invested Telecommunications Enterprises, as most recently amended in February 2016, foreign-invested value-added telecommunications enterprises must be in the form of a Sino-foreign equity joint venture. The regulations limit the ultimate capital contribution percentage by foreign investor(s) in a foreign-invested value-added telecommunications enterprise to 50% or less and require the primary foreign investor in a foreign invested value-added telecommunications enterprise to have a good track record and operational experience in the industry.

        In 2006, the predecessor to the Ministry of Industry and Information Technology issued the Circular of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Business, according to which a foreign investor in the telecommunications service industry of China must establish a foreign invested enterprise and apply for a telecommunications businesses operation license. This circular further requires that: (i) PRC domestic telecommunications business enterprises must not lease, transfer or sell a telecommunications businesses operation license to a foreign investor through any form of transaction or provide resources, offices and working places, facilities or other assistance to support the illegal telecommunications services operations of a foreign investor; (ii) value-added telecommunications enterprises or their shareholders must directly own the domain names and trademarks used by such enterprises in their daily operations; (iii) each value-added telecommunications enterprise must have the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license; and (iv) all providers of value-added telecommunications services are required to maintain network and internet security in accordance with the standards set forth in relevant PRC regulations. If a license holder fails to comply with the requirements in the circular and cure such non-compliance, the Ministry of Industry and Information Technology or its local counterparts have the discretion to take measures against such license holder, including revoking its license for value-added telecommunications business.

        In light of the above restrictions and requirements, we will conduct our value-added telecommunications businesses through Beijing Rongdiandian Information Technology Co., Ltd., or RDD, after the completion of the Restructuring.

Regulations Related to Value-added Telecommunications Services

        The PRC Telecommunications Regulations, as most recently amended in February 2016, are the primary regulations governing telecommunications services. Under the Telecommunications Regulations, a telecommunications service provider is required to procure operating licenses prior to the commencement of its operations. The Telecommunications Regulations distinguish "basic telecommunications services" from "value-added telecommunications services." Value-added telecommunications services are defined as telecommunications and information services provided through public networks. A catalogue was issued as an attachment to the Telecommunications Regulations to categorize telecommunications services as either basic or value-added. The current catalogue, as most recently updated in December 2015, categorizes online information services as value-added telecommunications services.

        The Administrative Measures on Telecommunications Business Operating Licenses, promulgated by the Ministry of Industry and Information Technology in 2009 and most recently amended in July 2017, set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these measures, a commercial operator of value-added telecommunications services must first obtain a license from the Ministry of Industry and Information Technology or its provincial level counterpart, or else such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains. In case of serious violations, the operator's websites may be ordered to be closed.

        Internet information service is a type of value-added telecommunications service in the current catalogue attached to the Telecommunications Regulations, as most recently updated in December 2015. Pursuant to the Administrative Measures on Internet Information Services, "internet information services" refers to the provision of information through the internet to online users, and they are categorized into "commercial internet information services" and "non-commercial internet information services." A commercial internet information services operator must obtain a value-added telecommunications services license for internet information services, which is known as an ICP License, from the relevant government authorities before engaging in any commercial internet information services operations in China. No ICP License is required if the operator will only provide internet information on a non-commercial basis. According to the Administrative Measures on Telecommunications Business Operating Licenses, an ICP License has a term of five years and can be renewed within 90 days before expiration.

        RDD, our variable interest entity, has obtained an ICP License for the provision of commercial internet information services issued by the Beijing Telecommunication Administration in July 2017.

        In addition to the Telecommunications Regulations and the other regulations discussed above, the provision of commercial internet information services on mobile internet applications is regulated by the Administrative Provisions on Information Services of Mobile Internet Applications, which was promulgated by the State Internet Information Office in June 2016. The information service providers of mobile internet applications are subject to requirements under these provisions, including acquiring the qualifications required by laws and regulations and being responsible for information security.

Regulations Related to Internet Advertisements and Online Advertising

        The PRC government regulates advertising, including online advertising, principally through the State Administration for Industry and Commerce. The PRC Advertising Law, as recently amended in April 2015, outlines the regulatory framework for the advertising industry and allows foreign investors to own up to all equity interests in PRC advertising companies.

        Advertisers, advertising service providers and advertising publishers are required by PRC advertising laws and regulations to ensure that the contents of the advertisements they prepare or distribute are true and in full compliance with applicable laws and regulations. For example, advertisements must not contain terms such as "the state-level," "the highest grade," "the best" or other similar words. In addition, if a special government review is required for certain categories of advertisements before publishing, the advertisers, advertising operators and advertising distributors are obligated to verify that such a review has been performed and the relevant approval has been obtained. Pursuant to the PRC Advertising Law, the use of the internet to distribute advertisements must not affect the normal use of the internet by users. Where internet information service providers know or should know that illegal advertisements are being distributed using their services, they must prevent such distribution.

        In addition to the regulations described above, the Interim Measures for Administration of Internet Advertising, adopted by the State Administration for Industry and Commerce and effective on September 1, 2016, set forth certain compliance requirements for online advertising businesses. Advertising operators and distributors of internet advertisement must examine, verify and record identity information for advertisers such as name, address and contact information, and maintain a verification record that is updated on a regular basis. Moreover, advertising operators and advertising distributors must examine supporting documentation provided by advertisers and verify the contents of the advertisements against supporting documents before publishing them. If the contents of advertisements are inconsistent with the supporting documents, or the supporting documents are incomplete, advertising operators and distributors must refrain from providing design, production, agency or publishing services. These measures also prohibits the following activities: (i) providing or using applications and hardware to block, filter, skip over, tamper with, or cover up lawful advertisements; (ii) using network access, network equipment and applications to disrupt the normal transmission of lawful advertisements or adding or uploading advertisements without authorization; and (iii) harming the interests of a third party by using fake statistics or traffic data.

        Violation of the foregoing laws and regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In case of serious violations, the State Administration for Industry and Commerce or its local branches may force the violator to terminate its advertising operation or may even revoke its business license. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties.

        We expect to conduct our online advertising business through RDD after the completion of the Restructuring.

Regulation Related to Intellectual Property Rights

        The PRC government has promulgated various laws and regulations relating to the protection of intellectual property. Software owners, licensees and transferees may register their rights in software with the National Copyright Administration or its local branches and obtain software copyright registration certificates. Although such registration is not mandatory under PRC law, software owners, licensees and transferees are encouraged to go through the registration process to enjoy the better protections afforded to registered software rights. The PRC Trademark Office of the State Administration for Industry and Commerce handles trademark registrations and grants a protection term of ten years to registered trademarks. The Ministry of Industry and Information Technology is in charge of the overall administration of domain names in China. The registration of domain names in PRC is on a "first-apply-first-registration" basis. A domain name applicant will become the domain name holder upon the completion of the application procedure.

Regulations Related to Employment

        The Labor Contract Law, which became effective in 2008, requires employers to enter into written contracts with their employees, restricts the use of temporary workers and aims to give employees long-term job security.

        Employers are required to contribute to social insurance for their employees in the PRC, including basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance and injury insurance. Employers are also required to make contributions to a housing provident fund for their employees.

Regulations Related to Foreign Exchange

  Regulation on Foreign Currency Exchange

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in 2008. Under PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

        In 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In 2013, SAFE specified that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. Instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

        In March 2015, SAFE promulgated the Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 replaced both the Circular of the SAFE on Issues Relating to the Improvement of Business Operations with Respect to the Administration of Foreign Exchange Capital Payment and Settlement of Foreign-invested Enterprises, or Circular 142, and the Circular of the SAFE on Issues concerning the Pilot Reform of the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises in Certain Areas, or Circular 36. Circular 19 allows all foreign-invested enterprises established in the PRC to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation, provides the procedures for foreign invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments and removes certain other restrictions that had been provided in Circular 142. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from their foreign exchange capital for expenditure beyond their business scope and providing entrusted loans or repaying loans between non-financial enterprises. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective June 2016, which reiterates some of the rules set forth in Circular 19. Circular 16 provides that discretionary foreign exchange settlement applies to foreign exchange capital, foreign debt offering proceeds and remitted foreign listing proceeds, and the corresponding RMB capital converted from foreign exchange may be used to extend loans to related parties or repay inter-company loans (including advances by third parties). However, there are substantial uncertainties with respect to Circular 16's interpretation and implementation in practice. Circular 19 or Circular 16 may delay or limit us from using the proceeds of offshore offerings to make additional capital contributions to our PRC subsidiaries and any violations of these circulars could result in severe monetary or other penalties.

        In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) banks must check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements, and (ii) domestic entities must retain income to account for previous years' losses before remitting any profits. Moreover, pursuant to Circular 3, domestic entities must explain in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment.

  Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

        In 2014, SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, replacing the SAFE Circular on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Return Investments by Domestic Residents through Offshore Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a "special purpose vehicle" refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while "round trip investment" refers to direct investment in China by PRC residents or entities through special purpose vehicles, namely, establishing foreign-invested enterprises to obtain ownership, control rights and management rights. SAFE Circular 37 provides that, before making a contribution into a special purpose vehicle, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

        In 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment. This notice has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not registered as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentations or failing to disclose the control of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulations Related to Stock Incentive Plans

        SAFE promulgated the Circular of the SAFE on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals' Participation in Equity Incentive Plans of Companies Listed Overseas, or the Stock Option Rules, in February 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in a stock incentive plan in an overseas publicly listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants in a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of the participants. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan or the PRC agent or any other material changes. The PRC agent must apply to SAFE or its local branches on behalf of the PRC residents who have the right to exercise the employee share options for an annual quota for the payment of foreign currencies in connection with the PRC residents' exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents.

        See "Risk Factors—Risks Related to Doing Business in China—Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions."

Regulations Related to Dividend Distribution

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Holding Company Structure."

Regulations Related to Taxation

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Taxation—China" and "Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders" and "—We may not be able to obtain certain benefits under the relevant tax arrangement for dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary."

Regulations Related to M&A and Overseas Listings

        In 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules. The M&A Rules, among other things, require that an offshore special purpose vehicle formed for the purpose of an overseas listing and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of its securities on an overseas stock exchange. See "Risk Factors—Risks Relating to Our ADSs and This Offering—The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Daqing (David) Ye	44	Co-Founder, Chairman and Chief Executive Officer
Jiayan Lu	42	Co-Founder, Director and Chief Operating Officer
Caofeng Liu	34	Co-Founder, Director and Chief Technology Officer
Chenchao Zhuang	41	Director
James Qun Mi	49	Director
Kui Zhou	49	Director
Yuanyuan Fan	42	Director
Denny Lee*	49	Independent Director Appointee
Yilü (Oscar) Chen	42	Chief Financial Officer

*
Mr. Lee has accepted our appointment to be a director of our company, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

        Mr. Daqing (David) Ye is our co-founder and has served as chairman of RONG360 Inc.'s board of directors and its chief executive officer since its inception. Mr. Ye has 20 years of experience in operations and management of internet business and consumer financial institutions in China and the United States. Before founding our company, he served as head of marketing for PayPal, China from 2009 to 2011, director of digital marketing capabilities of American Express Company's, Risk, Information & Banking Group in New York from 2007 to 2009, and senior manager of marketing analysis at AOL Inc. from 2004 to 2007. Mr. Ye started his career as a risk data analyst at Capital One Financial Corporation's risk strategy and analysis team in 1998, and later worked as a credit risk manager at Global Credit Assurance & Consulting team, and managed statisticians and data analysts at the acquisition marketing team of Capital One's Under Served Markets group from 2000 to 2004. Mr. Ye received a bachelor's degree in engineering from Hunan University in China and a master's degree in finance from the George Washington University in the United States. He is an EMBA candidate at the PBoC School of Finance, Tsinghua University.

        Mr. Jiayan Lu is our co-founder and has serviced as RONG360 Inc.'s director since August 2015 and chief operating officer since its inception. Prior to founding our company, Mr. Lu served as deputy director of Pudong branch, deputy general manager of Shanghai branch and deputy general manager of operations of the Bank of Ningbo from 2007 to 2011. Mr. Lu worked as the manager of the customer service center of Royal & Sun Alliance Insurance plc in greater China from 2004 to 2007 and director of the customer service center of Standard Chartered Bank from 2002 to 2004. Mr. Lu received a bachelor's degree in international finance from Shanghai Jiaotong University in 1997 and an MBA degree from Shanghai Jiaotong University in 2002.

        Mr. Caofeng Liu is our co-founder and has served as RONG360 Inc.'s chief technology officer since its inception. Prior to founding our company, Mr. Liu served as research and development manager at Baidu, Inc. from 2008 to 2011, senior research and development manager at kuxun.com from 2006 to 2008 and architect at tq.com from 2004 to 2006. Mr. Liu received a bachelor's degree in electronic engineering from Nanchang Hangkong University in 2004.

        Mr. Chenchao Zhuang has served as RONG360 Inc.'s director since February 2012. Mr. Zhuang is a co-founder and managing director of Zebra Global Capital, a technology private-equity firm in China. Prior to that, Mr. Zhuang was a co-founder and chief executive officer of Qunar Cayman Islands

Limited from June 2011 to January 2016, where he and his team grew Qunar from a small technology startup to become a leading online travel company. Prior to co-founding Qunar, Mr. Zhuang worked for the World Bank as a system architect based in Washington, D.C. from 2001 to 2005. Prior to moving to Washington, D.C., Mr. Zhuang was the chief technology officer of Shawei.com, a leading sports portal website in China. Mr. Zhuang received a bachelor's of science degree in electrical engineering from Peking University in 1998.

        Mr. James Qun Mi has served as RONG360 Inc.'s director since July 2012. Mr. Mi has served as a managing director of Lightspeed China Partners, a China-focused early-stage venture capital firm with investments in internet, mobile and information technology, since co-founding it in 2011. Mr. Mi served as a managing director of Lightspeed Venture Partners from 2008 to 2011. From 2003 to 2008, Mr. Mi worked for Google, first as its head of Asia Products and the chief representative of its representative office in China, and later as a director of corporate development for strategic investments and mergers and acquisitions in the greater China area and the pan-Asian region. Mr. Mi holds 14 U.S. patents in flash memory, communications, internet security and commerce. Mr. Mi is also a director of 17 privately held companies. Mr. Mi received a bachelor's degree in physics from Fudan University in 1989 and a master's degree in electrical engineering from Princeton University in 1991.

        Mr. Kui Zhou is a partner at Sequoia Capital China who has been focusing on early investments in the technology, media, telecom and healthcare industries. Currently he serves as a director of each of Yitu Technology, Eversec, Pony AI, Winona, Dada Nexus, IngageApp and E.T.XUN. Prior to joining Sequoia in 2005, Mr. Zhou spent many years at Lenovo Group. He received a master's degree of business administration from Tsinghua University in 2000.

        Ms. Yuanyuan Fan has served as RONG360 Inc.'s director since August 2015. Ms. Fan is a partner and managing director of Sailing Capital. She has more than 10 years of experiences in private equity investments, consulting and financial services in both the United States and China. She worked at Pacific Asset Management from 2010 to 2012 and McKinsey & Company from 2008 to 2010. She received an MBA degree from Cornell University in 2003 and a bachelor's degree from Shanghai University of Finance & Economics.

        Mr. Denny Lee will serve as our director commencing from the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Lee has served as a director of NetEase, Inc., a leading internet and online game service provider in China listed on the Nasdaq Global Select Market, since 2002. He was the chief financial officer of NetEase, Inc. from 2002 to 2007. Prior to joining NetEase, Inc., Mr. Lee worked in the Hong Kong office of KPMG for more than ten years. Mr. Lee currently serves as an independent non-executive director and the chairman of the audit committees of the following three companies: (1) New Oriental Education & Technology Group Inc., a provider of private education services in China listed on the New York Stock Exchange, (2) Concord Medical Services Holdings Limited, a leading specialty hospital management solution provider and operator in China listed on the New York Stock Exchange, and (3) China Metal Resources Utilization Ltd., a company principally engaged in the manufacturing and sales of copper and related products in China listed on the main board of Hong Kong Stock Exchange. Mr. Lee graduated from the Hong Kong Polytechnic University majoring in accounting and is a member of The Hong Kong Institute of Certified Public Accountants and The Chartered Association of Certified Accountants.

        Mr. Yilü (Oscar) Chen has served as RONG360 Inc.'s chief financial officer since December 2016. Mr. Chen served as the chief financial officer of Jia.com from July 2015 to November 2016. Prior to that, Mr. Chen served as executive director at Fosun Kinzon Capital from July 2014 to July 2015, executive director at Goldman Sachs Gao Hua Securities from 2006 to 2014, vice president at Changjiang BNP Pribas Peregrine from 2005 to 2006, assistant general manager of the investment banking division at China Southern Securities Co., Ltd. from 2000 to 2005 and assistant audit manager at KPMG from 1997 to 2000. Mr. Chen received a bachelor's degree in international business management from Shanghai University of International Business and Economics in 1997.

Employment Agreements and Indemnification Agreements

        We plan to enter into employment agreements with our senior executive officers. Pursuant to these agreements, we will be entitled to terminate a senior executive officer's employment for cause at any time without remuneration for certain acts of the officer, such as being convicted of any criminal conduct, any act of gross or willful misconduct or any serious, willful, grossly negligent or persistent breach of any employment agreement provision, or engaging in any conduct which may make the continued employment of such officer detrimental to our company. In connection with the employment agreement, each senior executive officer will enter into an intellectual property ownership and confidentiality agreement and agree to hold all information, know-how and records in any way connected with the products of our company, including, without limitation, all software and computer formulas, designs, specifications, drawings, data, manuals and instructions and all customer and supplier lists, sales and financial information, business plans and forecasts, all technical solutions and the trade secrets of our company, in strict confidence perpetually. Each officer will also agree that we shall own all the intellectual property developed by such officer during his or her employment.

        We also plan to enter into indemnification agreements with our directors and senior executive officers. Under these agreements, we agree to indemnify them against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

        We are currently undertaking the Restructuring, during or after which we expect some or all of the existing directors of RONG360 Inc. to become our directors. RONG360 Inc.'s board of directors currently consists of eight members. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

        A company of which more than 50% of the voting power is held by a single entity is considered a "controlled company" under the [NYSE Listed Company Manuals/Nasdaq Stock Market Rules]. A controlled company need not comply with the [NYSE/Nasdaq] corporate governance rules requiring its board of directors to have a majority of independent directors, to have [independent compensation committee/independent director oversight of executive compensation], and to have [independent nominations/corporate governance committees/independent director oversight of director nominations]. Following the completion of this offering and assuming that RONG360 Inc. remains our parent company, we will be a "controlled company" as defined under the [NYSE Listed Company Manuals/NASDAQ Stock Market Rules]. We have no current intention to rely on the controlled company exemption.

        As a Cayman Islands company listed on the [NYSE/Nasdaq Global Select Market], we are subject to the [NYSE/Nasdaq Global Select Market] corporate governance listing standards. However, [NYSE/Nasdaq Global Select Market] rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the [NYSE/Nasdaq Global

Select Market] corporate governance listing standards. For example, neither the Companies Law of the Cayman Islands nor our memorandum and articles of association requires a majority of our directors to be independent, we could include non-independent directors as members of our compensation committee and nominating committee, and our independent directors would not necessarily hold regularly scheduled meetings at which only independent directors are present. However, we currently intend to comply with the rules of the [NYSE/Nasdaq Global Select Market] in lieu of following home country practice after the closing of this offering.

        Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee will consist of        ,         and        , and will be chaired by Mr.         . Mr.         , Mr.         and Mr.         each satisfy the "independence" requirements of [Rule 5605(c)(2) of the Listing Rules of the Nasdaq Stock Market/Section 303A of the Corporate Governance Rules of the NYSE] and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr.             qualifies as an "audit committee financial expert" as set forth under the applicable rules of the SEC. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

  •
  reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response;

  •
  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

  •
  discussing the annual audited financial statements with management and the independent registered public accounting firm;

  •
  reviewing major issues as to the adequacy of our internal control and any special audit steps adopted in light of material control deficiencies;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  meeting separately and periodically with management and the independent registered public accounting firm; and

  •
  reporting regularly to the board.

        Compensation Committee.    Our compensation committee will consist of        ,         and        , and will be chaired by Mr.         . Mr.         , Mr.         and Mr.         each satisfy the "independence" requirements of [Rule 5605(c)(2) of the Listing Rules of the Nasdaq Stock Market/Section 303A of the Corporate Governance Rules of the NYSE]. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

  •
  reviewing the total compensation package for our executive officers and making recommendations to the board with respect to it;

  •
  reviewing the compensation of our non-employee directors and making recommendations to the board with respect to it; and

  •
  periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

        Nominating Committee.    Our nominating committee will consist of        ,         and        , and will be chaired by Mr.         . Mr.         , Mr.         and Mr.         each satisfies the "independence" requirements of [Rule 5605(c)(2) of the Listing Rules of the Nasdaq Stock Market/Section 303A of the Corporate Governance Rules of the NYSE]. The nominating committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

  •
  recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

  •
  selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating committee itself; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

        Under Cayman Islands law, our directors have fiduciary duties, including duties of loyalty and a duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to "Description of Share Capital—Differences in Corporate Law" for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

        Our officers are elected by and serve at the discretion of the board of directors. Under Cayman Islands law, we are not required to hold an annual election of directors, and our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our company to be or becomes of unsound mind.

Compensation of Directors and Executive Officers

        For the year ended December 31, 2016, we paid an aggregate of approximately RMB 2.0 million (US$0.3 million) in cash and benefits to our executive officers. We do not pay our non-executive directors. For share incentive grants to our officers and directors, see "—Share Incentive Plan." We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plans

        RONG360 Inc. adopted its 2012 Share Plan, or the RONG360 2012 Plan, in November 2012. We plan to adopt a share incentive plan, which we will call the Global Share Plan, effective upon the closing of this offering, to link the personal interests of our employees, directors and consultants to the success of our business. We expect that our Global Share Plan will be substantially identical to the RONG360 2012 Plan. We expect to assume all outstanding share incentive awards issued under the RONG360 2012 Plan and to administer the assumed awards pursuant to the Global Share Plan, effective upon the closing of this offering. Pursuant to the Global Share Plan, not more than 26,905,189 shares may be issued. As of the date of this prospectus,        have been granted under the RONG360 2012 Plan to employees of our company,        of which remain outstanding.

        The following paragraphs summarize what we expect to be the terms of our Global Share Plan.

        Types of Awards.    Our Global Share Plan permits awards of share purchase rights and options.

        Plan Administration.    Our Global Share Plan will be administered by our board of directors or by a committee of one or more members designated by our board of directors. The committee or the full board of directors, as applicable, will have full authority and discretion to take any actions it deems necessary or advisable for the administration of the plan.

        Award Agreement.    Awards granted under our Global Share Plan are evidenced by a share purchase agreement or share option agreement that sets forth terms, conditions and limitations for each award.

        Exercise Price.    The plan administrator determines the purchase price or exercise price for each award, subject to the conditions set forth in our Global Share Plan.

        Eligibility.    We may grant awards to our employees, non-employee directors and consultants. However, we may grant incentive share options only to our employees, parent and subsidiaries.

        Term of the Awards.    The term of each option granted under our Global Share Plan may not exceed ten years from date of the grant. The term of share purchase rights granted under our Global Share Plan is set forth in the relevant share purchase agreement.

        Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is set forth in the share purchase agreement or the share option agreement.

        Transfer Restrictions.    Options may not be transferred in any manner by the recipient other than by will, by the laws of descent and distribution or by beneficiary designation, except as otherwise provided by the plan administrator. The plan administrator determines the transfer restrictions on shares awarded pursuant to share purchase rights, which are set forth in the share purchase agreement.

        Termination.    Our Global Share Plan will terminate ten years after the later of (1) the date when our board adopted our Global Share Plan or (2) the date when our board approved the most recent increase in the award pool under our Global Share Plan that was also approved by our shareholders, provided that our board may terminate the plan at any time and for any reason, subject to shareholder approval in certain cases.

        As of the date of this prospectus, there were no unvested restricted shares granted under the RONG360 2012 Plan. The following table summarizes, as of the date of this prospectus, the outstanding options that were granted to our directors, executive officers and other grantees in the aggregate under the RONG360 2012 Plan:

Name	Ordinary Shares Underlying Outstanding Options	Exercise Price (US$/Share)	Grant Date	Expiration Date
Yilü (Oscar) Chen	*	0.3	April 2017	March 2027
Other grantees	17,574,716	from 0.00005 to 0.8	from February 2013 to October 2017	from October 2021 to September 2027

Total	20,574,716

*
Less than one percent of our total outstanding shares.

2017 Share Incentive Plan

        In October 2017, our board of directors approved the 2017 Share Incentive Plan to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. Under the 2017 Share Incentive Plan, or the 2017 Plan, the maximum number of shares available for issuance shall be 2% of the total number of shares issued and outstanding as of the closing of this offering, plus an annual increase on the first day of each of the first five fiscal years of the Company during the term of the 2017 Plan commencing with the fiscal year beginning January 1, 2018, by an amount equal to 2% of the total number of shares issued and outstanding on the last day of the immediately preceding fiscal year (excluding issued shares reserved for future option exercise and restricted share unit vesting), and an annual increase on the first day of each of the next five fiscal years of the Company during the term of the 2017 Plan commencing with the fiscal year beginning January 1, 2023, by an amount equal to 1.5% of the total number of shares issued and outstanding on the last day of the immediately preceding fiscal year (excluding issued shares reserved for future option exercise and restricted share unit vesting).

        As of the date of this prospectus, no share incentive award has been granted under the 2017 Plan.

        The following paragraphs describe the principal terms of the 2017 Plan.

        Types of Awards.    The 2017 Plan permits the awards of options, restricted shares or any other type of awards that the committee decides.

        Plan Administration.    Our board of directors or a committee of one or more members of the board of directors will administer the 2017 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

        Award Agreement.    Awards granted under the 2017 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

        Eligibility.    We may grant awards to our employees, directors and consultants of our company. However, we may grant incentive share options only to our employees, parent and subsidiaries.

        Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

        Exercise of Options.    The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is ten years from the date of a grant.

        Transfer Restrictions.    Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

        Termination and amendment of the 2017 Plan.    Unless terminated earlier, the 2017 Plan has a term of ten years. Our board of directors has the authority to amend or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the recipient.

PRINCIPAL [AND SELLING] SHAREHOLDERS

        Jianpu Technology Inc. is 100% owned by RONG360 Inc. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place.

        The following table sets forth information concerning the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus, assuming completion of the Restructuring and completion of the abovementioned shareholding change, for:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own more than 5% of our ordinary shares.

  •
  [each selling shareholder]

        The calculations in the table below are based on 345,541,350 ordinary shares outstanding on an as-converted basis as of the date of this prospectus and         Class A ordinary shares and        Class B ordinary shares outstanding immediately after the completion of this offering, assuming that the underwriters do not exercise their over-allotment option. All preferred shares referenced below are to the preferred shares of RONG360 Inc.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security.

These shares, however, are not included in the computation of the percentage ownership of any other person.

			Ordinary Shares Beneficially Owned After This Offering
	Ordinary Shares Beneficially Owned Prior to This Offering
					Total ordinary shares on an as converted basis	% of aggregate voting power
			Class A ordinary shares	Class B ordinary shares
	Number	%
Directors and Executive Officers:**
Daqing (David) Ye(1)	33,254,625	9.6%
Jiayan Lu(2)	28,738,439	8.3%
Caofeng Liu(3)	13,377,901	3.9%
Chenchao Zhuang(4)	40,975,830	11.9%
James Qun Mi(5)	57,775,200	16.7%
Kui Zhou(6)	—	—
Yuanyuan Fan(7)	*	*
Denny Lee***	—	—
Yilü (Oscar) Chen	—	—
All directors and executive officers as a group	174,164,556	50.4%

Principal [and Selling] Shareholders:
Investment funds affiliated with Sequoia(8)	60,774,881	17.6%
Lightspeed China Partners I, L.P. and Lightspeed China Partners I-A, L.P.(9)	57,775,200	16.7%
Sun Flower Information Technology Ltd.(4)	29,225,830	8.5%
JYLu Holdings Ltd.(2)	28,738,439	8.3%
Spring Bloom Investments Ltd.(10)	25,760,000	7.5%
Article Light Limited(11)	23,411,229	6.8%
Torch International Investment Ltd.(12)	23,411,229	6.8%
KPCB China Fund II, L.P.(13)	20,920,000	6.1%
LEFT BK Holdings Ltd.(1)	17,663,915	5.1%

Notes:

†
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

*
Less than 1% of our total outstanding shares.

**
Except as indicated otherwise below, the business address of our directors and executive officers is 21/F Internet Finance Center, Danling Street, Beijing, People's Republic of China.

***
Mr. Lee has accepted our appointment to be a director of our company, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)
Represents (i) 15,426,415 ordinary shares, (ii) 2,062,500 Series A preferred shares and (iii) 175,000 Series B preferred shares, held by LEFT BK Holdings Ltd., and (i) 13,353,210 ordinary shares, (ii) 2,062,500 Series A preferred shares and (iii) 175,000 Series B preferred shares, held by Mount Bonnell Limited. LEFT BK Holdings Ltd. is a British Virgin Islands

  company wholly owned by Mr. Daqing Ye. Mount Bonnell Limited is a British Virgin Islands company wholly owned by Ms. Dawei Huang, who is Mr. Ye's wife. The registered office of each of these entities is at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands. Upon the completion of the shareholding change, these shares will be in the form of Class B ordinary shares.

(2)
Represents (i) 26,613,439 ordinary shares and (ii) 2,125,000 Series A preferred shares, held by JYLu Holding Ltd., a British Virgin Islands company wholly owned by Mr. Jiayan Lu with its registered office at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands. Upon the completion of the shareholding change, these shares will be in the form of Class B ordinary shares.

(3)
Represents (i) 12,286,648 ordinary shares and (ii) 1,091,253 Series A preferred shares, held by CFLIU Holdings Ltd., a British Virgin Islands company wholly owned by Mr. Caofeng Liu with its registered office at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands. Upon the completion of the shareholding change, these shares will be in the form of Class B ordinary shares.

(4)
Represents (i) 27,100,830 ordinary shares and (ii) 2,125,000 Series A preferred shares, held by Sun Flower Information Technology Ltd., a British Virgin Islands company wholly owned by the family of Mr. Chenchao Zhuang, and (i) 10,000,000 Series A preferred shares and (ii) 1,750,000 Series B preferred shares, held by Lucky Fish Information Technology Limited, a British Virgin Islands company wholly owned by the family of Mr. Chenchao Zhuang. The registered office of each of these entities is at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands. Upon the completion of the shareholding change, the 27,100,830 ordinary shares will be in the form of Class B ordinary shares and the other shares will be in the form of Class A Ordinary Shares.

(5)
Mr. James Qun Mi is a managing director of Lightspeed China Partners I GP, LLC, which is the general partner of Lightspeed China Partners I, L.P. and Lightspeed China Partners I-A, L.P. Mr. Mi disclaims beneficial ownership of the shares held by Lightspeed China Partners I, L.P. and Lightspeed China Partners I-A, L.P., except to the extent of his pecuniary interests therein. The business address of Mr. Mi is Suite 2105, Platinum Building, 233 Tai Cang Road, Huangpu District, Shanghai 200020.

(6)
The business address of Mr. Kui Zhou is Room 3606, China Central Place Tower 3, 77 Jianguo Road, Chaoyang District, Beijing 100027, China.

(7)
The business address of Ms. Yuanyuan Fan is 36F, CITIC Plaza, No.859 North Sichuan Rd., Shanghai, China.

(8)
Represents (i) 43,190,000 Series B preferred shares and (ii) 11,200,000 Series C preferred shares, held by Sequoia Capital CV IV Holdco, Ltd., a Cayman Islands corporation with limited liability, and 6,384,881 Series D preferred shares held by Sequoia Capital China GF Holdco III-A, Ltd., a Cayman Islands corporation with limited liability. The registered offices of both of these entities are at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Upon the completion of the shareholding change, these shares will be in the form of Class A ordinary shares.

The sole shareholder of Sequoia Capital China GF Holdco III-A, Ltd. is Sequoia Capital China Growth Fund III, L.P. The general partner of Sequoia Capital China Growth Fund III, L.P. is SC China Growth III Management, L.P., whose general partner is SC China Holding Limited.

The sole shareholder of Sequoia Capital CV IV Holdco, Ltd. is Sequoia Capital CV IV Senior Holdco, Ltd. The sole shareholder of Sequoia Capital CV IV Senior Holdco, Ltd. is Sequoia Capital China Venture Fund IV, L.P. The general partner of Sequoia Capital China Venture Fund IV, L.P. is SC China Venture IV Management, L.P., whose general partner is SC China Holding Limited.

SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which in turn is wholly owned by Mr. Nan Peng Shen. The business address of Mr. Nan Peng Shen is Room 3606, China Central Place Tower 3, 77 Jianguo Road, Chaoyang District, Beijing 100027, China.

(9)
Represents (i) 30,789,500 Series A preferred shares, (ii) 13,793,696 Series B preferred shares and (iii) 6,241,647 Series C preferred shares, held by Lightspeed China Partners I, L.P., and (i) 4,210,500 Series A preferred shares, (ii) 1,886,304 Series B preferred shares and (iii) 853,553 Series C preferred shares, held by Lightspeed China Partners I-A, L.P. Each of Lightspeed China Partners I, L.P. and Lightspeed China Partners I-A, L.P. is a Cayman Islands limited partnership with registered office at Maples Corporate Service Limited, PO Box 309, Ugland 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The voting and dispositive power over the ordinary shares held by Lightspeed China Partners I, L.P. and Lightspeed China Partners I-A, L.P. are controlled by their general partner, Lightspeed China Partners I GP, LLC. Mr. Qun Mi and Mr. Ronald Cao are the managing directors of Lightspeed China Partners I GP, LLC and hold all shareholder voting rights in Lightspeed China Partners I GP, LLC. Upon the completion of the shareholding change, these shares will be in the form of Class A ordinary shares.

(10)
Represents 25,760,000 Series C preferred shares in RONG360 Inc. held by Spring Bloom Investments Ltd, an exempted limited liability company incorporated in the Cayman Islands. Upon the completion of the shareholding change, these shares will be in the form of Class A ordinary shares. The business address of Spring Bloom Investments Ltd is 60B Orchard Road, No. 06-18 Tower 2, The Atrium@Orchard, Singapore 238891. The only controlling shareholder of Spring Bloom Investments Ltd is PavCap Fund I, which holds 95% of the shares in Spring Bloom Investments Ltd. PavCap Fund I is wholly-owned by PavCap I Feeder No. 1 LP, a Singapore limited partnership, acting through its general partner, Pavilion Capital GP Pte. Ltd. Pavilion Capital International Pte. Ltd. is the investment manager to PavCap Fund I, PavCap I Feeder No. 1 LP and Spring Bloom Investments Ltd and has the authority to, inter alia, identify, analyse, acquire, hold, manage, own and dispose of investments on behalf of each entity, subject to the oversight of Pavilion Capital GP Pte. Ltd and the board of directors of the PavCap Fund I, and the terms of the constitutive and fund documents of each entity.

  Pavilion Capital GP Pte. Ltd. and the Pavilion Capital International Pte. Ltd. are both wholly owned by Pavilion Capital Holdings Pte. Ltd. The voting and investment power over the 25,760,000 Series C preferred shares in RONG360 Inc. held by Spring Bloom Investments Ltd resides with Pavilion Capital Holdings Pte. Ltd.'s board of directors which has delegated its investment power to its investment committee, which comprises three members and can only act by a majority vote.

(11)
Represents 23,411,229 Series D preferred shares held by Article Light Limited, a British Virgin Islands limited company with registered address at Ritter House Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. Article Light Limited is controlled by Yunfeng Fund II, L.P., the controlling person of which is Mr. Yu Feng. The business address of Mr. Yu Feng is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong. Upon the completion of the shareholding change, these shares will be in the form of Class A ordinary shares.

(12)
Represents 23,411,229 Series D preferred shares held by Torch International Investment Ltd., a British Virgin Islands limited company with principal place of business at Unit 2006-08, 20/F, Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong. Upon the completion of the shareholding change, these shares will be in the form of Class A ordinary shares.

Torch International Investment Ltd. is 98.6% owned by Sailing Capital Overseas Investment Fund, L.P., 0.4% owned by Ever-Liu Holdings Co. (HK) Limited, a Hong Kong limited company, and 1% owned by Shanghai Peilu Investment Management Partnership (General Partnership), a PRC general partnership.

Sailing Capital Overseas Investments Fund, L.P. is 99.4% owned by Sailing Capital Overseas Investments Holding Co., Ltd. and 0.6% owned by Sailing Capital Overseas Investments Fund SLP, L.P. The sole shareholder of Sailing Capital Overseas Investments Holding Co., Ltd. is Hong Kong Sailing Capital International Company Limited, the sole shareholder of which is Hong Kong Sailing Capital International Company Limited. The sole shareholder of Hong Kong Sailing Capital International Company is Sailing International Investment Fund Co., Ltd.

Sailing International Investment Fund Co., Ltd. is ultimately 44.4% owned by State-owned Assets Supervision and Administration Commission of Shanghai Municipal Government, 22.2% owned by SAIC Motor Corporation Limited, which is listed on the Shanghai Stock Exchange, 11.1% owned by CITIC Securities Company Limited, which is listed on the Shanghai Stock Exchange, 11.1% owned by Heilongjiang InterChina Water Treatment Co., Ltd., which is listed on the Shanghai Stock Exchange, 11.1% owned by Shanghai Guojun Longzhao Investment Management Center (LLP), and 0.1% owned by Sailing Capital Management Co., Ltd.

Shanghai Guojun Longzhao Investment Management Center (LLP) is majority owned by Guotai Junan Innovation Investment Co., Ltd., the sole shareholder of which is Guotai Junan Securities Co., Ltd., which is listed on the Shanghai Stock Exchange.

(13)
Represents (i) 10,000,000 Series A preferred shares, (ii) 9,800,000 Series B preferred shares and (iii) 1,120,000 Series C preferred shares held by KPCB China Fund II, L.P., a Cayman Islands exempted limited partnership. KPCB China Fund II, L.P. is wholly owned by KPCB China Associates II, L.P., which is wholly owned by KPCB China Holdings II, Ltd. The board of directors of KPCB China Holdings II, Ltd. consists of Ted Schlein, Brook Byers, James Huang and Wen Hsieh. Upon the completion of the shareholding change, these shares will be in the form of Class A ordinary shares.

        Based on the current shareholding structure of RONG360 Inc., we do not expect to have any record holder of our shares in the United States as of the date of this prospectus. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See "Description of Share Capital—History of Securities Issuances" for a description of issuances of our ordinary shares and preferred shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Variable Interest Entity and Its Shareholders

        See "Corporate History and Structure—Contractual Arrangements with RDD."

Private Placements

        See "Description of Share Capital—History of Securities Issuances."

Agreement with Our Shareholders

        Jianpu Technology Inc. is 100% held by RONG360 Inc. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place. Upon the completion of the shareholding change, we expect to enter into a registration rights agreement with these shareholders, pursuant to which holders of our registrable shares will be entitled to registration rights, including demand registration rights and piggyback registration rights. For a more detailed description of these registration rights, see "Description of Share Capital—History of Securities Issuances—Registration Rights."

Shareholders' Agreement of RONG360 Inc.

        The shareholders of RONG360 Inc. are parties to a shareholders' agreement dated July 9, 2012 and as amended and restated from time to time. The RONG360 Inc. shareholders' agreement provides that the board of directors of RONG360 Inc. consist of nine directors, including (i) one director appointed by Lightspeed, who initially was James Qun Mi, (ii) one director appointed by Sequoia, who initially was Zhou Kui, (iii) one director appointed by Spring Bloom, (iv) one director appointed by Torch International Investment Ltd., (v) one director appointed by Article Light Limited, (vi) three directors appointed by holders of ordinary shares, including the chief executive officer of RONG360 Inc., who initially were Daqing (David) Ye, Chenchao Zhuang, and Jiayan Lu, and (vi) an independent director approved by the shareholders.

        The RONG360 Inc. shareholders' agreement provides for certain preferential rights for the holders of its preferred shares, including information and inspection rights, preemptive rights, rights of first refusal, co-sale rights, drag-along rights and registration rights (including demand registration rights and piggyback registration rights). The RONG360 Inc. shareholders' agreement also provides for certain protective provisions for the holders of preferred shares.

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

Share Incentives

        See "Management—Share Incentive Plan."

Agreement with RONG360 Inc.

        We have entered into a transitional services agreement with RONG360 Inc. with respect to various ongoing relationships between us and the RONG360 group. Pursuant to the transitional services agreement, we will, during the transitional period which is initially 12 months after the effective date of the agreement, provide the RONG360 group with various corporate support services, including operational, administrative, human resources, legal, accounting and internal control support. The price to be paid for the operational services provided under the transitional services agreement will be based on the actual costs of providing such services. The price to be paid for the other services is a fixed amount specified in the transitional services agreement. The RONG360 group will provide us with support for the employees, business contracts and other business resources relating to the platform business during the transitional period. Furthermore, before the registration procedure of the title transfer of all intellectual property rights relating to our business from the RONG360 group to us is completed, RONG360 Inc. grants us a license to use these rights.

Related Party Transactions with RONG360 Inc.

        Our consolidated financial statements include costs and expenses allocated from RONG360 Inc. prior to the Restructuring, amounting to RMB 53.7 million RMB 65.3 million (US$9.6 million) and RMB 38.4 million (US$5.7 million) in 2015, 2016 and the first half of 2017, respectively. In addition, the RONG360 group provided cash funding support to us for our business working capital requirements.

        Prior to the Restructuring, the RONG360 group operated both our business and a technology-enabled online lending business, so we account for transactions between our business and the technology-enabled online lending business as related party transactions. In 2016 and the first half of 2017, our business provided recommendation service to the technology-enabled online lending business and charged service fees at a standard fee rate that was charged to third-party financial service providers. Revenue generated from the related party transaction, net of value-added taxes and related surcharges, was RMB 19.9 million (US$2.9 million) in 2016 and RMB 63.4 million (US$9.4 million) in the first half of 2017, and the related amount due from RONG360 Inc. was RMB 21.1 million (US$3.1 million) as of December 31, 2016 and RMB 88.3 million (US$13.0 million) as of June 30, 2017.

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association and the Companies Law (as amended) of the Cayman Islands, or Companies Law.

        Jianpu Technology Inc. is 100% owned by RONG360 Inc. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place.

        Under our current memorandum and articles of association, our company is authorized to issue a maximum of 1,000,000,000 ordinary shares, with a par value of US$0.0001 each and of a single class. As of the date of this prospectus, there were 345,541,350 ordinary shares issued and outstanding, which will be redesignated as Class B ordinary shares immediately prior to the completion of this offering.

        Upon the completion of this offering, we will have            Class A ordinary shares issued and outstanding, and 345,541,350 Class B ordinary shares issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

        The following are summaries of material provisions of our proposed memorandum and articles of association that will become effective upon completion of this offering and the Companies Law as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

        The following discussion primarily concerns the ordinary shares and the rights of holders of the ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the shares are held in accordance with the provisions of the deposit agreement in order to exercise directly shareholders' rights in respect of the shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of the shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See "Description of American Depositary Shares—Voting Rights."

Exempted Company

        We are an exempted company incorporated with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

  •
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  an exempted company is not required to open its register of members for inspection;

  •
  an exempted company does not have to hold an annual general meeting;

  •
  an exempted company may issue no par value, negotiable or bearer shares;

  •
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  an exempted company may register as an exempted limited duration company; and

  •
  an exempted company may register as a segregated portfolio company.

Ordinary Shares

General

        All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

        The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our memorandum and articles of association and the Companies Law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be paid only out of profits and out of share premium. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Register of Members

        Under Cayman Islands law, we must keep a register of members and there must be entered therein:

  •
  the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

  •
  the date on which the name of any person was entered on the register as a member; and

  •
  the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted). Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us as to the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their names.

        If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Class of Ordinary Shares

        Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members.

Conversion

        Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by RONG360 Inc. to any person who is not a founder, namely Mr. Daqing (David) Ye, Mr. Jiayan Lu, Mr. Caofeng Liu or Mr. Chenchao Zhuang, or a founder affiliate (as such term defined in our post-offering amended and restated articles of association), or the change of ultimate beneficial ownership of any Class B ordinary shares from RONG360 Inc. to any person who is not a founder or a founder affiliate, such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by a founder to any person who is not a founder affiliate of such founder, or upon a change of ultimate beneficial ownership of any Class B ordinary share from a founder to any person who is not a founder affiliate of such founder, such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share. In addition, If shares beneficially owned by the founders collectively account for less than five percent (5%) of the issued shares in the capital of the Company, then each Class B ordinary share shall automatically be re-designated into one Class A ordinary share, and no Class B ordinary shares shall be issued by the Company thereafter. When a founder ceases to be a director or an executive officer of the Company, each Class B ordinary share beneficially owned by such founder shall automatically be re-designated into one Class A ordinary share.

Voting Rights

        Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to ten votes per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, which can be an annual general meeting or a special meeting of shareholders. A special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-IPO memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

General Meetings and Shareholder Proposals

        As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-IPO memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders' meeting during each fiscal year, as required by rules of the [NYSE/Nasdaq Global Select Market]. Neither Cayman Islands law nor the exchange-mandated meeting require annual election of directors.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-IPO memorandum and articles of association allow our shareholders holding at least 20% of paid-in-capital to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-IPO memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        A quorum required for a meeting of shareholders consists of one or more shareholders holding not less than one-third of all paid up voting share capital of our company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least seven business days is required for the convening of our annual general meeting and other shareholders meetings.

Transfer of Ordinary Shares

        Subject to the restrictions in our amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid-up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of shares;

  •
  the instrument of transfer is properly stamped, if required;

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  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

  •
  the ordinary shares transferred are fully paid or free of any lien in favor of us; or

  •
  such lesser sum as the directors may from time to time require, is paid to the company thereof.

        The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the designated stock exchange, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

Liquidation

        On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. We are a "limited liability" company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

        Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

        We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors and agree with the shareholder, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company's profits or one of the share premium account, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or, if so authorized by its articles of association, out of capital if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid-up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

        If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied with the sanction of a special resolution of the holders of the shares of that class.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

Changes in Capital

        Our shareholders may from time to time by ordinary resolutions:

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  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

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  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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  convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

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  sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our memorandum of association; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

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  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        Subject to the Companies Law, our shareholders may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Differences in Corporate Law

        The Companies Law is modeled after that of the English companies legislation but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertakings, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertakings, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the due majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies law.

        When a takeover offer is made and accepted by holders of 90% of the shares affected (within four months), the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer.

An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits

        In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

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  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company including a duty to act bona fide in the best interests of the company, a duty not to make a personal profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Under our post-IPO memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Shareholder Action by Written Resolution

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law and our post-IPO memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-IPO memorandum and articles of association do not provide for cumulative voting.

Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under the Companies Law, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of Rights of Shares

        If at any time, our share capital is divided into different classes of shares, under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-IPO memorandum and articles of association and as permitted by the Companies Law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution of the holders of the shares of that class.

Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law, our post-IPO memorandum and articles of association may only be amended by a special resolution of our shareholders.

Inspection of Books and Records

        Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions

        Some provisions of our post-IPO memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders

        There are no limitations imposed by foreign law or by our post-IPO memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares. In addition, there are no provisions in our post-IPO memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Staggered Board of Directors

        The Companies Law and our post-IPO memorandum and articles of association do not contain statutory provisions that require staggered board arrangements for a Cayman Islands company.

History of Securities Issuances

Equity Securities

        RONG360 Inc. has been the holding company of the RONG360 group in the Cayman Islands since 2012. We are currently undertaking the Restructuring in order to operate our platform as a standalone business. As part of the Restructuring, Jianpu Technology Inc. has become our holding company in the Cayman Islands and is 100% owned by RONG360 Inc. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place. For more details on the Restructuring, see "Corporate History and Structure—Corporate History—Restructuring."

        RONG360 Inc. has completed four rounds of equity financing since its inception, two of which took place during the past three years.

        In August 2015, RONG360 Inc. sold 23,411,229 Series D preferred shares to Torch International Investment Ltd. for an aggregate consideration of US$55 million, 23,411,229 Series D preferred shares to Article Light Limited for an aggregate consideration of US$55 million and 6,384,881 Series D preferred shares to Sequoia Capital China GF Holdco III-A, Ltd. for an aggregate consideration of US$15 million. Upon closing of the Series D financing, RONG360 Inc. issued to each Series D investor an investor warrant, which entitled the investors to purchase in aggregate 4.7% of the issued and outstanding shares of RONG360 Inc. and the shares reserved for issuance under RONG360 Inc.'s employee share option plan at the same purchase price as the Series D preferred shares in the event the RONG360 Inc. removes its variable interest entity structure. None of the warrants was exercised prior to expiration.

        In July 2014, RONG360 Inc. sold 25,760,000 Series C preferred shares to Spring Bloom Investments Ltd. for an aggregate consideration of US$23 million, a total of 7,095,200 Series C preferred shares to Lightspeed China Partners I, L.P. and Lightspeed China Partners I-A, L.P. for an aggregate consideration of approximately US$6.3 million, 5,264,000 Series C preferred shares to Sequoia Capital CV IV Holdco, Ltd for an aggregate consideration of US$4.7 million, and 1,120,000 Series C preferred shares to KPCB China Fund II, L.P. for an aggregate consideration of US$1 million.

Option Grants

        RONG360 Inc. has granted restricted shares and options to purchase its ordinary shares to certain of its directors, executive officers and employees under the RONG360 2012 Plan, for their past and future services. We plan to adopt a Global Share Plan, effective upon the closing of this offering, which we expect to be substantially identical to the RONG360 2012 Plan. We expect to assume all outstanding share incentive awards issued under the RONG360 2012 Plan and to administer the assumed awards pursuant to the Global Share Plan, effective upon the closing of this offering. See "Management—Share Incentive Plans."

Registration Rights

        Jianpu Technology Inc. is 100% held by RONG360 Inc. We expect that, within six months following this offering, the existing shareholders of RONG360 Inc. would become our shareholders through a distribution of our shares in proportion to RONG360 Inc.'s current shareholding structure, and RONG360 Inc. will remain our parent company until this shareholding change takes place. Upon the completion of the shareholding change, we expect to enter into a registration rights agreement with these shareholders on terms substantially similar to their registration rights with RONG360 Inc.

        Our registrable securities will include (1) our ordinary shares issued or issuable upon conversion of our preferred shares (if any), (2) any ordinary shares owned or acquired by any preferred shareholder after the execution of the shareholders' agreement, and (3) ordinary shares issued as a dividend or other distribution with respect to, in exchange for, in replacement of the shares referenced in (1) and (2). Set forth below is a description of the registration rights to be granted.

  Demand Registration Rights

        Registration other than on Form F-3 or Form S-3.    Holders of at least 50% of the outstanding Series A preferred shares, at least 50% of the outstanding Series B preferred shares, at least 50% of the outstanding Series C preferred shares or at least one third of the outstanding Series D preferred shares has the right to demand in writing that we file a registration statement to register at least 20% of their registrable securities (up to an anticipated gross offering proceeds of US$5 million) on any internationally recognized exchange. This right may be exercised at any time or from time to time after the earlier of (i) the fourth anniversary of July 16, 2014, or (ii) six months after the closing of our initial public offering. We are not obligated to effect more than two demand registrations other than on Form F-3 or Form S-3 that have been declared and ordered effective, subject to certain limitations.

        Registration on Form F-3 or Form S-3.    If we qualify for registration on Form F-3 or Form S-3, any holder of registrable securities has the right to demand us to file (or any comparable form for registration in a jurisdiction other than the United States), in any jurisdiction in which we have had a registered underwritten public offering, a registration statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States). The holders are entitled to an unlimited number of registrations on Form F-3 or Form S-3 so long as such registration offerings are not less than US$2 million; provided that, we are obligated to effect no more than two registrations on Form F-3 or Form S-3 that have been declared and ordered effective within any twelve-month period, subject to certain limitations.

        If marketing factors require a limitation of the number of registrable securities to be underwritten in a demand registration, the underwriters may (i) in the event the offering is our initial public offering, exclude from the underwritten offering all of the registrable securities (so long as the only securities included in the initial public offering are sold for our account), or (ii) otherwise exclude up to 70% of the registrable securities requested to be registered but only after first excluding all other equity securities from the registration and underwritten offering and so long as the number of registrable securities to be included in the registration is allocated among all holders in proportion, to the respective amounts of registrable securities requested by such holders to be included.

  Piggyback Registration Rights

        If we propose to register any of our securities for a public offering of such securities other than relating to a company share plan or a corporate reorganization, then we must offer each holder an opportunity to include all or any part of its registrable securities in this registration. If a holder decides not to include all or any of its registrable securities in such registration, such holder will continue to have the right to include any registrable securities in any subsequent registration statement as may be filed by us, subject to certain limitations.

  Expenses of Registration

        We will pay all expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities pursuant to the registration rights (which will be borne by the holders requesting registration on a pro rata basis in proportion to their respective numbers of registrable securities sold in such registration), incurred in connection with registrations, filings or qualifications pursuant to the registration rights, including all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for us and reasonable fees and disbursement of one counsel for all selling holders. However, we are not obligated to pay any expenses of any registration proceeding if the registration request is subsequently withdrawn at the request of a majority-in-interest of the holders requesting such registration (in which case all participating holders will bear such expenses pro rata based upon the number of registrable securities that were to be thereby registered in the withdrawn registration).

  Termination of Obligations

        The registration rights set forth above will terminate on the earlier of (i) the date that is five years after the date of closing of a qualified initial public offering and (ii) with respect to any holder, the date on which such holder may sell all of such holder's registrable securities under Rule 144 of the Securities Act in any ninety-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

                    has agreed to act as the depositary bank for the American Depositary Shares.            's depositary offices are located at             . American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as American Depositary Receipts or ADRs. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is             , located at            .

        We have appointed            as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website at www.sec.gov. Please refer to Registration Number 333-            when retrieving such copy.

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

        Each ADS represents the right to receive, and to exercise the beneficial ownership interests in,            ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank, commonly referred to as the direct registration system or DRS. The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the holder. When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

        The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

        As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deducting the applicable fees, taxes and expenses.

Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

        The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

        Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

        The depositary bank will not distribute the rights to you if:

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  We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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  We fail to deliver satisfactory documents to the depositary bank; or

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  It is not reasonably practicable to distribute the rights.

        The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

        The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

        Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

        The depositary bank will not distribute the property to you and will sell the property if:

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  We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

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  We do not deliver satisfactory documents to the depositary bank; or

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  The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into

U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

        The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

        Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in this prospectus.

        After the closing of this offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

        When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

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  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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  You are duly authorized to deposit the ordinary shares.

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  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

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  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

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  ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

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  provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

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  provide any transfer stamps required by the State of New York or the United States; and

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  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the deposit agreement.

        If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends.

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  Obligations to pay fees, taxes and similar charges.

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  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in "Description of Share Capital—Voting Rights".

        At our request, the depositary bank will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

        If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder's ADSs as follows:

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  In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

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  In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

        Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated herein). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

        As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
• Issuance of ADSs upon deposit of shares (excluding issuances as a result of distributions of shares)	Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
• Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares)	Up to U.S. 5¢ per ADS held
• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder you will also be responsible to pay certain charges such as:

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  taxes (including applicable interest and penalties) and other governmental charges;

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  the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

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  certain cable, telex and facsimile transmission and delivery expenses;

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  the expenses and charges incurred by the depositary bank in the conversion of foreign currency;

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  the fees and expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

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  the fees and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

        ADS fees and charges payable upon (i) deposit of ordinary shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of ordinary shares are charged to the person to whom the ADSs are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC or presented to the depositary bank via DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs or the DTC participant(s) surrendering the ADSs for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

        In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain ADS fees and charges (such as the ADS service fee may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

        We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.

In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

        The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

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  We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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  The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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  The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

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  We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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  We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

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  We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Incorporation or in any provisions of or governing the securities on deposit.

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  We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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  We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

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  We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

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  We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

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  No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-Release Transactions

        Subject to the terms and conditions of the deposit agreement, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as pre-release transactions, and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

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  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

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  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

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  Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

        The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

        AS A PARTY TO THE DEPOSIT AGREEMENT, YOU WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have            ADSs outstanding, representing            Class A ordinary shares, or approximately            % of our outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. While we intend to list the ADSs on the [NYSE/Nasdaq Global Select Market], we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop in our ordinary shares not represented by the ADSs.

Lock-Up Agreements

        [All of our shareholders[, certain of our option holders] and all of our directors and executive officers have agreed with the underwriters not to, without the prior consent of the representatives, for a period of 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement (other than a registration statement on Form S-8) with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any of our ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus), subject to certain exceptions.

        In addition, through a letter agreement, we will instruct            , as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we consent to such deposit or issuance, and we have agreed not to provide consent without the prior written consent of the representatives on behalf of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.]

Rule 144

        All of our ordinary shares outstanding prior to this offering are "restricted shares" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

        Our affiliates are subject to additional restrictions under Rule 144. Our affiliates may only sell a number of restricted shares within any three-month period that does not exceed the greater of the following:

  •
  1% of our then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately            ordinary shares immediately after this offering; or

  •
  the average weekly trading volume of our ordinary shares, in the form of ADSs or otherwise, on the [NYSE/Nasdaq Global Select Market], during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

        Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

        Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—History of Securities Issuances—Registration Rights."

 TAXATION

        The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to investors levied by the government of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by our company.

People's Republic of China Taxation

        Although we are incorporated in the Cayman Islands, we may be treated as a PRC resident enterprise for PRC tax purposes under the Enterprise Income Tax Law. The Enterprise Income Tax Law provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC is treated as a PRC resident enterprise for PRC tax purposes. The implementing rules of the Enterprise Income Tax Law merely define the location of the "de facto management body" as the "body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise." Based on a review of the facts and circumstances, we do not believe that Jianpu Technology Inc. or Jianpu (Hong Kong) Limited should be considered a PRC resident enterprise for PRC tax purposes. However, there is limited guidance and implementation history of the Enterprise Income Tax Law. If Jianpu Technology Inc. were to be considered a PRC resident enterprise, any gain realized on the sale or other disposition of our ADSs or Class A ordinary shares by investors that are non-PRC enterprises and any interest or dividends payable by us to such investors is subject to PRC income tax at a rate of 10%. In case of investors that are non-PRC individuals, the applicable PRC income tax rate is 20%. See "Risk Factors—Risks Relating to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

United States Federal Income Taxation

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs or Class A ordinary shares as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

  •
  banks and other financial institutions;

  •
  insurance companies;

  •
  pension plans;

  •
  cooperatives;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  traders that elect to use a mark-to-market method of accounting;

  •
  certain former U.S. citizens or long-term residents;

  •
  tax-exempt entities (including private foundations);

  •
  persons liable for alternative minimum tax;

  •
  holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

  •
  investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  investors that have a functional currency other than the U.S. dollar;

  •
  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock; or

  •
  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

        Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.

General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

        For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

        A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company's goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        Although the law in this regard is not entirely clear, we treat our consolidated variable interest entity as being owned by us for U.S. federal income tax purposes because we control its management decisions and are entitled to substantially all of the economic benefits associated with this entity. As a result, we consolidate its results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated variable interest entity for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

        Assuming that we are the owner of the variable interest entity for U.S. federal income tax purposes, based upon our current and projected income and assets, including the proceeds from this offering, and projections as to the value of our assets, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for the purpose of the second part of the test described above, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account the expected cash proceeds and our anticipated market capitalization following this offering. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

        If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under "Passive Foreign Investment Company Rules" generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

        The discussion below under "Dividends" and "Sale or Other Disposition" is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under "Passive Foreign Investment Company Rules."

Dividends

        Subject to the discussion below under "Passive Foreign Investment Company Rules," any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

        Individuals and other non-corporate U.S. Holders will be subject to tax at the lower capital gains tax rate applicable to "qualified dividend income," provided that certain conditions are satisfied, including that (1) the ADSs or Class A ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year, (3) certain holding period requirements are met, and (4) such non-corporate U.S. Holders are not under an obligation to make related payments with respect to positions in substantially similar or related property. For this purpose, ADSs listed on the [NYSE/Nasdaq Global Select Market] will generally be considered to be readily tradable on an established securities market in the United States. Although the law in this regard is not entirely clear, since we do not expect our ordinary shares will be listed on any securities market, we do not believe that ordinary shares that are not represented by ADSs will generally be considered to be readily tradable on an established securities market in the United States. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ADSs or Class A ordinary shares.

        In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see "Risk Factors—Risks Relating to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, and regardless of whether our ADSs are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation applicable to qualified dividend income, as described in the preceding paragraph.

        For U.S. foreign tax credit purposes, dividends paid on our ADSs or Class A ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. If PRC withholding taxes apply to dividends paid to you with respect to our ADSs or Class A ordinary shares, you may be able to obtain a reduced rate of PRC withholding taxes under the United States-PRC income tax treaty if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the income tax treaty between the United States and the PRC may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. If you do not elect to claim a foreign tax credit, you may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which you elect to do so for all creditable foreign income taxes. You should consult your tax advisor regarding the creditability of any PRC tax.

Sale or Other Disposition

        Subject to the discussion below under "Passive Foreign Investment Company Rules," a U.S. Holder will generally recognize gain or loss upon the sale or other disposition of our ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or Class A ordinary shares. The gain or loss will generally be capital gain or loss. Individuals and other non-corporate U.S. Holders who have held the ADS or Class A ordinary shares for more than one year will generally be eligible for reduced tax rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or Class A ordinary shares, a U.S. Holder that is eligible for the benefits of the United States-PRC income tax treaty may elect to treat such gain as PRC source income. U.S. Holders should consult their tax advisors regarding the creditability of any PRC tax.

Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or Class A ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income;

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, our variable interest entity or any of the subsidiaries of our variable interest entity is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our variable interest entity or any of the subsidiaries of our variable interest entity.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to our ADSs, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss in each such taxable year the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of our ADSs and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

        The mark-to-market election is available only for "marketable stock," which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury regulations. Our ADSs, but not our Class A ordinary shares, will be treated as traded on a qualified exchange or other market upon their listing on the [NYSE/Nasdaq Global Select Market]. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

Information Reporting and Backup Withholding

        U.S. Holders may be subject to information reporting to the IRS and United States backup withholding with respect to dividends on and proceeds from the sale or other disposition of our ADSs or Class A ordinary shares. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

UNDERWRITING

        We [and the selling shareholders] have entered into an underwriting agreement with the underwriters with respect to the ADSs being offered. Under the terms and subject to the conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C., Morgan Stanley & Co. International plc and J.P. Morgan Securities LLC are acting as joint bookrunners of this offering and as the representatives of the underwriters.

Underwriters	Number of ADSs
Goldman Sachs (Asia) L.L.C.
Morgan Stanley & Co. International plc
J.P. Morgan Securities LLC

Total

        The underwriters are offering the ADSs subject to their acceptance of the ADSs from us [and the selling shareholders] and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters' option to purchase additional ADSs described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$            per ADS from the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

        Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC.

        The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, NY 10179, United States.

Option to Purchase Additional ADSs

        We [and the selling shareholders] have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of            additional ADSs from us at the public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter's initial amount reflected in the table above.

Commissions and Expenses

        Total underwriting discounts and commissions to be paid to the underwriters represent          % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us [and the selling shareholders]. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Total
	Per ADS	No exercise	Full exercise
Public offering price
Discounts and commissions paid by us
[Discounts and commissions paid by selling shareholders			]

        The underwriters have agreed to reimburse us for a certain portion of our expenses in connection with our initial public offering.

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$             million, which includes legal, accounting, and printing costs and various other fees associated with the registration of our ordinary shares and ADSs.

Lock-Up Agreements

        [We have agreed that, without the prior written consent of the representatives on behalf of the underwriters and subject to certain exceptions, we will not, during the period ending 180 days after the date of this prospectus, (i) issue, offer, pledge, sell, contract to sell, offer or issue, contract to purchase or grant any option, right or warrant to purchase, or otherwise dispose of, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the ordinary shares or ADSs within the meaning of Section 16 of the Exchange Act; (iv) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (v) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise.

        Each of our directors and executive officers, current shareholders [and certain of option holders] has agreed that, without the prior written consent of the representative on behalf of the underwriters and subject to certain exceptions, it will not, during the period ending 180 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs, (ii) enter into a transaction which would have the same effect or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, ADSs or any of our securities that are substantially similar to the ADSs or ordinary shares or any options or warrants to purchase any of the ADSs or ordinary shares or any securities convertible into, exchangeable for or that represent the right to receive the ADSs or ordinary shares, whether now owned or hereinafter acquired, owned directly by it or with respect to which it has beneficial ownership within the rules and regulations of the SEC, whether any of these transaction is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise or (iii) publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement.]

Listing

        We will apply to list the ADSs on the [New York Stock Exchange/NASDAQ Global Market] under the symbol "            ."

Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales in accordance with Regulation M under the Exchange Act, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the [New York Stock Exchange/NASDAQ Global Market], the over-the-counter market or otherwise.

Electronic Distribution

        A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

[Directed ADS Program

        At our request, the underwriters have reserved up to          % of the ADSs being offered by this prospectus (assuming exercise in full by the underwriters of their option to purchase additional ADSs)

for sale at the initial public offering price to certain of our directors, executive officers, employees, business associates and members of their families. The directed ADS program will be administered by                . We do not know if these individuals will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs that are available to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus.]

Discretionary Sales

        The underwriters do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Indemnification

        We [and the selling shareholders] have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to the assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Pricing of the Offering

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

        Australia.    This prospectus:

  •
  does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

  •
  has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

  •
  does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

        The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

        As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

        Canada.    The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

        Dubai International Financial Centre ("DIFC").    This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "an offer of the ADSs to the public" in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Hong Kong.    The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

        Japan.    ADSs will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

        Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia ("Commission") for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

        People's Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

        Saudi Arabia.    This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

        Singapore.    This prospectus or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) our ADSs have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ADSs in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Switzerland.    The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

        Taiwan.    The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

        United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

        United Kingdom.    This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the [NYSE/Nasdaq Global Select Market] application and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
[NASDAQ Global Market/NYSE] Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous
Total	US$

 LEGAL MATTERS

        The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Walkers. Legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Haiwen & Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Haiwen & Partners with respect to matters governed by PRC law.

 EXPERTS

        The financial statements as of December 31, 2015 and 2016 and for each of the two years in the period ended December 31, 2016 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The registered office address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai 200120, the People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form F-1, including relevant exhibits, with the SEC under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon the effectiveness of the registration statement of which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-732-0330 or visit the SEC website for further information on the operation of the public reference rooms.

JIANPU TECHNOLOGY INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        The reorganization, as it relates to the transfer of the Platform Business by RONG360 Inc. to Jianpu Technology Inc. as described in Note 1 to the consolidated financial statements, has not been consummated as at August 11, 2017. When it has been consummated, we will be in a position to furnish the following report.

/s/PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People's Republic of China
August 11, 2017

"Report of Independent Registered Public Accounting Firm

To the Board of Directors of Jianpu Technology Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive loss, of changes in invested (deficit)/equity and of cash flows present fairly, in all material respects, the financial position of Jianpu Technology Inc. and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Beijing, the People's Republic of China

August 11, 2017, except for the effects of the reorganization, as it relates to the transfer of the Platform Business by RONG360 Inc. to Jianpu Technology Inc. as described in Note 1, as to which the date is                              ."

JIANPU TECHNOLOGY INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
			Note 2(e)
ASSETS
Current assets:
Accounts receivable, net	41,698	57,536	8,487
Amount due from related party	—	21,128	3,117
Prepayments and other current assets	20,448	50,415	7,436

Total current assets	62,146	129,079	19,040

Non-current assets:
Property and equipment, net	5,967	4,591	677
Other non-current assets	1,998	813	120

Total non-current assets	7,965	5,404	797

Total assets	70,111	134,483	19,837

LIABILITIES AND INVESTED (DEFICIT)/EQUITY
Current liabilities:
Accounts payable (including amounts of the consolidated variable interest entity ("VIE") of RMB8,318 and RMB11,292 as of December 31, 2015 and 2016, respectively. Note1(d))	47,534	32,433	4,784
Advances from customers (including amounts of the consolidated VIE of RMB3,459 and RMB4,051 as of December 31, 2015 and 2016, respectively. Note1(d))	13,456	18,149	2,677
Tax payable (including amounts of the consolidated VIE of RMB167 and RMB87 as of December 31, 2015 and 2016, respectively. Note1(d))	711	1,849	273
Accrued expenses and other current liabilities (including amounts of the consolidated VIE of RMB1,032 and RMB2,305 as of December 31, 2015 and 2016, respectively. Note1(d))	21,976	29,445	4,343

Total current liabilities	83,677	81,876	12,077

Total liabilities	83,677	81,876	12,077

Commitments and contingencies (Note 14)
Invested (deficit)/equity:
RONG360's investment	(13,566)	52,607	7,760

Total invested (deficit)/equity	(13,566)	52,607	7,760

Total liabilities and invested (deficit)/equity	70,111	134,483	19,837

The accompanying notes are an integral part of these consolidated financial statements.

JIANPU TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data)

	For the Year Ended December 31,
	2015	2016	2016
	RMB	RMB	US$
			Note 2(e)
Revenues:
Recommendation services:
Loans (including revenues from related party of RMB nil and RMB19,932 for the years ended December 31, 2015 and 2016, respectively.)	116,738	238,846	35,232
Credit cards	38,406	64,911	9,575

Total recommendation services	155,144	303,757	44,807
Advertising, marketing and other services	13,229	52,630	7,763

Total revenues	168,373	356,387	52,570
Cost of revenues	(34,423)	(66,683)	(9,836)

Gross profit	133,950	289,704	42,734
Operating expenses:
Sales and marketing	(262,359)	(382,915)	(56,483)
Research and development	(45,358)	(72,832)	(10,743)
General and administrative	(22,419)	(16,273)	(2,400)

Loss from operations	(196,186)	(182,316)	(26,892)
Others, net	12	191	28

Loss before income tax	(196,174)	(182,125)	(26,864)
Income tax expense	—	—	—

Net loss	(196,174)	(182,125)	(26,864)

Other comprehensive (loss)/income, net	—	—	—

Total comprehensive loss	(196,174)	(182,125)	(26,864)

The accompanying notes are an integral part of these consolidated financial statements

JIANPU TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CHANGES IN INVESTED (DEFICIT)/EQUITY

(All amounts in thousands, except for share and per share data)

	RONG360's investment	Total invested (deficit)/equity
	RMB	RMB
Balance at December 31, 2014	5,678	5,678
RONG360's contribution	163,714	163,714
Share-based compensation	13,216	13,216

Net loss	(196,174)	(196,174)

Balance at December 31, 2015	(13,566)	(13,566)
RONG360's contribution	243,481	243,481
Share-based compensation	4,817	4,817
Net loss	(182,125)	(182,125)

Balance at December 31, 2016	52,607	52,607

The accompanying notes are an integral part of these consolidated financial statements

JIANPU TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	For the Year Ended December 31,
	2015	2016	2016
	RMB	RMB	US$
			Note 2(e)
Cash flows from operating activities:
Net loss	(196,174)	(182,125)	(26,864)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	3,650	4,637	684
Share-based compensation expenses	13,216	4,817	710
Allowance for doubtful accounts	656	129	19
Changes in operating assets and liabilities:
Accounts receivable	(32,962)	(15,967)	(2,355)
Amount due from related party	—	(21,128)	(3,117)
Prepayments and other current assets	(586)	(29,967)	(4,420)
Other non-current assets	177	1,185	175
Accounts payable	34,789	(14,010)	(2,067)
Advance from customers	9,930	4,693	692
Tax payable	(746)	1,138	168
Accrued expenses and other current liabilities	9,194	7,469	1,102

Net cash used in operating activities	(158,856)	(239,129)	(35,273)

Cash flows from investing activities:
Purchases of property and equipment	(4,858)	(4,352)	(642)

Net cash used in investing activities	(4,858)	(4,352)	(642)

Cash flows from financing activities:
Funding from RONG360	163,714	243,481	35,915

Net cash provided by financing activities	163,714	243,481	35,915

Effect of exchange rate changes on cash and cash equivalents	—	—	—

Net increase/(decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of the year	—	—	—

Cash and cash equivalents at end of the year	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization

(a)   Nature of operations

        Jianpu Technology Inc. ("Jianpu" or the "Company") is a holding company and conducts its business mainly through its subsidiaries and variable interest entity ("VIE"). Jianpu, its subsidiaries, and VIE together are referred to as the "Group". The Group is primarily engaged in the operation of its platform for providing online discovery and recommendation services of financial products. The individual users can have access to financial products through the platform, including consumer and other loans, credit cards, and wealth management products. The Group recommends loans and credit cards to individual users and assists the financial service providers in targeting users with specific characteristics based on the users' financial needs and credit profile, as well as the products offerings and risk appetite of the financial service providers ("Recommendation Services"). The Group also provides advertising, marketing and other services primarily to financial service providers of credit cards and wealth management products. All these services together refer to as "Platform Business". The Group's principal operations and geographic markets are in the People's Republic of China ("PRC").

(b)   Reorganization

        Jianpu is an exempted company with limited liability incorporated in the Cayman Islands on June 1, 2017 in connection with a group reorganization (the "Reorganization") of RONG360 Inc.("RONG360"). The Platform Business is carried out by various subsidiaries and a VIE of RONG360 (the "Predecessor Operations") prior to the Reorganization. In connection with the Reorganization, the Platform Business will be transferred to the Group. The Reorganization was approved by the Board of Directors and a restructuring framework agreement was entered into by the Group, Rong360, and the shareholders of RONG360 on August 11, 2017.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

        As of December 31, 2016 the corporate structure of RONG360 is as follows:

Corporate structure of RONG360

	Date of incorporation	Place of incorporation	Percentage of direct or Indirect economic interest	Principal Activities
Parent:
RONG360 Inc.	February 21, 2012	The Cayman Islands		Investment holding
Wholly owned subsidiaries of RONG360:
Rong360 (Hong Kong) Limited ("Rong360 HK")	February 29, 2012	Hong Kong	100%	Investment holding
Beijing Ronglian Shiji Information Technology Co. Limited ("RLSJ")	June 25, 2012	PRC	100%	Platform Business and technology-enabled online lending business
Tianjin Rongshiji Information Technology Co. Limited	September 25, 2012	PRC	100%	Platform Business and technology-enabled online lending business
VIE of RONG360:
Beijing Rongshiji Information Technology Co. Limited ("RSJ")	November 10, 2011	PRC	100%	Platform Business and technology-enabled online lending business

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

        As of the report date, the Group is in the process of completing the steps of Reorganization as described below:

Establishment of Jianpu, its subsidiaries and VIE

        Upon completion of the Reorganization, the ownership structure of the subsidiaries and VIE of the Group will be:

	Date of incorporation	Place of incorporation	Percentage of direct or Indirect economic interest	Principal Activities
The Company:
Jianpu	June 1, 2017	The Cayman Islands		Investment holding
Wholly owned subsidiaries:
Jianpu (Hong Kong) Limited ("Jianpu HK")	June 19, 2017	Hong Kong	100%	Investment holding
Beijing Rongqiniu Information Technology Co., Ltd. ("RQN")	August 31, 2017	PRC	100%	Platform Business
VIE:
Beijing Rongdiandian Information Technology Co., Ltd. ("RDD")	March 3, 2017	PRC	100%	Platform Business

        The major reorganization steps are described below:

  (1)
  Jianpu as the holding company for the Group was set up by RONG360 as a wholly owned subsidiary in June 2017.

  (2)
  Jianpu established a wholly owned subsidiary, Jianpu HK, in June 2017.

  (3)
  RDD was established in March 2017. RQN was established by RLSJ and Rong360 HK in August 2017.

  (4)
  RQN entered into a series contractual arrangements with RDD and its then shareholders, i.e., certain founders and family member of a founder of Rong360, through which Jianpu has become the ultimate primary beneficiary of RDD. Refer to Note 1(c) for more detailed information.

Transfer of assets and liabilities relating to Platform Business to the Group

        Pursuant to a series of agreements entered into by the Group's entities and RONG360 group entities in August and September 2017 in connection with the Reorganization, all operating assets and liabilities relating to the operation of the Platform Business were transferred from the Predecessor Operations to the Group as capital contribution, along with the establishment of Group's entities as described above.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

        The historical funding provided by RONG360 for the Platform Business is deemed and presented as a contribution to the Group from RONG360 in the consolidated financial statements.

Allotment of shares

        Upon incorporation, the Company had 1,000,000,000 shares authorized, 1 ordinary share issued and outstanding with a par value of US$0.0001 per share, which was held by RONG360. Pursuant to a written resolution of the Company dated September 25, 2017, 345,541,349 ordinary shares of par value US$0.0001 each were issued to RONG360 on the same day.

Transitional services arrangement

        In September 2017, a transitional services agreement between the Group entities and Predecessor Operations entities was entered into with respect to various ongoing relationships between the Group and the Predecessor Operations entities. Pursuant to the transitional services agreement, the Group entities, during the transitional period which is initially 12 months after the effective date of the agreement, provide the Predecessor Operations entities with various corporate support services, including operational, administrative, human resources, legal, accounting and internal control support. The Predecessor Operations entities provide the Group entities with various support for these employees, business contracts and other business resources relating to the Platform Business during the transitional period. Furthermore, before the registration procedure of the title transfer of all intellectual property rights relating to the Platform Business from the Predecessor Operations entities to the Group entities is completed, Predecessor Operations entities grant the Group entities a license to use these rights.

Basis of Presentation for the Reorganization

        Immediately before and after the Reorganization, all the legal entities involved in the Reorganization are ultimately controlled by RONG360. Since the Group and the Predecessor Operations are under common control, the accompanying consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the Predecessor Operations for all periods presented. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Group had actually existed on a stand-alone basis during the periods presented.

        The assets and liabilities have been stated at historical carrying amounts. Only those assets and liabilities that are specifically identifiable to the Platform Business are included in the Group's consolidated balance sheets. Income tax liability is calculated on a separate return basis as if the Group had filed a separate tax return. The Group's statement of comprehensive loss consists all the revenues, costs and expenses of the Platform Business, including allocations to the cost of revenues, sales and marketing expenses, research and development expenses, and general and administrative expenses, which were incurred by RONG360 but related to the Platform Business prior to the Reorganization. These allocated costs and expenses are primarily related to workplace resources, information technology supports and certain corporate functions, including senior management, finance, legal and human resources, as well as share-based compensation expenses. These allocations were based on proportional cost allocation by considering proportion of headcount, transaction volume, among other

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

things, attributable to the Group and are made on a basis considered reasonable by management. The following table sets forth the cost of revenues, sales and marketing expenses, research and development expenses, and general and administrative expenses allocated from RONG360 for the years ended December 31, 2015 and 2016:

	For the Year Ended December 31,
	2015	2016
	RMB	RMB
Cost of revenues	6,112	7,930
Sales and marketing expenses	16,785	23,785
Research and development expenses	11,161	18,175
General and administrative expenses	19,604	15,386

Total	53,662	65,276

        The Platform Business was operated within RONG360's corporate cash management program for all periods presented. For purposes of presentation in the consolidated statements of cash flows, the cash flow from RONG360 to support the Platform Business is presented as funding from Rong360, which is included in cash flows from financing activities. Funding from RONG360 as disclosed under cash flows from financing activities also reflected the changes in contribution from RONG360 as presented in the consolidated statements of changes in invested (deficit)/equity.

(c)   Variable interest entities

(1)
VIE arrangement before the Reorganization

        Prior to the Reorganization, in order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in provision of internet content, the Predecessor Operations operated its websites and carried out other restricted businesses in the PRC through RSJ, whose equity interests are held by certain founders or family member of a founder of RONG360 as nominee shareholders. RONG360 obtained control over RSJ through RLSJ, a wholly owned subsidiary of RONG360, by entering into a series of contractual arrangements with RSJ and its nominee shareholders. To comply with PRC laws and regulations which prohibit or restrict foreign ownership of internet content, the nominee shareholders are legal owners of an entity. However, the rights of those nominee shareholders have been transferred to RLSJ through such contractual arrangements. These contractual arrangements include exclusive purchase option agreements, exclusive business cooperation agreements, equity pledge agreements and powers of attorney. These contractual arrangements can be extended at the option of RLSJ, prior to the expiration date. Management concluded that RLSJ, through the contractual arrangements, has the power to direct the activities that most significantly impact RSJ's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of RSJ, and therefore RSJ is a VIE of RLSJ, of which RONG360 is the ultimate primary beneficiary. As such, RONG360 consolidated the financial statements of RSJ. Consequently, the financial results of RSJ directly attributable to the Predecessor Operations were included in the Group's consolidated financial statements in accordance with the basis of presentation for the Reorganization as stated in Note1.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

        The following is a summary of the contractual arrangements that RONG360, through its subsidiary, RLSJ, entered into with RSJ as a VIE:

  •
  Exclusive option agreement

        The nominee shareholders of the VIE have granted RLSJ the exclusive and irrevocable option to purchase from the nominee shareholders, to the extent permitted under PRC laws and regulations, part or all of their equity interests in these entities for a purchase price equal to the actual capital contribution paid in the registered capital of the VIE by the nominee shareholders for their equity interests. RLSJ may exercise such option at any time. In addition, the VIE and its nominee shareholders have agreed that without prior written consent of RLSJ, they shall not sell, transfer, mortgage or dispose of any assets or equity interests of the VIE or declare any dividend.

  •
  Exclusive business cooperation agreement

        RLSJ and the VIE entered into exclusive business cooperation agreement under which the VIE engages RLSJ as its exclusive provider of technical services and business consulting services. The VIE shall pay to RLSJ service fees, which is determined by RLSJ at their sole discretion. RLSJ shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising from the performance of the agreement. During the term of the agreement, the VIE shall not accept any consultations and/or services provided by any third party and shall not cooperate with any third party for the provision of identical or similar services without prior consent of RLSJ.

  •
  Equity pledge agreement

        Pursuant to the relevant equity pledge agreement, the nominee shareholders of the VIE have pledged all of their equity interests in the VIE to RLSJ as collateral for all of the VIE's payments due to RLSJ and to secure the VIE' obligations under the exclusive business cooperation agreement. The nominee shareholders shall not transfer or assign the equity interests, the rights and obligations in the equity pledge agreement or create or permit to create any pledges which may have an adverse effect on the rights or benefits of RLSJ without RLSJ' written consent. RLSJ are entitled to transfer or assign in full or in part the equity interests pledged. In the event of default, RLSJ as the pledgee, will be entitled to request immediate payment of the unpaid service fee and other amounts due to RONG360's relevant PRC subsidiaries, and/or to dispose of the pledged equity.

  •
  Power of attorney

        Pursuant to the irrevocable power of attorney, RLSJ is authorized by each of the nominee shareholders as their attorney in- fact to exercise all shareholder rights under PRC law and the relevant articles of association, including but not limited to, the sale or transfer or pledge or disposition of all or part of the nominee shareholders' equity interests, and designate and appoint directors, chief executive officers and general manager, and other senior management members of the VIE. Each power of attorney will remain in force during the period when the nominee shareholder continues to be shareholder of the VIE, unless RQN issues adverse instructions in writing. Each nominee shareholders has waived all the rights which have been authorized to RLSJ under each power of attorney.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

(2)
VIE arrangement after the Reorganization

        In connection with the Reorganization, similar contractual arrangements have been entered into among the Company's wholly owned subsidiary, RQN, and RDD and RDD's nominee shareholders. The Company obtained control over RDD through RQN, which is a wholly owned subsidiary of the Company, by entering into a series of contractual arrangements with RDD and its nominee shareholders. To comply with PRC laws and regulations which prohibit or restrict foreign ownership of internet content, the nominee shareholders are legal owners of an entity. However, the rights of those nominee shareholders have been transferred to RQN through such contractual arrangements. These contractual arrangements include exclusive purchase option agreements, exclusive business cooperation agreements, equity pledge agreements and powers of attorney. These contractual arrangements can be extended at the option of RQN, prior to the expiration date. Management concluded that RQN, through the contractual arrangements, has the power to direct the activities that most significantly impact RDD's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of RDD, and therefore RDD is a VIE of RQN, of which the Company is the ultimate primary beneficiary. Accordingly, the Company consolidates RDD's results of operations, assets and liabilities in the Group's consolidated financial statements pursuant to the accounting principles generally accepted in the United States of America ("U.S. GAAP") since the establishment of RDD. Refer to Note 2(b) to the consolidated financial statements for the principles of consolidation.

        The following is a summary of the contractual arrangements that RQN entered into with RDD as a VIE:

  •
  Exclusive Purchase Option Agreement

        The nominee shareholders of the VIE have granted RQN the exclusive and irrevocable option to purchase from the nominee shareholders, to the extent permitted under PRC laws and regulations, part or all of their equity interests in these entities at the lowest price permitted by the laws of the PRC applicable at the time of exercise. The nominee shareholders of the VIE have agreed RQN to grant the exclusive and irrevocable option to purchase, to the extent permitted under PRC laws and regulations, part or all of RDD's assets at the price equal to the higher one of net book value of the purchased assets and the lowest price permitted by the applicable laws of the PRC. RQN may exercise such options at any time. In addition, the VIE and its nominee shareholders have agreed that without prior written consent of RQN, they shall not sell, transfer, mortgage or dispose of any assets or equity interests of the VIE or declare any dividend.

  •
  Exclusive Business Cooperation Agreement.

        RQN and the VIE entered into exclusive business cooperation agreement under which the VIE engages RQN as its exclusive provider of technical services and business consulting services. The VIE shall pay to RQN service fees, which is determined by RQN at their sole discretion. RQN shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising from the performance of the agreement. During the term of the agreement, the VIE shall not accept any consultations and/or services provided by any third party and shall not cooperate with any third party for the provision of identical or similar services without prior consent of RQN.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

  •
  Equity Pledge Agreements.

        Pursuant to the relevant equity pledge agreement, the nominee shareholders of the VIE have pledged all of their equity interests in the VIE to RQN as collateral for all of the VIE's payments due to RQN and to secure the VIE' obligations under the exclusive business cooperation agreement, exclusive purchase option agreement and power of attorney. The nominee shareholders shall not transfer or assign the equity interests, the rights and obligations in the equity pledge agreement or create or permit to create any pledges which may have an adverse effect on the rights or benefits of RQN without RQN' written consent. RQN are entitled to transfer or assign in full or in part the equity interests pledged. In the event of default, RQN as the pledgee, will be entitled to request immediate payment of the unpaid service fee and other amounts due to the Company's relevant PRC subsidiaries, and/or to dispose of the pledged equity.

  •
  Power of Attorney.

        Pursuant to the irrevocable power of attorney, RQN is authorized by each of the nominee shareholders as their attorney in- fact to exercise all shareholder rights under PRC law and the relevant articles of association, including but not limited to, the sale or transfer or pledge or disposition of all or part of the nominee shareholders' equity interests, and designate and appoint directors, chief executive officers and general manager, and other senior management members of the VIE. Each power of attorney will remain in force during the period when the nominee shareholder continues to be shareholder of the VIE, unless RQN issues adverse instructions in writing. Each nominee shareholders has waived all the rights which have been authorized to RQN under each power of attorney.

(d)   Risks in relation to the VIE structure

        Upon completion of the Reorganization, a significant part of the Group's business will be conducted through RDD, or the VIE. The Company will become the primary beneficiary of RDD through contractual arrangements. In the opinion of management, the contractual arrangements with the VIE and the nominee shareholders are in compliance with PRC laws and regulations and are legally binding and enforceable. The nominee shareholders are also shareholders of the Group and therefore have no current interest in seeking to act contrary to the contractual arrangements. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including those that govern the contractual arrangements, which could limit the Group's ability to enforce these contractual arrangements and if the nominee shareholders of the VIE were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements. In January 2015, the Ministry of Commerce ("MOFCOM"), released for public comment a proposed PRC law, the Draft Foreign Investment Enterprises ("FIE") Law, that appears to include VIE within the scope of entities that could be considered to be FIEs, that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of "actual control" for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of "actual control". If the Draft FIE Law is passed by the People's Congress of the PRC and goes into effect in its current form, these

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

provisions regarding control through contractual arrangements could be construed to include the Group's contractual arrangements with its VIE, and as a result, the Group's VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The Draft FIE Law includes provisions that would exempt from the definition of FIEs where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement action might be taken against existing VIE, that operates in restricted or prohibited industries and is not controlled by entities organized under PRC law or individuals who are PRC citizens. If the restrictions and prohibitions on FIEs included in the Draft FIE Law are enacted and enforced in their current form, the Group's ability to use the contractual arrangements with its VIE and the Group's ability to conduct business through the VIE could be severely limited. The Group's ability to control the VIE also depends on the power of attorney that the wholly owned subsidiary of the Group has to vote on all matters requiring shareholder approval in the VIE. As noted above, the Group believes these power of attorney are legally enforceable but may not be as effective as direct equity ownership. In addition, if the Group's corporate structure and the contractual arrangements with the VIE through which the Group conducts its business in the PRC were found to be in violation of any existing or future PRC laws and regulations, the Group's relevant PRC regulatory authorities could:

  •
  revoke or refuse to grant or renew the Group's business and operating licenses;

  •
  restrict or prohibit related party transactions between the wholly owned subsidiary of the Group and the VIE;

  •
  impose fines, confiscate income or other requirements which the Group may find difficult or impossible to comply with;

  •
  require the Group to alter, discontinue or restrict its operations;

  •
  restrict or prohibit the Group's ability to finance its operations, and;

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

        The imposition of any of these restrictions or actions could result in a material adverse effect on the Group's ability to conduct its business. In such case, the Group may not be able to operate or control the VIE, which may result in deconsolidation of the VIE in the Group's consolidated financial statements. In the opinion of management, the likelihood for the Group to lose such ability is remote based on current facts and circumstances. The Group's operations depend on the VIE to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. The management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and their application to an effect on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since the PRC legal system continues to rapidly

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIE or the nominee shareholders of the VIE fail to perform their obligations under those arrangements.

        The following financial information of RONG360's VIE directly attributable to the Predecessor Operations as of December 31, 2015 and 2016 and for the years then ended were included in the Group's consolidated financial statements.

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
Accounts receivable, net	7,781	8,075	1,191
Prepayments and other current assets	2,869	6,830	1,007
Property and equipment, net	3,505	3,970	586
Other non-current assets	491	—	—

Total assets	14,646	18,875	2,784

Accounts payable	8,318	11,292	1,666
Advances from customers	3,459	4,051	598
Tax payable	167	87	13
Amounts due to the subsidiaries of the Group	66,937	124,215	18,323
Accrued expenses and other current liabilities	1,032	2,305	340

Total liabilities	79,913	141,950	20,940

	For the Year Ended December 31,
	2015	2016	2016
	RMB	RMB	US$
Total revenue	46,362	30,054	4,433
Net loss	(5,770)	(43,866)	(6,471)

	For the Year Ended December 31,
	2015	2016	2016
	RMB	RMB	US$
Net cash provided by/(used in) operating activities	2,133	(39,240)	(5,788)
Net cash used in investing activities	(3,700)	(2,266)	(334)
Net cash provided by financing activities	1,567	41,506	6,122

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of the year	—	—	—

Cash and cash equivalents at end of the year	—	—	—

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

(e)   Liquidity

        The Group has been incurring losses since inception. The net loss was RMB196,174, and RMB182,125 for the years ended December 31, 2015 and 2016, respectively. The net cash used in operating activities was RMB158,856 and RMB239,129 for the years ended December 31, 2015 and 2016, respectively.

        The Group's ability to fund its operations is based on its ability to generate cash, its ability to attract investors and its ability to borrow funds on reasonable economic terms. Prior to the Reorganization, the Group's business had relied principally on RONG360's financing from investors to fund its operations and business development. Post Reorganization, the Group's ability to continue as a going concern is dependent on management's ability to successfully execute its business plan, which includes increasing revenues while controlling operating expenses, as well as, generating operational cash flows and continuing to gain support from RONG360 and outside sources of financing. RONG360 has committed to provide continuing financial support to the Group so as to enable it to meet its payment obligations as they fall due and carry on its business without a significant curtailment of operations in the twelve months from the date of issuance of the consolidated financial statements, or until the Group receives proceeds from an initial public offering ("IPO"), whichever comes earlier. Therefore, management is of the opinion that it will be able to meet its payment obligations for the next twelve months from the date of issuance of the consolidated financial statements. In addition, the Company can adjust the pace of its operation expansion and control the operating expenditures. Based on the above considerations, the Group's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

2. Summary of significant accounting policies

(a)   Basis of presentation

        The consolidated financial statements of the Group have been prepared in accordance with U.S. GAAP. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

(b)   Principles of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE for which the Company is the ultimate primary beneficiary.

        Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

        A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, exercises effective control over the activities that most impact the entity's economic performance, bears the risks of, and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Summary of significant accounting policies (Continued)

        All significant intercompany transactions and balances between the Company and its wholly-owned subsidiaries and the VIE have been eliminated upon consolidation.

(c)   Use of estimates

        The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reporting period in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group's financial statements include valuation and recognition of share-based compensation expenses, allowance for doubtful accounts and valuation allowances for deferred tax assets. Actual results could differ from those estimates.

(d)   Foreign currency translation

        The Group's reporting currency is Renminbi ("RMB"). The functional currency of the Company and the Group's subsidiary incorporated in Hong Kong ("HK") is United States dollars ("US$"). The Group's PRC subsidiaries and VIE determined their functional currency to be RMB. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.

        Transactions denominated in foreign currencies other than functional currency are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies other than functional currency are remeasured into the functional currency at the exchange rates prevailing at the balance sheet date. Exchange gains or losses arising from foreign currency transactions are recorded in the consolidated statements of comprehensive loss.

        The financial statements of the Group's non PRC entities are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulting foreign currency translation adjustments are recorded in other comprehensive income/(loss) in the consolidated statements of comprehensive loss, and the accumulated foreign currency translation adjustments are presented as a component of accumulated other comprehensive loss in the consolidated statements of changes in invested (deficit)/equity. Total foreign currency translation adjustments included in the Group's other comprehensive income/(loss) were nil and nil for the years ended December 31, 2015 and 2016, respectively.

(e)   Convenience translation

        Translations of the consolidated balance sheets, consolidated statements of comprehensive loss and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2016 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB6.7793, representing the noon buying rate set forth in the H.10 statistical release of the

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2. Summary of significant accounting policies (Continued)

U.S. Federal Reserve Board on June 30, 2017. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2017, or at any other rate.

(f)    Cash and cash equivalents

        Cash and cash equivalents represent cash on hand, time deposits and highly-liquid investments placed with banks or other financial institutions, which are unrestricted to withdrawal or use, and which have original maturities of three months or less.

(g)   Accounts receivable, net

        Accounts receivable are stated at the historical carrying amount net of write-offs and allowance for doubtful accounts. The Group reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual accounts receivable balances, the Group considers several factors, including the age of the balance, the customer's payment history, and current credit-worthiness, and current economic trends. Accounts receivable balances are written off after all collection efforts have been exhausted.

(h)   Property and equipment, net

        Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is calculated using the straight-line method over estimated useful lives of the assets as follows:

Estimated useful life
Office furniture and equipment	3 years
Computer equipment	3 years
Servers and network equipment	3 years
Leasehold improvements	Lesser of the term of the lease or the estimated useful lives of the leasehold improvement

        Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extend the useful lives of property and equipment is capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

(i)    Impairment of long-lived assets

        The Group evaluates its long-lived assets with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the impairment by comparing carrying amount of the

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2. Summary of significant accounting policies (Continued)

assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the long lived assets over their fair value. No impairment of long-lived assets was recognized for the years ended December 31, 2015 and 2016.

(j)    Fair value measurement

        Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

  Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

  Level 2—Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

  Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

        Accounting guidance describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        Transfers into or out of fair value hierarchy classifications are made if the significant inputs used in the financial models measuring the fair value of the assets and liabilities became unobservable or observable in the current marketplace. These transfers are considered to be effective as of the beginning of the period in which they occur. The Group did not transfer any assets or liabilities in or out of Level 2 and Level 3 during the year ended December 31, 2016.

        The Group did not have any financial instruments measured at fair value on a recurring basis as of December 31, 2015 and 2016.

        The Group's financial instruments including amount due from related party, receivables, payables and other current liabilities are not measured at fair value but for which the fair value is estimated for

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2. Summary of significant accounting policies (Continued)

disclosure purposes, the carrying amount of which approximates the fair value due to their short-term nature.

        The Group's non-financial assets, such as property and equipment, would be measured at fair value only if they were determined to be impaired.

(k)   Revenue recognition

        The Group generates revenues from Recommendation Services, advertising, marketing and other services.

        Consistent with the criteria of ASC 605, Revenue Recognition, the Group recognizes revenues when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured. Revenue is measured at the fair value of the consideration received or receivable.

        For service arrangements that involve multiple deliverables, revenues are allocated to each unit of accounting based on relative selling price of each unit of accounting according to the selling price hierarchy established by ASU No. 2009-13. The Group uses (a) vendor-specific objective evidence ("VSOE") of selling price, if it exists, (b) otherwise, third-party evidence of selling price. If neither (a) nor (b) exists, the Group will use (c) the management's best estimate of the selling price for that deliverable. For the periods presented, the Group primarily uses VSOE to allocate the arrangement consideration.

        The Group recognizes revenues net of discounts and return allowances when the services are delivered. Customers for recommendation services are entitled to apply for returns for invalid recommendations within a specified period after the recommendation is delivered under a limited circumstances, i.e., the applicant's phone number cannot be connected, or the applicant is in the blacklist maintained by the financial service providers, etc. Return allowances are estimated as a reduction of revenues based on historical experiences of returns granted to customers.

        Revenue is recorded net of value-added taxes and related surcharges.

Recommendation services:

(i)    Loans:

        The Group provides Recommendation Services in respect of loan products offered by the financial service providers on its platform, and assist the financial service providers or their loan sales representatives to identify qualified individual users or borrowers. The Group considers the financial service providers, including banks, micro-loan companies and other licensed financial institutions, consumer finance companies and emerging technology-enabled financial service providers, or their loan sales representatives to be its customers, and receives service fees from the customers primarily based on number of applications of qualified users. After the users or borrowers submit applications for the recommended products to the customers, the Group does not retain any further obligations. The price for each recommendation charged to the financial service providers is a fixed price as pre-agreed in the service contract, or pre-set in the bidding systems by the customers. The price is not determined by the

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2. Summary of significant accounting policies (Continued)

size or duration of the loan underlying of each recommendation. Revenue is recognized when the user application is delivered to customers, net of returns, provided the collectability is reasonably assured.

(ii)   Credit card:

        The Group provides Recommendation Services in respect of credit card products offered by credit card issuers on its platform. The individual users can select and apply for the credit cards, and submit applications to credit card issuers. The Group is not involved in the credit card approval or issuance process. Service fee is charged to the customers, i.e., the credit card issuers, upon completion of an application, issuance or first usage of a credit card by the users (collectively referred to as "cost-per-success"). Revenue is recognized on a monthly basis when the customers confirm the number of card application, issuance or first usage with the Group, provided collectability is reasonably assured.

Advertising and marketing services

        The Group also provides advertising, marketing and other services primarily to financial service providers of credit cards and wealth management products. The Group's advertising and marketing services allow customers to place advertisements in particular areas of the Group's platform and third-party advertising network, at performance-based or time-based fixed prices, in particular formats and over particular periods of time. Performance-based revenues are recognized based on effective clicks, or effective activations, depending on the relevant performance measures. The effective clicks refer to that users click on the advertisements. The effective activations primarily include providing contact information or completing a registration form by users on the advertisers' websites redirected from the advertisements, and user's application are successfully approved by the credit card issuers in the case of advertising and marketing services related to credit card products. Time-based revenues are recognized ratably over the service period, provided the collectability is reasonably assured.

        For service arrangements involved with third-party platforms, the Group considers whether it should report revenues on a gross or net basis by assessing all indicators set forth in ASC subtopic 605-45, and determine if the Group is acting as principal or agent. For arrangements where the Group has several strong indicators that it has risks and rewards of a principal, such as being the primary obligor, subject to inventory risk, and having latitude in establishing prices and selecting suppliers, revenue is recorded on a gross basis, and the related marketing costs charged by third party platforms that are directly attributable to the customers are recorded as costs of revenues. Otherwise, the revenue is record on a net basis.

(l)    Cost of revenues

        Cost of revenues consists primarily of costs associated with maintenance of the platform including bandwidth and server hosting costs, call center outsourcing, online payment processing fees, credit acquisition costs, direct marketing costs, depreciation, payroll and other related costs of operations.

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2. Summary of significant accounting policies (Continued)

(m)  Sales and marketing expenses

        Sales and marketing expenses consist primarily of advertising costs for the acquisition of traffic to the Group's platform, depreciation, payroll and other related expenses for employees engaged in sales, business development and marketing activities.

        Advertising costs are expensed as incurred, and are included in sales and marketing expenses. For the years ended December 31, 2015 and 2016, total advertising expenditures were RMB201,727 and RMB285,288, respectively.

(n)   Research and development expenses

        Research and development expenses consist primarily of payroll and related expenses for employees involved in developing and improving the Group's platform, new products development and products enhancements. Since inception, the amount of costs qualifying for capitalization has been immaterial and, as a result, all development costs have been expensed as incurred.

(o)   General and administrative expenses

        General and administrative expenses consist primarily of payroll and related expenses for employees involved in general corporate functions, including finance, legal and human resources; costs associated with use by these functions of facilities and equipment, such as depreciation, rental and other general corporate related expenses.

(p)   Share-based compensation

        All share-based awards granted to employees, including restricted ordinary shares and share options, are measured at fair value on grant date. Share-based compensation expense is recognized using the graded vesting method, net of estimated forfeitures, over the requisite service period, which is the vesting period.

        Prior to the Reorganization, all the options and restricted ordinary shares were granted by RONG360 with its own underlying shares. The Group uses the Binomial option pricing model to estimate fair value of the share options. The determination of estimated fair value of share-based payment awards on the grant date using an option pricing model is affected by the fair value of RONG360's ordinary shares as well as assumptions regarding a number of complex and subjective variables. These variables include the expected value volatility of RONG360 over the expected term of the awards, actual and projected employee share option exercise behaviors, a risk-free interest rate and any expected dividends. Shares of RONG360, which do not have quoted market prices, were valued based on the income approach. Determination of estimated fair value of RONG360 requires complex and subjective judgments due to their limited financial and operating history, unique business risks and limited public information on companies in China similar to RONG360.

        For shares options granted with service condition and the occurrence of an initial public offering ("IPO") as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition will be recorded upon the completion of the IPO.

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2. Summary of significant accounting policies (Continued)

        Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Group uses historical data to estimate pre-vesting option and records share-based compensation expenses only for those awards that are expected to vest.

(q)   Income taxes

        Current income taxes are provided in accordance with the regulations of the relevant tax jurisdictions. The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statements carrying amounts and tax basis of existing assets and liabilities by applying enacted statutory tax rates that will be in effect in the period in which the temporary differences are expected to reverse. The Group records a valuation allowance to reduce the amount of deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Income tax liability is calculated based on a separate return basis as if the Group had filed separate tax returns before the Reorganization.

        To assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. As of December 31, 2015 and 2016, the Group did not have any significant unrecognized uncertain tax positions.

(r)   Leases

        Each lease is classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: a) ownership of the leased property is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the leased property's estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the leaser at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases. Payments made under operating lease are charged to the consolidated statements of comprehensive Loss on a straight-line basis over the term of underlying lease. The Group has no capital lease for any of the periods presented.

(s)   Comprehensive loss

        Comprehensive loss is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments from shareholders and distributions to shareholders. Comprehensive loss for the periods presented only consists of net loss.

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2. Summary of significant accounting policies (Continued)

(t)    Segment reporting

        The Group's chief operating decision maker has been identified as its Chief Executive Officer, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. The Group's long-lived assets are substantially all located in the PRC and substantially all of the Group's revenues are derived from the PRC. Therefore, no geographical segments are presented.

(u)   Statutory reserves

        The Company's subsidiaries and VIE established in the PRC are required to make appropriations to certain non-distributable reserve funds.

        In accordance with the laws applicable to the Foreign Investment Enterprises established in the PRC, the Company's subsidiaries registered as wholly-owned foreign enterprise have to make appropriations from their annual after-tax profits (as determined under generally accepted accounting principles in the PRC ("PRC GAAP")) to reserve funds including general reserve fund, enterprise expansion fund and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the annual after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the company. Appropriations to the enterprise expansion fund and staff bonus and welfare fund are made at the respective company's discretion.

        In addition, in accordance with the PRC Company Laws, the Group's VIE registered as Chinese domestic company must make appropriations from its annual after-tax profits as determined under the PRC GAAP to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the annual after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the company. Appropriation to the discretionary surplus fund is made at the discretion of the company.

        The use of the general reserve fund, enterprise expansion fund, statutory surplus fund and discretionary surplus fund are restricted to offsetting of losses or increasing of the registered capital of the respective company. The staff bonus and welfare fund is a liability in nature and is restricted to fund payments of special bonus to employees and for the collective welfare of all employees. None of these reserves are allowed to be transferred to the company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

        No profit appropriation to above reserve funds was made for the Group's entities established in the PRC for the years ended December 31, 2015 and 2016.

3. Recent accounting pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)". The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board, providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all

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3. Recent accounting pronouncements (Continued)

exiting revenue recognition guidance, including industry-specific guidance, in current U.S. GAAP. An entity has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. ASU 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017, and early adoption is permitted but not earlier than the original effective date of December 15, 2016. The Group is still in the process of evaluating the impact on the consolidated financial statements. The Group will adopt Topic 606 during the first quarter of 2018.

        In November 2015, the FASB issued ASU 2015-17, "Income taxes (Topic 740), Balance Sheet Classification of Deferred Taxes" which amends the accounting for income taxes and requiring all deferred tax assets and liabilities to be classified as non-current in the consolidated balance sheets. The ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. The ASU may be adopted either prospectively or retrospectively. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)". The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expenses for such leases generally on a straight-line basis over the lease term. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-09, "Compensation—Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting". This ASU affects entities that issue share-based payment awards to their employees. ASU 2016-09 is designed to simplify several aspects of accounting for share-based payment award transactions that include the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows, and forfeiture rate calculations. ASU 2016-09 will become effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years, and early adoption is permitted in any interim or annual period. The Group does not expect the adoption to have a material impact on its consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, "Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments", which will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a Group recognizes an allowance based on the estimate of expected credit loss. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments". ASU 2016-15 provides guidance for

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3. Recent accounting pronouncements (Continued)

targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

        In May 2017, the FASB issued ASU 2017-09, "Compensation—Stock Compensation (Topic 718), Scope of Modification Accounting", which clarifies and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, to a change to the terms or conditions of a share-based payment award. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption is permitted. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

4. Concentration and risks

(a)   Concentration of customers and suppliers

        Only one customer accounted for more than 10% of the Company's total revenues for the years ended December 31, 2015 and 2016. There were two and three customers which individually accounted for more than 10% of the Company's net accounts receivable as of December 31, 2015 and 2016 respectively as follows:

	For the Year Ended December 31,
Revenues	2015	2016
Customer A	19%	19%

	As of December 31,
Accounts receivable	2015	2016
Customer A	33%	37%
Customer B	14%	14%
Customer C	7%	10%

        There were three and three suppliers, e.g. advertising agencies and call center service provider, which individually accounted for more than 10% of the Company's total costs and expenses for the years ended December 31, 2015 and 2016 respectively. One and three suppliers individually accounted

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4. Concentration and risks (Continued)

for more than 10% of the Company's net accounts payable as of December 31, 2015 and 2016 respectively as follows:

	For the Year Ended December 31,
Costs and expenses	2015	2016
Supplier I	25%	20%
Supplier II	12%	14%
Supplier III	12%	1%
Supplier V	—	16%

	As of December 31,
Accounts payable	2015	2016
Supplier I	46%	—
Supplier II	13%	9%
Supplier III	10%	—
Supplier IV	3%	11%

(b)   Credit risks

        The Group's credit risk primarily arises from receivables due from its customers, related parties and other parties. The maximum exposure of such assets to credit risk is the assets' carrying amounts as of the balance sheet dates. The Group believes that there is no significant credit risk associated with amount due from related parties. Receivables due from customers are typically unsecured in the PRC and the credit risk with respect to which is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

(c)   Foreign currency risk

        The Group's operating transactions are mainly denominated in RMB. RMB is not freely convertible into foreign currencies. The value of the RMB is subject to changes by the central government policies and to international economic and political developments. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People's Bank of China (the "PBOC"). Remittances in currencies other than RMB by the Group in China must be processed through PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to effect the remittance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

5. Accounts receivable, net

        Accounts receivable, net consists of the following:

	As of December 31,
	2015	2016
	RMB	RMB
Accounts receivable	42,354	58,321
Less: allowance for doubtful accounts	(656)	(785)

Accounts receivable, net	41,698	57,536

        Accounts receivable are non-interest bearing and are generally on terms between 1 to 30 days. In some cases, these terms are extended for certain qualifying long-term customers who have met specific credit requirements.

        The movements in the allowance for doubtful accounts are as follows:

	For the Year Ended December 31,
	2015	2016
	RMB	RMB
Balance at beginning of the year	—	(656)
Additions	(656)	(129)
Reversals	—	—
Write offs	—	—

Balance at end of the year	(656)	(785)

6. Prepayments and other current assets

        Prepayments and other current assets consist of the following:

	As of December 31,
	2015	2016
	RMB	RMB
Prepaid advertising expenses, rentals and others	8,293	34,708
Deposits	10,493	11,582
Staff advances	479	463
Deductible VAT input	1,183	3,662

Total	20,448	50,415

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

7. Property and equipment, net

        Property and equipment, net consists of the following:

	As of December 31,
	2015	2016
	RMB	RMB
Office furniture and equipment	694	860
Computer equipment	2,841	3,380
Servers and network equipment	2,408	4,145
Leasehold improvements	5,250	6,069

Total	11,193	14,454
Accumulated depreciation	(5,226)	(9,863)

Property and equipment, net	5,967	4,591

        Depreciation expenses were RMB 3,650 and RMB 4,637 for the years ended December 31, 2015 and 2016, respectively.

8. Accrued expenses and other current liabilities

        Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2015	2016
	RMB	RMB
Accrued payroll	19,035	24,926
Accrued expenses	2,698	4,176
Other payables	243	343

Total	21,976	29,445

9. Income tax

Cayman Islands

        Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

        Under the current Hong Kong Inland Revenue Ordinance, the subsidiaries of the Group and Predecessor Operations in Hong Kong are subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

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9. Income tax (Continued)

PRC

        In accordance with the Enterprise Income Tax Law ("EIT Law"), Foreign Investment Enterprises ("FIEs") and domestic companies are subject to Enterprise Income Tax ("EIT") at a uniform rate of 25%. The subsidiaries and VIE of the Group and Predecessor Operations in the PRC are subject to a uniform income tax rate of 25% for periods presented.

        The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose "de facto management body" is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law merely define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Group does not believe that it is likely that its operations outside of the PRC be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history of the EIT Law, should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC income tax on worldwide income at a uniform tax rate of 25%.

Composition of income tax expenses:

For the Year Ended December 31,
	2015	2016
	RMB	RMB
Current income tax	—	—
Deferred income tax	—	—

Total	—	—

        Reconciliation of the differences between statutory income tax rate and the effective income tax rate for the years ended December 31, 2015 and 2016 are as below:

	For the Year Ended December 31,
	2015	2016
	RMB	RMB
Statutory EIT rate	25.00%	25.00%
Tax effect of non-deductible expenses	(1.76)%	(0.80)%
Changes in valuation allowance	(23.24)%	(24.20)%

Effective income tax rate	—	—

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

9. Income tax (Continued)

Composition of deferred tax assets:

        Deferred taxes arising from PRC subsidiaries and VIE were measured using the enacted tax rates for the periods in which they are expected to be reversed. The Group's deferred tax assets consist of the following components:

	As of December 31,
	2015	2016
	RMB	RMB
Deferred tax assets
Accrued payroll and expenses	660	1,478
Allowances of doubtful accounts	164	196
Net operating loss carry-forwards	16,729	12,942
Advertising expenses in excess of deduction limit	62,316	109,322

Total deferred tax assets	79,869	123,938
Less: Valuation allowance	(79,869)	(123,938)

Total deferred tax assets, net	—	—

        A valuation allowance is provided against deferred tax assets when the Group determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Group evaluates a variety of factors including the Group's operating history, accumulated (deficit)/equity, existence of taxable temporary differences and reversal periods.

        The Group has incurred net accumulated operating losses for income tax purposes since its inception. The Group believes that it is more likely than not that these net accumulated operating losses and other deferred tax assets will not be utilized in the future. Therefore, the Group has provided full valuation allowances for the deferred tax assets as of December 31, 2015 and 2016.

Movement of valuation allowance:

	For the Year Ended December 31,
	2015	2016
	RMB	RMB
Balance at beginning of the year	34,279	79,869
Additions	45,590	44,069
Reversals	—	—

Balance at end of the year	79,869	123,938

10. Share-based compensation expenses

        Share-based compensation expenses for periods prior to the Reorganization relates to the share options or restricted shares granted by RONG360 to the employees of the Predecessor Operations. For the years ended December 31, 2015 and 2016, total share-based compensation expenses recognized

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

10. Share-based compensation expenses (Continued)

were RMB 13,216 and RMB 4,817, respectively, which are included in the general and administrative expenses.

Share-based compensation expenses allocated from RONG360

Share options

        The 2012 Share Plan of RONG360 provides for the grant of share options and other equity-based awards to eligible employees of RONG360 and its subsidiaries and VIE. Starting from 2013, RONG360 granted multiple tranches of share options with tiered vesting commencement dates to employees. Options granted were subject to a service condition of four or seven years and a performance condition of occurence of an IPO. The service condition requires one-fourth of the awards to vest on the first anniversary date of the specified vesting commencement date, and the remaining of the awards to vest in equal installments on a quarterly basis in the remaining vesting period. The grantees are entitled the rights to receive underlying shares that options are exercised only if the performance target of an IPO is achieved, provided the service condition is also met. Options granted typically expire in ten years from the respective vesting commencement date as stated in the grant letters. The Group did not recognize any share-based compensation expenses for the options granted as the vesting of the performance condition awards is contingent upon IPO which is not considered probable until it happens. The options granted under the existing 2012 Share Plan of RONG360 will be restructured into the Company's equity awards in connection with the Reorganization (Note 1 (b)).

        The activities of share options of RONG360 for the years ended December 31, 2015 and 2016 are summarized as below(*):

	Number of shares	Weighted average exercise prices US$/Share	Aggregate intrinsic Value US$	Weighted average remaining contractual years
Outstanding as of January 1, 2015	10,770,155	0.05	6,981	8.57
Granted during the year	4,663,004	0.30
Forfeited during the year	(1,348,500)	0.12

Outstanding as of December 31, 2015	14,084,659	0.13	16,380	8.11

Granted during the year	3,130,891	0.75
Forfeited during the year	(1,358,352)	0.27

Outstanding as of December 31, 2016	15,857,198	0.24	36,826	7.50

(*)
Option activities include all activities of share options of RONG360. The share-based compensation expenses discussed below only include the expenses attributable to the Platform Business.

        As of December 31, 2016, there was RMB31,194 of unrecognized share-based compensation expenses attributable to the Platform Business related to the share options granted, out of which RMB17,616 unrecognized share-based compensation expenses are related to options for which the service condition had been met and are expected to be recognized when the performance target of an IPO is achieved.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

10. Share-based compensation expenses (Continued)

        The fair values of the options granted in relation to the share-based compensation expenses attributable to the Platform Business for the years ended December 31, 2015 and 2016 are as follows:

	For the Year Ended December 31,
	2015	2016
	US$	US$
Weighted average grant date fair value of option per share	0.65	1.25
Aggregate grant date fair value of options granted	2,453	2,425

        The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:

	For the Year Ended December 31,
	2015	2016
Risk-free interest rate per annum	1.87% ~ 2.43%	1.59% ~ 1.79%
Expected term (in years)	10	10
Expected volatility	55% ~ 58%	58% ~ 59%
Expected dividends yield	—	—

        The Group estimated the risk free interest rate based on the yield to maturity of U.S. treasury bonds denominated in US$ at the option valuation date. Expected term is the contract life of the option. The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. RONG360 has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future.

Restriction of ordinary shares held by founders

        On February 21, 2012, an aggregate of 119,692,080 ordinary shares were issued to the founders of RONG360 at par value of US$0.0001 per share. In connection with RONG360's issuance of Series A Preferred Shares on July 9, 2012, all the 119,692,080 ordinary shares held by the founders became restricted pursuant to the shareholders' agreement ("Restricted Founders' Shares"). The Restricted Founders' Shares vest over four years provided the founders remain employment relationship; one fourth of the awards vest on the first anniversary date of the specified service commencement date which is earlier than the grant date, and one forty-eighth of the restricted shares vest on a monthly basis in the remaining vesting period, subject to acceleration under certain circumstances including a successful IPO. Such restriction is deemed as a compensatory arrangement for services to be provided by the founders, and therefore accounted for as a share-based compensation arrangement.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

10. Share-based compensation expenses (Continued)

        The activities of the Restricted Founders' Shares for the years ended December 31, 2015 and 2016 are summarized as below(*):

	Number of shares	Weighted-Average Grant-Date Fair Value (in US$)
Unvested at January 1, 2015	17,026,510	0.06
Vested	(17,026,510)	0.06

Unvested at December 31, 2015	—

(*)
Activities of Restricted Founders' Shares include all activities of Restricted Founders' shares of RONG360. The share-based compensation expenses discussed below only include the expenses attributable to the Platform Business.

        Total fair value or intrinsic value of Restricted Founders' Shares vested on the respective vesting dates attributable to the Platform Business during the year ended December 31, 2015 was US$12,037.

        For the years ended December 31, 2015, share-based compensation expenses recognized associated with the Restricted Founders' Shares attributable to the Platform Business were RMB 664.

        There were no unvested restricted shares or unrecognized share-based compensation expenses related to the Restricted Founders' Shares as of December 31, 2015 and 2016, respectively.

Restricted shares granted to executive officers and director

        On July 16, 2014, RONG360 approved and granted of an aggregate of 14,000,000 restricted ordinary shares to three executive officers and a director, who are also founders of RONG360 ("Restricted Shares"). The Restricted Shares vest over seven years provided the grantees remain employment relationship with RONG360. One-fourth of the awards vest on the fourth anniversary date of the specified service commencement date which is earlier than the grant date, and one forty-eighth of the awards vest on a monthly basis in the remaining vesting period, subject to acceleration under certain circumstances including a successful IPO.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

10. Share-based compensation expenses (Continued)

        The activities of the Restricted Shares for the years ended December 31, 2015 and 2016 are summarized as below(*):

	Number of shares	Weighted-Average Grant-Date Fair Value (in US$)
Unvested at January 1, 2015	14,000,000	0.45
Vested	(3,733,333)	0.45

Unvested at December 31, 2015	10,266,667	0.45
Vested	(4,083,333)	0.45

Unvested at December 31, 2016	6,183,334	0.45

Expected to vest thereafter	6,183,334	0.45

(*)
Activities of Restricted Shares include all activities of the Restricted Shares of RONG360. The share-based compensation expenses discussed below only include the expenses attributable to the Platform Business.

        Total fair value or intrinsic value of the Restricted Shares vested on the respective vesting dates attributable to the Platform Business during the years ended December 31, 2015 and 2016 were US$3,316 and US$4,324, respectively.

        For the years ended December 31, 2015 and 2016, share-based compensation expenses recognized associated with the Restricted Shares attributable to the Platform Business were RMB12,552 and RMB4,817, respectively. As of December 31, 2016, there were RMB2,729 of unrecognized share-based compensation expenses related to the Restricted Shares attributable to the Platform Business. The unrecognized share-based compensation expenses are expected to be recognized over a weighted average period of 1.8 years.

        There were no restricted shares granted during the years ended December 31, 2015 and 2016.

11. Loss per share

        As of December 31, 2016, the Company had not been set up by RONG360 Inc. The Reorganization (See Note 1) had not been completed as the contribution of the Platform Business and capitalization of the Company had not been consummated, therefore presentation of loss per share is not applicable.

12. Related party transactions

        The Group's consolidated financial statements include costs and expenses allocated from RONG360 prior to the Reorganization, amounted to RMB 53,662 and RMB65,276 for the years ended December 31, 2015 and 2016 respectively. In addition, RONG360 provided cash funding support to the Group to satisfy Platform Business' working capital requirements. See Note 1 (b) for more detailed information.

        Prior to the Reorganization, Rong360's business comprised the Platform Business segment and non-Platform Business segment, thus transactions between the Group's Predecessor Operation, ie. the

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

12. Related party transactions (Continued)

Platform Business, and non-Platform business segment of RONG360 are accounted for as related party transactions. The Group's Predecessor Operation provided recommendation services to the non-Platform Business segment of RONG360 and the related service fees were charged at a standard fee rate as that was charged to third-party customers for the year ended December 31, 2016. Revenues generated from such related party transactions were RMB 19,932 (net of value-added taxes and related surcharges) for the year ended December 31, 2016 and the related amount due from RONG360 was RMB21,128 as of December 31, 2016.

        There were no other material related party transactions occurred in the periods presented. As of December 31, 2015 and 2016, there was no other material amount due to or due from related parties.

13. Employee Benefits

        Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB 19,014 and RMB 28,312 for the years ended December 31, 2015 and 2016, respectively.

14. Commitments and contingencies

Operating lease commitments

        The Group has leased office premises under non-cancellable operating lease agreements. These leases have varying terms and contain renewal rights. Future aggregate minimum lease payments under non-cancellable operating leases agreements are as follows:

As of December 31, 2016
RMB
Within one year	6,330
After one year but within two years	—
Later than five years	—

Total	6,330

        For the years ended December 31, 2015 and 2016, the Group incurred rental expenses under operating leases of RMB 9,259 and RMB 9,898, respectively.

Advertising commitments

        The Group has engaged third party service providers for marketing and user traffic acquisitions through various advertising channels. The amount of advertising purchase commitments was RMB 305 and RMB 1,304 as of December 31, 2015 and 2016, respectively.

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

14. Commitments and contingencies (Continued)

Capital and other commitments

        The Group did not have significant capital and other commitments as of December 31, 2015 and 2016.

Legal proceedings

        From time to time, the Group is subject to legal proceedings, investigations and claims incidental to the conduct of its business. As of December 31, 2016, the Group was not involved in any legal or administrative proceedings that may have a material adverse impact on the Group's business, balance sheets or results of operations and cash flows.

15. Unaudited pro forma information

        Pursuant to the restructuring framework agreement entered into on August 11, 2017, the Company will issue ordinary shares to RONG360 in connection with the Reorganization (See Note 1).

        Unaudited pro forma basic and diluted net loss per ordinary share reflecting the effect of the issuance of ordinary shares to RONG360 are presented as follows, as if they had been existed since January 1, 2015:

	For the Years Ended December 31,
	2015	2016
	RMB (In thousands, except for share and per share data)	RMB (In thousands, except for share and per share data)
Net loss	(196,174)	(182,125)

Numerator for pro forma basic and diluted net loss per share	(196,174)	(182,125)

Denominator:
Weighted average number of ordinary shares	—	—
Pro forma effect of issuing ordinary shares to RONG360	345,541,350	345,541,350

Denominator for pro forma basic and diluted net loss per share	345,541,350	345,541,350

Pro forma net loss per ordinary share:
Basic and diluted	(0.57)	(0.53)

JIANPU TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

16. Subsequent events

        The Reorganization plan was approved by the Board of Directors of RONG360 on August 11, 2017. On the same date, the Group entered into a restructuring framework agreement with RONG360, its subsidiaries and VIE, and the shareholders of RONG360, pursuant to which the major steps described in Note 1 were agreed and approved by all relevant parties.

        The Group has performed an evaluation of subsequent events through August 11, 2017, which the date the consolidated financial statements are issued, with no other material events or transactions identified that should have been recorded or disclosed in the consolidated financial statements.

17. Restricted net assets

        The Group's ability to pay dividends is primarily dependent on the Group receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Group's subsidiaries and VIE incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Group's subsidiaries.

        In accordance with the PRC laws and regulations, statutory reserve funds shall be made and can only be used for specific purposes and are not distributable as cash dividends. See Note 2(u) for more detailed information. As a result of these PRC laws and regulations that require annual appropriations of 10% of net after-tax profits to be set aside prior to payment of dividends as general reserve fund or statutory surplus fund, the Group's PRC subsidiaries and VIE are restricted in their ability to transfer a portion of their net assets to the Company.

        The Company performed a test on the restricted net assets of its consolidated subsidiaries and VIEs (the "restricted net assets") in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), "General Notes to Financial Statements" and concluded that it was not applicable for the Company to disclose the condensed financial information for the parent company for the year ended December 31, 2016, as the Company had not been incorporated as of December 31, 2016.

JIANPU TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

				Pro Forma (Note15) As of June 30,
		As of June 30,
	As of December 31, 2016
		2017	2017	2017	2017
	RMB (Audited)	RMB	US$ Note 2(e)	RMB (Note 15)	US$ Note 2(e)
ASSETS
Current assets:
Accounts receivable, net	57,536	99,336	14,653	99,336	14,653
Amount due from related party	21,128	88,301	13,025	88,301	13,025
Prepayments and other current assets	50,415	73,874	10,897	73,874	10,897

Total current assets	129,079	261,511	38,575	261,511	38,575

Non-current assets:
Property and equipment, net	4,591	11,260	1,661	11,260	1,661
Other non-current assets	813	949	140	949	140

Total non-current assets	5,404	12,209	1,801	12,209	1,801

Total assets	134,483	273,720	40,376	273,720	40,376

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable (including amounts of the consolidated variable interest entity ("VIE") of RMB11,292 and RMB15,175 as of December 31, 2016 and June 30, 2017, respectively. Note1(c))	32,433	90,917	13,411	90,917	13,411
Advances from customers (including amounts of the consolidated VIE of RMB4,051 and RMB15,513 as of December 31, 2016 and June 30, 2017, respectively. Note1(c))	18,149	37,109	5,474	37,109	5,474
Tax payable (including amounts of the consolidated VIE of RMB87 and RMB2,538 as of December 31, 2016 and June 30, 2017, respectively. Note1(c))	1,849	8,190	1,208	8,190	1,208
Accrued expenses and other current liabilities (including amounts of the consolidated VIE of RMB2,305 and RMB2,163 as of December 31, 2016 and June 30, 2017, respectively. Note1(c))	29,445	28,030	4,135	28,030	4,135

Total current liabilities	81,876	164,246	24,228	164,246	24,228

Total liabilities	81,876	164,246	24,228	164,246	24,228

Commitments and contingencies (Note 14)
Invested equity/Shareholder's equity:
RONG360's investment	52,607	109,474	16,148	—	—
Ordinary shares(US$0.0001 par value; 1,500,000,000 shares authorized, 345,541,350 issued and outstanding on a pro forma basis)	—	—	—	237	35
Additional paid-in capital	—	—	—	109,237	16,113

Total invested equity/Total shareholder's equity	52,607	109,474	16,148	109,474	16,148

Total liabilities and invested equity	134,483	273,720	40,376	273,720	40,376

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JIANPU TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data)

	For the Six Months Ended June 30,
	2016	2017	2017
	RMB	RMB	US$
			Note 2(e)
Revenues:
Recommendation services:
Loans (including revenues from related party of RMB1,467 and RMB63,371 for the six months ended June 30, 2016 and 2017, respectively.)	92,328	313,508	46,245
Credit cards	29,152	48,553	7,162

Total recommendation services	121,480	362,061	53,407
Advertising, marketing and other services	24,427	31,327	4,621

Total revenues	145,907	393,388	58,028
Cost of revenues	(34,788)	(40,787)	(6,016)

Gross profit	111,119	352,601	52,012
Operating expenses:
Sales and marketing	(174,719)	(340,034)	(50,158)
Research and development	(33,259)	(44,802)	(6,609)
General and administrative	(7,885)	(11,652)	(1,719)

Loss from operations	(104,744)	(43,887)	(6,474)
Others, net	109	(59)	(9)

Loss before income tax	(104,635)	(43,946)	(6,483)
Income tax expense	—	(5,097)	(752)

Net loss	(104,635)	(49,043)	(7,235)

Other comprehensive (loss)/income, net	—	—	—

Total comprehensive loss	(104,635)	(49,043)	(7,235)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

JIANPU TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN INVESTED (DEFICIT)/EQUITY

(All amounts in thousands, except for share and per share data)

	RONG360's investment	Total invested (deficit)/equity
	RMB	RMB
Balance at January 1, 2016	(13,566)	(13,566)
RONG360's contribution	197,842	197,842
Share-based compensation	2,844	2,844
Net loss	(104,635)	(104,635)

Balance at June 30, 2016	82,485	82,485

Balance at January 1, 2017	52,607	52,607
RONG360's contribution	104,718	104,718
Share-based compensation	1,192	1,192
Net loss	(49,043)	(49,043)

Balance at June 30, 2017	109,474	109,474

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

JIANPU TECHNOLOGY INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	For the Six Months Ended June 30,
	2016	2017	2017
	RMB	RMB	US$
			Note 2(e)
Cash flows from operating activities:
Net loss	(104,635)	(49,043)	(7,235)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expenses	2,255	1,965	290
Share-based compensation expenses	2,844	1,192	176
Allowance for doubtful accounts	129	—	—
Changes in operating assets and liabilities:
Accounts receivable	(31,050)	(41,800)	(6,166)
Amount due from related party	(1,555)	(67,173)	(9,909)
Prepayments and other current assets	(37,046)	(23,459)	(3,460)
Other non-current assets	400	(136)	(20)
Accounts payable	(26,102)	53,009	7,819
Advance from customers	982	18,960	2,797
Tax payable	627	6,341	935
Accrued expenses and other current liabilities	(2,752)	(1,415)	(208)

Net cash used in operating activities	(195,903)	(101,559)	(14,981)

Cash flows from investing activities:
Purchases of property and equipment	(1,939)	(3,159)	(466)

Net cash used in investing activities	(1,939)	(3,159)	(466)

Cash flows from financing activities:
Funding from RONG360	197,842	104,718	15,447

Net cash provided by financing activities	197,842	104,718	15,447

Effect of exchange rate changes on cash and cash equivalents	—	—	—

Net increase/(decrease) in cash and cash equivalents	—	—	—

Cash and cash equivalents at beginning of the period	—	—	—

Cash and cash equivalents at end of the period	—	—	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization

(a)   Nature of operations

        Jianpu Technology Inc. ("Jianpu" or the "Company") is a holding company and conducts its business mainly through its subsidiaries and variable interest entity ("VIE"). Jianpu, its subsidiaries, and VIE together are referred to as the "Group". The Group is primarily engaged in the operation of its platform for providing online discovery and recommendation services of financial products. The individual users can have access to financial products through the platform, including consumer and other loans, credit cards, and wealth management products. The Group recommends loans and credit cards to individual users and assists the financial service providers in targeting users with specific characteristics based on the users' financial needs and credit profile, as well as the products offerings and risk appetite of the financial service providers ("Recommendation Services"). The Group also provides advertising, marketing and other services primarily to financial service providers of credit cards and wealth management products. All these services together refer to as "Platform Business". The Group's principal operations and geographic markets are in the People's Republic of China ("PRC").

(b)   Reorganization

        Jianpu is an exempted company with limited liability incorporated in the Cayman Islands on June 1, 2017 in connection with a group reorganization (the "Reorganization") of RONG360 Inc.("RONG360"). The Platform Business is carried out by various subsidiaries and a VIE of RONG360 (the "Predecessor Operations") prior to the Reorganization. In connection with the Reorganization, the Platform Business will be transferred to the Group. The Reorganization was approved by the Board of Directors and a restructuring framework agreement was entered into by the Group, Rong360, and the shareholders of RONG360 on August 11, 2017.

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

        As of June 30, 2017, the corporate structure of RONG360 is as follows:

Corporate structure of RONG360

	Date of incorporation	Place of incorporation	Percentage of direct or Indirect economic interest	Principal Activities
Parent:
RONG360 Inc.	February 21, 2012	The Cayman Islands		Investment holding
Wholly owned subsidiaries of RONG360:
Jianpu(*)	June 1, 2017	The Cayman Islands	100%	Investment holding
Jianpu (Hong Kong) Limited ("Jianpu HK")(*)	June 19, 2017	Hong Kong	100%	Investment holding
Rong360 (Hong Kong) Limited ("Rong360 HK")	February 29, 2012	Hong Kong	100%	Investment holding
Beijing Ronglian Shiji Information Technology Co. Limited ("RLSJ")	June 25, 2012	PRC	100%	Platform Business and technology-enabled online lending business
Tianjin Rongshiji Information Technology Co. Limited	September 25, 2012	PRC	100%	Platform Business and technology-enabled online lending business
VIE of RONG360:
Beijing Rongshiji Information Technology Co. Limited ("RSJ")	November 10, 2011	PRC	100%	Platform Business and technology-enabled online lending business
VIE' subsidiary of RONG360:
Beijing Rongdiandian Information Technology Co., Ltd. ("RDD")	March 3, 2017	PRC	100%	Platform Business

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

        As of the report date, the Group is in the process of completing the steps of Reorganization as described below:

Establishment of Jianpu, its subsidiaries and VIE

        Upon completion of the Reorganization, the ownership structure of the subsidiaries and VIE of the Group will be:

	Date of incorporation	Place of incorporation	Percentage of direct or Indirect economic interest	Principal Activities
The Company:
Jianpu	June 1, 2017	The Cayman Islands		Investment holding
Wholly owned subsidiaries:
Jianpu HK	June 19, 2017	Hong Kong	100%	Investment holding
Beijing Rongqiniu Information Technology Co., Ltd. ("RQN")	August 21, 2017	PRC	100%	Platform Business
VIE:
RDD	March 3, 2017	PRC	100%	Platform Business

        The major reorganization steps are described below:

  (1)
  Jianpu as the holding company for the Group was set up by RONG360 as a wholly owned subsidiary in June 2017.

  (2)
  Jianpu established a wholly owned subsidiary, Jianpu HK, in June 2017.

  (3)
  RDD was established in March 2017. RQN was established by RLSJ and Rong360 HK in August 2017.

  (4)
  RQN entered into a series contractual arrangements with RDD and its then shareholders, i.e., certain founders and family member of a founder of Rong360, through which Jianpu has become the ultimate primary beneficiary of RDD. Refer to Note 1(c) for more detailed information.

Transfer of assets and liabilities relating to Platform Business to the Group

        Pursuant to a series of agreements entered into by the Group's entities and RONG360 group entities in August and September 2017 in connection with the Reorganization, all operating assets and liabilities relating to the operation of the Platform Business were transferred from the Predecessor Operations to the Group as capital contribution, along with the establishment of Group's entities as described above.

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

        The historical funding provided by RONG360 for the Platform Business is deemed and presented as a contribution to the Group from RONG360 in the unaudited interim condensed consolidated financial statements.

Allotment of shares

        Upon incorporation, the Company had 1,000,000,000 shares authorized, 1 ordinary share issued and outstanding with a par value of US$0.0001 per share, which was held by RONG360. Pursuant to a written resolution of the Company dated September 25, 2017, 345,541,349 ordinary shares of par value US$0.0001 each were issued to RONG360 on the same day.

Transitional services arrangement

        In September 2017, a transitional services agreement between the Group entities and Predecessor Operations entities was entered into with respect to various ongoing relationships between the Group and the Predecessor Operations entities. Pursuant to the transitional services agreement, the Group entities, during the transitional period which is initially 12 months after the effective date of the agreement, provide the Predecessor Operations entities with various corporate support services, including operational, administrative, human resources, legal, accounting and internal control support. The Predecessor Operations entities provide the Group entities with various support for these employees, business contracts and other business resources relating to the Platform Business during the transitional period. Furthermore, before the registration procedure of the title transfer of all intellectual property rights relating to the Platform Business from the Predecessor Operations entities to the Group entities is completed, Predecessor Operations entities grant the Group entities a license to use these rights.

Basis of Presentation for the Reorganization

        Immediately before and after the Reorganization, all the legal entities involved in the Reorganization are ultimately controlled by RONG360. Since the Group and the Predecessor Operations are under common control, the accompanying unaudited interim condensed consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows that are directly attributable to the Predecessor Operations for all periods presented. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Group had actually existed on a stand-alone basis during the periods presented.

        The assets and liabilities have been stated at historical carrying amounts. Only those assets and liabilities that are specifically identifiable to the Platform Business are included in the Group's unaudited interim condensed consolidated balance sheets. Income tax liability is calculated on a separate return basis as if the Group had filed a separate tax return. The Group's unaudited condensed statement of comprehensive loss consists all the revenues, costs and expenses of the Platform Business, including allocations to the cost of revenues, sales and marketing expenses, research and development expenses, and general and administrative expenses, which were incurred by RONG360 but related to the Platform Business prior to the Reorganization. These allocated costs and expenses are primarily related to workplace resources, information technology supports and certain corporate functions,

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(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

including senior management, finance, legal and human resources, as well as share-based compensation expenses. These allocations were based on proportional cost allocation by considering proportion of headcount, transaction volume, among other things, attributable to the Group and are made on a basis considered reasonable by management. The following table sets forth the cost of revenues, sales and marketing expenses, research and development expenses, and general and administrative expenses allocated from RONG360 for the six months ended June 30, 2016 and 2017:

	For the Six Months Ended June 30,
	2016	2017
	RMB	RMB
Cost of revenues	3,021	3,702
Sales and marketing expenses	11,306	11,245
Research and development expenses	7,123	12,330
General and administrative expenses	6,976	11,150

Total	28,426	38,427

        The Platform Business was operated within RONG360's corporate cash management program for all periods presented. For purposes of presentation in the unaudited interim condensed consolidated statements of cash flows, the cash flow from RONG360 to support the Platform Business is presented as funding from Rong360, which is included in cash flows from financing activities. Funding from RONG360 as disclosed under cash flows from financing activities also reflected the changes in contribution from RONG360 as presented in the unaudited interim condensed consolidated statements of changes in invested (deficit)/equity.

(c)   Variable interest entities

        Prior to the Reorganization, in order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in provision of internet content, the Predecessor Operations operated its websites and carried out other restricted businesses in the PRC through RSJ, whose equity interests are held by certain founders or family member of a founder of RONG360 as nominee shareholders. RONG360 obtained control over RSJ through RLSJ, a wholly owned subsidiary of RONG360, by entering into a series of contractual arrangements with RSJ and its nominee shareholders. RONG360 consolidated the financial statements of RSJ. Consequently, the financial results of RSJ directly attributable to the Predecessor Operations were included in the Group's unaudited interim condensed consolidated financial statements in accordance with the basis of presentation for the Reorganization as stated in Note1.

        In connection with the Reorganization, similar contractual arrangements have been entered into among the Company's wholly owned subsidiary, RQN, and RDD and RDD's nominee shareholders. The Company obtained control over RDD through RQN, which is a wholly owned subsidiary of the Company, by entering into a series of contractual arrangements with RDD and its nominee shareholders. To comply with PRC laws and regulations which prohibit or restrict foreign ownership of internet content, the nominee shareholders are legal owners of an entity. However, the rights of those

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

nominee shareholders have been transferred to RQN through such contractual arrangements. These contractual arrangements included exclusive purchase option agreements, exclusive business cooperation agreements, equity pledge agreements and powers of attorney. These contractual arrangements can be extended at the option of RQN, prior to the expiration date. Management concluded that RQN, through the contractual arrangements, has the power to direct the activities that most significantly impact RDD's economic performance, bears the risks of and enjoys the rewards normally associated with ownership of RDD, and therefore RDD is a VIE of RQN, of which the Company is the ultimate primary beneficiary. Accordingly, the Company consolidates RDD's results of operations, assets and liabilities in the Group's consolidated financial statements pursuant to the accounting principles generally accepted in the United States of America ("U.S. GAAP") since the establishment of RDD. Refer to Note 2(b) to the consolidated financial statements for the principles of consolidation.

        The following financial information of RONG360's VIE directly attributable to the Predecessor Operations as of December 31, 2016 and June 30, 2017 and for the six months ended June 30, 2016 and 2017 were included in the Group's unaudited interim condensed consolidated financial statements.

	As of December 31, 2016	As of June 30, 2017	As of June 30, 2017
	RMB	RMB	US$
Accounts receivable, net	8,075	10,466	1,544
Prepayments and other current assets	6,830	3,454	510
Property and equipment, net	3,970	8,805	1,299
Other non-current assets	—	135	20

Total assets	18,875	22,860	3,373

Accounts payable	11,292	15,175	2,238
Advances from customers	4,051	15,513	2,288
Tax payable	87	2,538	374
Amounts due to the subsidiaries of the Group	124,215	62,664	9,243
Accrued expenses and other current liabilities	2,305	2,163	319

Total liabilities	141,950	98,053	14,462

	For the Six Months Ended June 30,
	2016	2017	2017
	RMB	RMB	US$
Total revenue	16,426	112,704	16,625
Net (loss)/profit	(15,012)	76,084	11,223

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

1. Nature of operations and reorganization (Continued)

	For the Six Months Ended June 30,
	2016	2017	2017
	RMB	RMB	US$
Net cash (used in)/ provided by operating activities	(20,562)	91,274	13,464
Net cash used in investing activities	(1,456)	(1,069)	(158)
Net cash provided by/(used in) financing activities	22,018	(90,205)	(13,306)

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of the period	—	—	—

Cash and cash equivalents at end of the period	—	—	—

(d)   Liquidity

        The Group has been incurring losses since inception. The net loss was RMB104,635, and RMB49,043 for the six month ended June 30, 2016 and 2017, respectively. The net cash used in operating activities was RMB195,903 and RMB101,559 for the six month ended June 30, 2016 and 2017, respectively.

        The Group's ability to fund its operations is based on its ability to generate cash, its ability to attract investors and its ability to borrow funds on reasonable economic terms. Prior to the Reorganization, the Group's business had relied principally on RONG360's financing from investors to fund its operations and business development. Post Reorganization, the Group's ability to continue as a going concern is dependent on management's ability to successfully execute its business plan, which includes increasing revenues while controlling operating expenses, as well as, generating operational cash flows and continuing to gain support from RONG360 and outside sources of financing. RONG360 has committed to provide continuing financial support to the Group so as to enable it to meet its payment obligations as they fall due and carry on its business without a significant curtailment of operations in the twelve months from the date of issuance of the unaudited interim condensed consolidated financial statements, or until the Group receives proceeds from an initial public offering ("IPO"), whichever comes earlier. Therefore, management is of the opinion that it will be able to meet its payment obligations for the next twelve months from the date of issuance of the unaudited interim condensed consolidated financial statements. In addition, the Company can adjust the pace of its operation expansion and control the operating expenditures. Based on the above considerations, the Group's unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

2. Summary of significant accounting policies

(a)   Basis of presentation

        The unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, these interim condensed consolidated financial statements do not include all of the information and footnotes

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Summary of significant accounting policies (Continued)

normally included in the annual financial statements prepared in accordance with U.S. GAAP. In the opinion of management, the unaudited interim condensed consolidated financial statements and accompanying notes include all adjustments of a normal recurring nature necessary for the fair statement of the results of operations, financial position and cash flows for the interim periods presented. Interim results of operations are not necessarily indicative of the results for the full year or for any future period. These interim condensed consolidated financial statements should be read in conjunction with the annual financial statements and the notes thereto also included herein.

(b)   Principles of consolidation

        The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE for which the Company is the ultimate primary beneficiary.

        Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors. A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, exercises effective control over the activities that most impact the entity's economic performance, bears the risks of, and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

        All significant intercompany transactions and balances between the Company and its wholly-owned subsidiaries and the VIE have been eliminated upon consolidation.

(c)   Use of estimates

        The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reporting period in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group's financial statements include valuation and recognition of share-based compensation expenses, allowance for doubtful accounts and valuation allowances for deferred tax assets. Actual results could differ from those estimates.

(d)   Foreign currency translation

        The Group's reporting currency is Renminbi ("RMB"). The functional currency of the Company and the Group's subsidiary incorporated in Hong Kong ("HK") is United States dollars ("US$"). The Group's PRC subsidiaries and VIE determined their functional currency to be RMB. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters.

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Summary of significant accounting policies (Continued)

        Transactions denominated in foreign currencies other than functional currency are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies other than functional currency are remeasured into the functional currency at the exchange rates prevailing at the balance sheet date. Exchange gains or losses arising from foreign currency transactions are recorded in the unaudited interim condensed consolidated statements of comprehensive loss.

        The financial statements of the Group's non PRC entities are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulting foreign currency translation adjustments are recorded in other comprehensive (loss)/income in the unaudited interim condensed consolidated statements of comprehensive loss, and the accumulated foreign currency translation adjustments are presented as a component of accumulated other comprehensive (loss)/income in the unaudited interim condensed consolidated statements of changes in invested (deficit)/equity. Total foreign currency translation adjustments included in the Group's other comprehensive (loss)/income were nil and nil for the six months ended June 30, 2016 and 2017, respectively.

(e)   Convenience translation

        Translations of the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of comprehensive loss and unaudited interim condensed consolidated statements of cash flows from RMB into US$ as of and for the six months ended June 30, 2017 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB6.7793, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on June 30, 2017. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2017, or at any other rate.

(f)    Fair value measurement

        Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Summary of significant accounting policies (Continued)

input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

  Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

  Level 2—Observable, market based inputs, other than quoted prices, in active markets for identical assets or liabilities.

  Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

        Accounting guidance describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        Transfers into or out of fair value hierarchy classifications are made if the significant inputs used in the financial models measuring the fair value of the assets and liabilities became unobservable or observable in the current marketplace. These transfers are considered to be effective as of the beginning of the period in which they occur.

        The Group did not have any financial instruments measured at fair value on a recurring basis as of December 31, 2016 and June 30, 2017.

        The Group's financial instruments including amount due from related party, receivables, payables and other current liabilities are not measured at fair value but for which the fair value is estimated for disclosure purposes, the carrying amount of which approximates the fair value due to their short-term nature.

        The Group's non-financial assets, such as property and equipment, would be measured at fair value only if they were determined to be impaired.

(g)   Revenue recognition

        The Group generates revenues from Recommendation Services, advertising, marketing and other services.

        For service arrangements that involve multiple deliverables, revenues are allocated to each unit of accounting based on relative selling price of each unit of accounting according to the selling price hierarchy established by ASU No. 2009-13. The Group uses (a) vendor-specific objective evidence ("VSOE") of selling price, if it exists, (b) otherwise, third-party evidence of selling price. If neither (a) nor (b) exists, the Group will use (c) the management's best estimate of the selling price for that deliverable. For the periods presented, the Group primarily uses VSOE to allocate the arrangement consideration.

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Summary of significant accounting policies (Continued)

        Consistent with the criteria of ASC 605, Revenue Recognition, the Group recognizes revenues when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured. Revenue is measured at the fair value of the consideration received or receivable.

        The Group recognizes revenues net of discounts and return allowances when the services are delivered. Customers for recommendation services are entitled to apply for returns for invalid recommendations within a specified period after the recommendation is delivered under a limited circumstance, i.e., the applicant's phone number cannot be connected, or the applicant is in the blacklist maintained by the financial service providers, etc. Return allowances are estimated as a reduction of revenues based on historical experiences of returns granted to customers.

        Revenue is recorded net of value-added taxes and related surcharges.

(h)   Sales and marketing expenses

        Sales and marketing expenses consist primarily of advertising costs for the acquisition of traffic to the Group's platform, depreciation, payroll and other related expenses for employees engaged in sales, business development and marketing activities.

        Advertising costs are expensed as incurred, and are included in sales and marketing expenses. For the six months ended June 30, 2016 and 2017, total advertising expenditures were RMB129,665 and RMB289,891 respectively.

(i)    Share-based compensation

        All share-based awards granted to employees, including restricted ordinary shares and share options, are measured at fair value on grant date. Share-based compensation expense is recognized using the graded vesting method, net of estimated forfeitures, over the requisite service period, which is the vesting period.

        Prior to the Reorganization, all the options and restricted ordinary shares were granted by RONG360 with its own underlying shares. The Group uses the Binomial option pricing model to estimate fair value of the share options. The determination of estimated fair value of share-based payment awards on the grant date using an option pricing model is affected by the fair value of RONG360's ordinary shares as well as assumptions regarding a number of complex and subjective variables. These variables include the expected value volatility of RONG360 over the expected term of the awards, actual and projected employee share option exercise behaviors, a risk-free interest rate and any expected dividends. Shares of RONG360, which do not have quoted market prices, were valued based on the income approach. Determination of estimated fair value of RONG360 requires complex and subjective judgments due to their limited financial and operating history, unique business risks and limited public information on companies in China similar to RONG360.

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

2. Summary of significant accounting policies (Continued)

        For shares options granted with service condition and the occurrence of an initial public offering ("IPO") as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition will be recorded upon the completion of the IPO.

        Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Group uses historical data to estimate pre-vesting option and records share-based compensation expenses only for those awards that are expected to vest.

3. Recent accounting pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)". The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board, providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry-specific guidance, in current U.S. GAAP. An entity has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. ASU 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017, and early adoption is permitted but not earlier than the original effective date of December 15, 2016. The Group is still in the process of evaluating the impact on the consolidated financial statements. The Group will adopt Topic 606 during the first quarter of 2018.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)". The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expenses for such leases generally on a straight-line basis over the lease term. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, "Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments", which will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a Group recognizes an allowance based on the estimate of expected credit loss. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments". ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for fiscal

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

3. Recent accounting pronouncements (Continued)

years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

        In May 2017, the FASB issued ASU 2017-09, "Compensation—Stock Compensation (Topic 718), Scope of Modification Accounting", which clarifies and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, to a change to the terms or conditions of a share-based payment award. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption is permitted. The Group is currently evaluating the impact of adopting this standard on its consolidated financial statements.

4. Concentration and risks

Concentration of customers and suppliers

        Except for the revenues generated from related party transactions with RONG360 for the six months ended June 30, 2017 as disclosed in Note 12, only one customer accounted for more than 10% of the Company's total revenues for the six months ended June 30, 2016 and 2017. There were three and two customers which individually accounted for more than 10% of the Company's net accounts receivable as of December 31, 2016 and June 30, 2017 respectively as follows:

	For the Six Months Ended June 30,
Revenues	2016	2017
Customer A	21%	13%

Accounts receivable	As of December 31, 2016	As of June 30, 2017
Customer A	37%	23%
Customer B	14%	19%
Customer C	10%	7%

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

4. Concentration and risks (Continued)

        There were three and two suppliers, e.g. advertising agencies and call center service provider, which individually accounted for more than 10% of the Company's total costs and expenses for the six months ended June 30, 2016 and 2017 respectively. One and one suppliers individually accounted for more than 10% of the Company's net accounts payable as of December 31, 2016 and June 30, 2017 respectively as follows:

	For the Six Months Ended June 30,
Costs and expenses	2016	2017
Supplier I	21%	15%
Supplier II	15%	6%
Supplier V	10%	15%

Accounts payable	As of December 31, 2016	As of June 30, 2017
Supplier I	—	12%
Supplier IV	11%	1%

5. Accounts receivable, net

        Accounts receivable, net consists of the following:

	As of December 31, 2016	As of June 30, 2017
	RMB	RMB
Accounts receivable	58,321	99,336
Less: allowance for doubtful accounts	(785)	—

Accounts receivable, net	57,536	99,336

        Accounts receivable are non-interest bearing and are generally on terms between 1 to 30 days. In some cases, these terms are extended for certain qualifying long-term customers who have met specific credit requirements.

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

6. Prepayments and other current assets

        Prepayments and other current assets consist of the following:

	As of December 31, 2016	As of June 30, 2017
	RMB	RMB
Prepaid advertising expenses, rentals and others	34,708	56,458
Deposits	11,582	14,282
Staff advances	463	815
Deductible VAT input	3,662	2,319

Total	50,415	73,874

7. Property and equipment, net

        Property and equipment, net consists of the following:

	As of December 31,	As of June 30,
	2016	2017
	RMB	RMB
Office furniture and equipment	860	975
Computer equipment	3,380	4,016
Servers and network equipment	4,145	9,918
Leasehold improvements	6,069	6,882

Total	14,454	21,791
Accumulated depreciation	(9,863)	(10,531)

Property and equipment, net	4,591	11,260

        Depreciation expenses were RMB 2,255 and RMB 1,965 for the six months ended June 30, 2016 and 2017, respectively.

8. Accrued expenses and other current liabilities

        Accrued expenses and other current liabilities consist of the following:

	As of December 31, 2016	As of June 30, 2017
	RMB	RMB
Accrued payroll	24,926	21,311
Accrued expenses	4,176	5,827
Other payables	343	892

Total	29,445	28,030

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

9. Income tax

Composition of income tax expenses:

	For the Six Months Ended June 30,
	2016	2017
	RMB	RMB
Current income tax	—	5,097
Deferred income tax	—	—

Total	—	5,097

        Reconciliation of the differences between statutory income tax rate and the effective income tax rate for the six months ended June 30, 2016 and 2017 are as below:

	For the Six Months Ended June 30,
	2016	2017
	RMB	RMB
Statutory EIT rate	25.00%	25.00%
Tax effect of preferential tax treatments	—	(10.00)%
Tax effect of non-deductible expenses	(0.80)%	(0.75)%
Changes in valuation allowance	(24.20)%	(25.85)%

Effective income tax rate	—	(11.60)%

        RLSJ and RSJ obtained certificates of "High and New Technology Enterprises" ("HNTE") and therefore are eligible to enjoy a preferential tax rate of 15% in accordance with the Enterprise Income Tax Law ("EIT Law") for three years, provided that it is qualified as a HNTE during such periods. The management expected that all the criteria to utilize this preferential tax treatment can be satisfied for the annual tax filing for the year ended December 31, 2017. Accordingly, a preferential tax rate of 15% was applied for the six month ended June 30, 2017.

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NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

9. Income tax (Continued)

Composition of deferred tax assets:

        Deferred taxes arising from PRC subsidiaries and VIE were measured using the enacted tax rates for the periods in which they are expected to be reversed. The Group's deferred tax assets consist of the following components:

	As of December 31, 2016	As of June 30, 2017
	RMB	RMB
Deferred tax assets
Allowances of doubtful accounts	196	—
Net operating loss carry-forwards	12,942	—
Advertising expenses in excess of deduction limit	109,322	86,751
Others	1,478	—

Total deferred tax assets	123,938	86,751
Less: Valuation allowance	(123,938)	(86,751)

Total deferred tax assets, net	—	—

        A valuation allowance is provided against deferred tax assets when the Group determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Group evaluates a variety of factors including the Group's operating history, accumulated equity, existence of taxable temporary differences and reversal periods.

        As of December 31, 2016, the Group has provided full valuation allowances for the deferred tax assets as it has incurred net accumulated operating losses for income tax purpose since its inception. As of June 30, 2017, the deferred tax assets were derived from advertising expenses in excess of deduction limit. Historically, the Group has been incurring advertising expenses in excess of its annual deduction limit. The Group believes that it is more likely than not that these advertising expenses in excess of deduction limit will not be utilized in the future, therefore, the Group has provided full valuation allowances for the deferred tax assets.

Movement of valuation allowance:

	As of December 31, 2016	As of June 30, 2017
	RMB	RMB
Balance at beginning of the period	79,869	123,938
Additions	44,069	20,987
Reversals	—	(58,174)

Balance at end of the period	123,938	86,751

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

9. Income tax (Continued)

        The reversal of valuation allowance for the six months ended June 30, 2017 is primarily attributed to changes of the enacted income tax rate due to aforementioned preferential tax treatment of RLSJ and RSJ in 2017.

10. Share-based compensation expenses

        Share-based compensation expenses for periods prior to the Reorganization relates to the share options or restricted shares granted by RONG360 to the employees of the Predecessor Operations. For the six months ended June 30, 2016 and 2017, total share-based compensation expenses recognized were RMB 2,844 and RMB 1,192, respectively, which are included in the general and administrative expenses.

Share-based compensation expenses allocated from RONG360

Share options

        The 2012 Share Plan of RONG360 provides for the grant of share options and other equity-based awards to eligible employees of RONG360 and its subsidiaries and VIE. Starting from 2013, RONG360 granted multiple tranches of share options with tiered vesting commencement dates to employees. Options granted were subject to a service condition of four or seven years and a performance condition of occurrence of an IPO. The service condition requires one-fourth of the awards to vest on the first anniversary date of the specified vesting commencement date, and the remaining of the awards to vest in equal installments on a quarterly basis in the remaining vesting period. The grantees are entitled the rights to receive underlying shares that options are exercised only if the performance target of an IPO is achieved, provided the service condition is also met. Options granted typically expire in ten years from the respective vesting commencement date as stated in the grant letters. The Group did not recognize any share-based compensation expenses for the options granted as the vesting of the performance condition awards is contingent upon IPO which is not considered probable until it happens. The options granted under the existing 2012 Share Plan of RONG360 will be restructured into the Company's equity awards in connection with the Reorganization (Note 1 (b)).

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

10. Share-based compensation expenses (Continued)

        The activities of share options of RONG360 for the six months ended June 30, 2016 and 2017 are summarized as below(*):

	Number of shares	Weighted average exercise prices US$/Share	Aggregate intrinsic Value US$	Weighted average remaining contractual years
Outstanding as of January 1, 2016	14,084,659	0.13	16,380	8.11
Granted during the period	1,138,280	0.66
Forfeited during the period	(335,225)	0.27

Outstanding as of June 30, 2016	14,887,714	0.16	21,942	7.74

Outstanding as of January 1, 2017	15,857,198	0.24	36,826	7.50
Granted during the period	4,568,049	0.47
Forfeited during the period	(274,169)	0.45

Outstanding as of June 30, 2017	20,151,078	0.29	45,788	9.66

(*)
Option activities include all activities of share options of RONG360. The share-based compensation expenses discussed below only include the expenses attributable to the Platform Business.

        As of June 30, 2017, there was RMB75,891 of unrecognized share-based compensation expenses attributable to the Platform Business related to the share options granted, out of which RMB28,375 unrecognized share-based compensation expenses are related to options for which the service condition had been met and are expected to be recognized when the performance target of an IPO is achieved.

        The fair values of the options granted in relation to the share-based compensation expenses attributable to the Platform Business for the six months ended June 30, 2016 and 2017 are as follows:

	For the Six Months Ended June 30,
	2016	2017
	US$	US$
Weighted average grant date fair value of option per share	0.93	2.82
Aggregate grant date fair value of options granted	409	6,848

        The estimated fair value of each option granted is estimated on the date of grant using the binomial option-pricing model with the following assumptions:

	For the Six Months Ended June 30,
	2016	2017
Risk-free interest rate per annum	1.75% ~ 1.79%	2.39% ~ 2.40%
Expected term (in years)	10	10
Expected volatility	58% ~ 58%	56% ~ 59%
Expected dividends yield	—	—

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

10. Share-based compensation expenses (Continued)

        The Group estimated the risk free interest rate based on the yield to maturity of U.S. treasury bonds denominated in US$ at the option valuation date. Expected term is the contract life of the option. The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. RONG360 has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future.

Restricted shares granted to executive officers and director

        On July 16, 2014, RONG360 approved and granted of an aggregate of 14,000,000 restricted ordinary shares to three executive officers and a director, who are also founders of RONG360 ("Restricted Shares"). The Restricted Shares vest over seven years provided the grantees remain employment relationship with RONG360. One-fourth of the awards vest on the fourth anniversary date of the specified service commencement date which is earlier than the grant date, and one forty-eighth of the awards vest on a monthly basis in the remaining vesting period, subject to acceleration under certain circumstances including a successful IPO.

        The activities of the Restricted Shares for the six months ended June 30, 2016 and 2017 are summarized as below(*):

	Number of shares	Weighted-Average Grant-Date Fair Value (in US$)
Unvested at January 1, 2016	10,266,667	0.45
Vested	(2,333,333)	0.45

Unvested at June 30, 2016	7,933,334	0.45
Expected to vest thereafter	7,933,334	0.45

	Number of shares	Weighted-Average Grant-Date Fair Value (in US$)
Unvested at January 1, 2017	6,183,334	0.45
Vested	(1,750,000)	0.45

Unvested at June 30, 2017	4,433,334	0.45
Expected to vest thereafter	4,433,334	0.45

(*)
Activities of Restricted Shares include all activities of the Restricted Shares of RONG360. The share-based compensation expenses discussed below only include the expenses attributable to the Platform Business.

        Total fair value or intrinsic value of the Restricted Shares vested on the respective vesting dates attributable to the Platform Business for the six months ended June 30, 2016 and 2017 were US$2,062 and US$3,086, respectively.

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

10. Share-based compensation expenses (Continued)

        For the six months ended June 30, 2016 and 2017, share-based compensation expenses recognized associated with the Restricted Shares attributable to the Platform Business were RMB2,844 and RMB1,192, respectively. As of June 30, 2017, there were RMB1,196 of unrecognized share-based compensation expenses related to the Restricted Shares attributable to the Platform Business. The unrecognized share-based compensation expenses are expected to be recognized over a weighted average period of 1.3 years.

        There were no restricted shares granted for the six months ended June 30, 2016 and 2017.

11. Loss per share

        As of June 30, 2017, the Reorganization (See Note 1) had not been completed as the contribution of the Platform Business and capitalization of the Company had not been consummated, therefore presentation of loss per share is not applicable.

12. Related party transactions

        The Group's consolidated financial statements include costs and expenses allocated from RONG360 prior to the Reorganization, amounted to RMB 28,426 and RMB 38,427 for the six months ended June 30, 2016 and 2017 respectively. In addition, RONG360 provided cash funding support to the Group to satisfy Platform Business' working capital requirements. See Note 1 (b) for more detailed information.

        Prior to the Reorganization, Rong360's business comprised the Platform Business segment and non-Platform Business segment, thus transactions between the Group's Predecessor Operation, i.e., the Platform Business, and non-Platform business segment of RONG360 are accounted for as related party transactions. The Group's Predecessor Operation provided recommendation services to the non-Platform Business segment of RONG360 and the related service fees were charged at a standard fee rate as that was charged to third-party customers for the six months ended June 30, 2016 and 2017. Revenues generated from such related party transactions were RMB 1,467 and RMB 63,371 (net of value-added taxes and related surcharges) for the six months ended June 30, 2016 and 2017 and the related amount due from RONG360 was RMB 21,128 and RMB 88,301 as of December 31, 2016 and June 30, 2017.

        There were no other material related party transactions occurred in the periods presented. As of December 31, 2016 and June 30, 2017, there was no other material amount due to or due from related parties.

13. Employee Benefits

        Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

13. Employee Benefits (Continued)

amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB 12,881 and RMB 16,543 for the six months ended June 30, 2016 and 2017, respectively.

14. Commitments and contingencies

Operating lease commitments

        The Group has leased office premises under non-cancellable operating lease agreements. These leases have varying terms and contain renewal rights. Future aggregate minimum lease payments under non-cancellable operating leases agreements are as follows:

As of June 30, 2017
RMB
Reminder of 2017	3,489
2018	1,103
2019 and thereafter	27

Total	4,619

        For the six months ended June 30, 2016 and 2017, the Group incurred rental expenses under operating leases of RMB 4,935 and RMB 4,431, respectively.

Advertising commitments

        The Group has engaged third party service providers for marketing and user traffic acquisitions through various advertising channels. The amount of advertising purchase commitments was RMB 1,304 and RMB 124,799 as of December 31, 2016 and June 30, 2017, respectively.

Capital and other commitments

        The Group did not have significant capital and other commitments as of June 30, 2017.

Legal proceedings

        From time to time, the Group is subject to legal proceedings, investigations and claims incidental to the conduct of its business. As of June 30, 2017, the Group was not involved in any legal or administrative proceedings that may have a material adverse impact on the Group's business, balance sheets or results of operations and cash flows.

15. Unaudited pro forma information

        Pursuant to the restructuring framework agreement entered into on August 11, 2017, the Company will issue ordinary shares to RONG360 in connection with the Reorganization (See Note 1). Unaudited pro forma shareholders' equity as of June 30, 2017, as adjusted for the reclassification of RONG360's

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

15. Unaudited pro forma information (Continued)

investment to ordinary shares and additional paid-in capital is shown in the unaudited pro forma consolidated balance sheet.

        Unaudited pro forma basic and diluted net loss per ordinary share reflecting the effect of the issuance of ordinary shares to RONG360 are presented as follows, as if they had been existed since January 1, 2016:

	For the Six Months Ended June 30,
	2016	2017
	RMB (In thousands, except for share and per share data)	RMB (In thousands, except for share and per share data)
Numerator:
Net loss	(104,635)	(49,043)

Numerator for pro forma basic and diluted net loss per share	(104,635)	(49,043)

Denominator:
Weighted average number of ordinary shares	—	—
Pro forma effect of issuing ordinary shares to RONG360	345,541,350	345,541,350

Denominator for pro forma basic and diluted net loss per share	345,541,350	345,541,350

Pro forma net loss per ordinary share:
Basic and diluted	(0.30)	(0.14)

16. Subsequent events

        The Reorganization plan was approved by the Board of Directors of RONG360 on August 11, 2017. On the same date, the Group entered into a restructuring framework agreement with Rong360, its subsidiaries and VIE, and the shareholders of RONG360, pursuant to which the major steps described in Note 1 were agreed and approved by all relevant parties.

        On October 19, 2017, several written resolutions were passed by the board of directors of the Company and its sole shareholder, RONG360, pursuant to which, below major matters have been approved by the board of directors and RONG360:

          (1)   The authorized share capital of the Company will be amended from 1,000,000,000 shares to 1,500,000,000 shares of a par value of US$0.0001 each, including Class A ordinary shares and Class B ordinary shares, immediately prior to the completion of the Company's initial public offering. All shares issued in the Company's initial public offering will be Class A ordinary shares, and all the ordinary shares of 345,541,350 shares owned by RONG360 Inc. will be re-designated into 345,541,350 Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary

JIANPU TECHNOLOGY INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands, except for share and per share data)

16. Subsequent events (Continued)

  shares will have the same rights except for shareholder voting and conversion rights. Each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to ten votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

  Upon transfer of Class B ordinary shares by RONG360 Inc. to other persons, (i) all shares transferred to Mr. Daqing (David) Ye, Mr. Caofeng Liu, and Mr. Jiayan Lu or their respective affiliates, will remain Class B ordinary shares; (ii) 27,100,830 shares transferred to Mr. Chenchao Zhuang or his affiliates will remain Class B ordinary shares; and (iii) all shares to any party other than those shares mentioned in the foregoing (i) and (ii) will automatically convert into an equal number of Class A ordinary shares. Upon further transfer of Class B ordinary shares by any of Mr. Daqing (David) Ye, Mr. Caofeng Liu, Mr, Jiayan Lu and Chenchao Zhuang (individually referred to as a "Founder" and collectively referred to as the "Founders") to anyone other than his affiliates, such Class B Ordinary Shares will automatically convert into an equal number of Class A ordinary shares. When a Founder, ceases to be a director or an officer of the Company, his Class B ordinary shares will automatically convert into an equal number of Class A ordinary share, and that when the Founders collectively beneficially own less than 5% of the Company's total issued and outstanding shares on an as-converted basis, all Class B ordinary shares will automatically convert into an equal number of Class A ordinary shares.

          (2)   The Company will adopt a Global Share Plan, of which the terms are substantially identical to the 2012 Share Plan of RONG360, effective upon the completion of the Company's initial public offering. Pursuant to the Global Share Plan, the Company expects to assume all outstanding share incentive awards issued under the 2012 Share Plan of RONG360 and not more than 26,905,189 shares may be issued under the Global Share Plan.

          (3)   The 2017 Share Incentive Plan of the Company was approved and adopted. Under the 2017 Share Incentive Plan, the maximum number of shares available for issuance shall be 2% of the total number of shares issued and outstanding as of the closing of the Company's initial public offering, plus an annual increase from the fiscal year beginning January 1, 2018 in according with the approved increasing scheme.

        The Group has performed an evaluation of subsequent events, with no other material events or transactions identified that should have been recorded or disclosed in the unaudited interim condensed consolidated financial statements.

[picture to come]

Jianpu Technology Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our post-offering amended and restated memorandum and articles of association provide that each officer or director of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the form of indemnification agreements filed as Exhibit 10.3 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

        The form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued shares to RONG360 Inc. as set forth in the table below. We believe that the issuances of these shares were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Issuance	Number of Securities	Consideration	Underwriting Discount and Commission
RONG360 Inc.	June 1, 2017	1	US$0.0001	Not applicable
RONG360 Inc.	September 25, 2017	345,541,349	US$34,554	Not applicable

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-3 of this registration statement.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Jianpu Technology Inc.
EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement

3.1		Memorandum and Articles of Association of the Registrant, as currently in effect

3.2		Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective upon the completion of this offering

4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	*	Registrant's Specimen Certificate for Class A ordinary shares

4.3	*	Deposit Agreement, dated as of , 2017, among the Registrant, the depositary and holder of the American Depositary Receipts

5.1	*	Opinion of Walkers regarding the validity of the ordinary shares being registered

8.1	*	Opinion of Walkers regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1		Form of Global Share Plan

10.2		Form of 2017 Share Incentive Plan

10.3		Form of Indemnification Agreement with the Registrant's directors

10.4		Form of Employment Agreement between the Registrant and an executive officer of the Registrant

10.5		English translation of Transitional Services Agreement between the Registrant and RONG360 Inc.

10.6	*	English translation of Business Cooperation Agreement between the Registrant and RONG360 Inc.

10.7		English translation of Exclusive Purchase Option Agreement, dated September 29, 2017, by and between Beijing Rongqiniu Information Technology Co., Ltd., Beijing Rongdiandian Information Technology Co., Ltd. and the shareholders of Beijing Rongdiandian Information Technology Co., Ltd.

10.8		English translation of Form of Equity Pledge Agreement by and between Beijing Rongqiniu Information Technology Co., Ltd., Beijing Rongdiandian Information Technology Co., Ltd. and each shareholder of Beijing Rongdiandian Information Technology Co., Ltd.

10.9		English translation of Power of Attorney dated September 29, 2017 from the shareholders of Beijing Rongdiandian Information Technology Co., Ltd. to Beijing Rongqiniu Information Technology Co., Ltd.

10.10		English translation of Exclusive Business Cooperation Agreement dated August 25, 2017 by and between Beijing Rongqiniu Information Technology Co., Ltd. and Beijing Rongdiandian Information Technology Co., Ltd.

10.11	*	English translation of Baidu KA Online Promotion Service Framework Contract dated between Beijing Ronglian Shiji Information Technology Co., Ltd. and Beijing Wushuang Technology Co., Ltd.

21.1		Principal subsidiaries of the Registrant

Exhibit Number		Description of Document
23.1		Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm

23.2	*	Consent of Walkers (included in Exhibit 5.1)

23.3		Consent of Fangda Partners (included in Exhibit 99.2)

23.4		Consent of iResearch

23.5		Consent of Denny Lee

24.1		Powers of Attorney (included on signature page)

99.1		Code of Business Conduct and Ethics of the Registrant

99.2		Opinion of Fangda Partners regarding certain PRC law matters

*
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on October 20, 2017.

Jianpu Technology Inc.
By:	/s/ DAQING (DAVID) YE
	Name:	Daqing (David) Ye
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Daqing (David) Ye and Yilü (Oscar) Chen as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAQING (DAVID) YE Name: Daqing (David) Ye	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	October 20, 2017
/s/ YILÜ (OSCAR) CHEN Name: Yilü (Oscar) Chen	Chief Financial Officer (principal financial and accounting officer)	October 20, 2017
/s/ JIAYAN LU Name: Jiayan Lu	Director	October 20, 2017
/s/ CAOFENG LIU Name: Caofeng Liu	Director	October 20, 2017
/s/ CHENCHAO ZHUANG Name: Chenchao Zhuang	Director	October 20, 2017
/s/ JAMES QUN MI Name: James Qun Mi	Director	October 20, 2017

Signature	Title	Date

/s/ KUI ZHOU Name: Kui Zhou	Director	October 20, 2017
/s/ YUANYUAN FAN Name: Yuanyuan Fan	Director	October 20, 2017

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jianpu Technology Inc., has signed this registration statement or amendment thereto in New York on October 20, 2017.

Authorized U.S. Representative
By:	/s/ G. MANON
	Name:	G. Manon
	Title:	SOP Officer